Exhibit 10.1

CREDIT AGREEMENT
Dated as of March 26, 2019
among
CARBONITE, INC.,
as the Borrower,

The Several Lenders from Time to Time Party Hereto
and
BARCLAYS BANK PLC,
as the Administrative Agent and the Collateral Agent,

BARCLAYS BANK PLC,
CITIZENS BANK, N.A.,
RBC CAPITAL MARKETS1,
and
HSBC SECURITIES (USA), INC.,
as the Joint Lead Arrangers and Bookrunners

__________________________
1RBC Capital Markets is the brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

(continued)

(continued)

(continued)

9.15	Maintenance of Ratings	123
9.16	Lines of Business	123

Section 10.	Negative Covenants	123

10.1	Limitation on Indebtedness	123
10.2	Limitation on Liens	130
10.3	Limitation on Fundamental Changes	130
10.4	Limitations on Sale of Assets	132
10.5	Limitation on Restricted Payments	133
10.6	Limitation on Subsidiary Distributions	139
10.7	Consolidated Total Secured Debt to Consolidated EBITDA Ratio	141
10.8	Transactions with Affiliates	141

Section 11.	Events of Default	141

11.1	Payments	141
11.2	Representations, Etc.	142
11.3	Covenants	142
11.4	Default Under Other Agreements	142
11.5	Bankruptcy, Etc.	143
11.6	ERISA	144
11.7	Guarantee	144
11.8	Pledge Agreement	144
11.9	Security Agreement	144
11.10	Judgments	144
11.11	Change of Control	144
11.12	Remedies Upon Event of Default	144
11.13	Application of Proceeds	146
11.14	Equity Cure	146

Section 12.	The Agents	147

12.1	Appointment	147
12.2	Delegation of Duties	148
12.3	Exculpatory Provisions	148
12.4	Reliance by Agents	149
12.5	Notice of Default	149
12.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	149
12.7	Indemnification	150
12.8	Agents in Their Individual Capacities	151

(continued)

v

(continued)

SCHEDULES

Schedule 1.1	Commitments of Lenders
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 8.16	Mortgaged Properties
Schedule 9.13	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.8	Transactions with Affiliates
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G-1	Form of Promissory Note (Initial Term Loans and New Term Loans)
Exhibit G-2	Form of Promissory Note (Revolving Credit Loans)
Exhibit H	[Reserved]
Exhibit I‑1	Form of Non‑Bank Tax Certificate (For Non‑U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑2	Form of Non‑Bank Tax Certificate (For Non‑U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑3	Form of Non‑Bank Tax Certificate (For Non‑U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑4	Form of Non‑Bank Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	Form of Notice of Borrowing or Continuation or Conversion
Exhibit K	Form of Letter of Credit Request
Exhibit L-1	Form of Hedge Bank Designation
Exhibit L-2	Form of Cash Management Bank Designation
Exhibit M	Form of Compliance Certificate

CREDIT AGREEMENT
Credit Agreement, dated as of March 26, 2019, among Carbonite, Inc., a corporation organized under the laws of Delaware (the “Borrower”), the several lenders from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), the Letter of Credit Issuers from time to time party hereto and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined in this preamble and the recitals having the meaning provided in Section 1).
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 7, 2019 (the “Acquisition Agreement”), by and among the Borrower, Matterhorn Acquisitions, Inc. (“Merger Sub”), Webroot, Inc., a corporation organized under the laws of Delaware (the “Company”) and Shareholder Representative Services LLC, the Borrower will acquire, directly or indirectly, the outstanding equity interests of the Company (together with the other related transactions contemplated in the Acquisition Agreement to occur on the date of or substantially contemporaneously with the foregoing, the “Acquisition”);
WHEREAS, on the Closing Date, Merger Sub shall merge with and into the Company, with the Company surviving the merger and continuing as a wholly owned subsidiary of the Borrower;
WHEREAS, in connection with the foregoing, the Borrower has requested that (i) the Lenders extend credit in the form of Initial Term Loans made available to the Borrower on the Closing Date in an aggregate principal amount of $550,000,000, (ii) the Lenders extend credit in the form of Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $130,000,000 less the aggregate Letters of Credit Outstanding and Swingline Loans outstanding at such time, (iii) the Letter of Credit Issuer issue standby Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $15,000,000 and (iv) the Swingline Lender issue Swingline Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregated amount at any time outstanding not in excess of $15,000,000;
WHEREAS, on the Closing Date, (a) the proceeds of the Initial Term Loans will be used by the Borrower, together with (b) (i) up to $15,000,000 of the proceeds of the borrowing of the Revolving Credit Facility to fund certain Transaction Expenses and (ii) the proceeds of the borrowing of the Revolving Credit Facility (exclusive of Letter of Credit usage) to fund ordinary course working capital needs and (c) cash on hand, to effect the Acquisition, to consummate the Closing Date Refinancing and to pay Transaction Expenses; and
WHEREAS, the Lenders, the Letter of Credit Issuer and the Swingline Lender are willing to make available to the Borrower such Credit Facilities upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.Definitions.
1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“2022 Convertible Senior Notes” shall mean the Borrower’s 2.50% Convertible Senior Notes due 2022 issued pursuant to that certain Indenture, dated as of April 4, 2017, among the Borrower and U.S. Bank National Association, as trustee.
“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate or is not published, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent), (b) the sum of 0.50% per annum and the Federal Funds Effective Rate plus 1/2 of 1% (which, if negative, shall be deemed to be 0.00%), and (c) the sum of (x) the Adjusted LIBOR Rate calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) 1.00% per annum. Any change in the ABR due to a change in such rate determined by the Administrative Agent or in the Federal Funds Effective Rate or Adjusted LIBOR Rate shall take effect at the opening of business on the day of such change.
“ABR Loan” shall mean each Loan bearing interest based on the ABR.
“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, excluding Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” shall have the meaning provided in the recitals to this Agreement.
“Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.
“Adjusted LIBOR Rate” shall mean, with respect to any LIBOR Rate Borrowing for any Interest Period and for purposes of determining ABR, an interest rate per annum equal to the product of (i) the LIBOR Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that the Adjusted LIBOR Rate shall not be less than 0.00% per annum.
“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitment of all Defaulting Lenders.
“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.
“Administrative Agent” shall mean Barclays, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent Parties” and “Agent Party” shall have the meanings provided in Section 13.17(b).
“Agents” shall mean the Administrative Agent, the Collateral Agent and each Joint Lead Arranger and Bookrunner.
“Agreement” shall mean this Credit Agreement.
“AHYDO” shall have the meaning provided in Section 2.14(h)(i).
“Anti-Corruption Laws” shall have the meaning provided in Section 8.10(c).
“Anti-Money Laundering Laws” shall mean the Bank Secrecy Act, as amended by the Patriot Act, the Beneficial Ownership Regulation and any other similar laws or regulations concerning or relating to terrorism financing or money laundering.
“Applicable Margin” shall mean a percentage per annum equal to:
(i)(1) for LIBOR Loans that are Initial Term Loans, 3.75% per annum and (2) for ABR Loans that are Initial Term Loans, 2.75% per annum.
(ii)(A) until the delivery of the financial statements and the related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 9.1, (1) for LIBOR Loans that are Revolving Credit Loans, 3.25% per annum, and (2) for ABR Loans that are Revolving Credit Loans, 2.25% per annum, and (B) thereafter, the percentages per annum set forth in the table below based upon the Consolidated Total Secured Debt to Consolidated EBITDA Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1:

Pricing Level	Consolidated Total Secured Debt to Consolidated EBITDA Ratio	ABR Rate Revolving Credit Loans	Adjusted LIBOR Rate Revolving Credit Loans
I	> 3.75:1.00	2.75%	3.75%
II	< 3.75:1.00 and > 3.00	2.50%	3.50%
III	< 3.00:1.00 and > 2.25	2.25%	3.25%
IV	< 2.25:1.00	2.00%	3.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Secured Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date on which the applicable Compliance Certificate is received by the Administrative Agent pursuant to Section 9.1(d).

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of New Term Loans shall be the applicable percentages per annum set forth in the relevant Joinder Agreement, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (d) the Applicable Margin in respect of any Class of Refinancing Indebtedness that would constitute Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant agreement and (e) in the case of the Term Loans and any Class of New Term Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Total Secured Debt to Consolidated EBITDA Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Total Secured Debt to Consolidated EBITDA Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Margin for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Secured Debt to Consolidated EBITDA Ratio for such period and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Consolidated Total Secured Debt to Consolidated EBITDA Ratio shall be deemed to be (and shall be) due and payable, at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 11.5 has not occurred with respect to the Borrower, such shortfall shall be due and payable within five Business Days following the written demand thereof by the Administrative Agent and no Default or Event of Default shall be deemed to have occurred as a result of such non‑payment until the expiration of such five Business Day period. In addition, at the option of the Required Revolving Credit Lenders, at any time during which the Borrower shall have failed to deliver any of the Section 9.1 Financials by the applicable date required under Section 9.1 shall have occurred and be continuing, then the Consolidated Total Secured Debt to Consolidated EBITDA Ratio shall be deemed to be, with respect to clause (ii) above, in Pricing Level I for the purposes of determining the Applicable Margin (but only for so long as such failure continues, after which such ratio and Pricing Level and shall be determined based on the then existing Consolidated Total Secured Debt to Consolidated EBITDA Ratio).
“Approved Foreign Bank” shall have the meaning provided in the definition of the term “Cash Equivalents.”
“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Asset Sale” shall mean:
(i)    the sale, conveyance, transfer, or other disposition (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) and any issuance of Equity Interests of any Subsidiary, whether in a single transaction or a series of related transactions, of property or assets (whether tangible or intangible, including by way of a Sale Leaseback or asset securitization) (each, a “disposition”), of the Borrower or any Restricted Subsidiary, or
(ii)    a disposition of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(a)a disposition of Cash Equivalents or obsolete, worn out or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment in the ordinary course of business or any disposition of inventory or immaterial assets in the ordinary course of business;
(b)a disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.3(f);
(c)the Incurrence of Liens that are permitted to be Incurred pursuant to Section 10.2 or the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 10.5;
(d)any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than the greater of (a) $25,000,000 and (b) 2.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such disposition;
(e)a disposition by (1) a Restricted Subsidiary to the Borrower or (2) the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; provided that the aggregate amount of such dispositions from Credit Parties to Restricted Subsidiaries that are not Credit Parties shall not exceed, together with the aggregate amount of Investments pursuant to the proviso of clause (i) of the definition of "Permitted Investments", the greater of (a) $50,000,000 and (b) 4.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis);
(f)to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);
(h)(1) any settlement, release, or surrender of litigation claims or (2) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower or any Subsidiary or any of their successors or assigns;
(i)a disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business in connection with the compromise or settlement thereof or the conversion of accounts receivable to notes receivable;
(j)the licensing, cross-licensing or sub-licensing of Intellectual Property or other general intangibles (whether pursuant to franchise agreements or otherwise), in each case, in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiary taken as a whole;
(k)the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;
(l)a disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(m)the expiration, lapse or abandonment of Intellectual Property rights, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(n)a disposition of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;
(o)a disposition to the extent that (1) such asset or property is exchanged for credit against the purchase price of similar replacement asset or property that is promptly purchased or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement asset or property (which replacement asset or property is actually promptly purchased);
(p)leases, assignments, subleases, licenses, or sublicenses (other than in respect of Intellectual Property), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; and
(q)a disposition of non-core assets acquired in connection with, or resulting from, any Permitted Acquisition or Permitted Investment permitted hereunder after the Closing Date (including to obtain the approval of any applicable antitrust authority).
“Asset Sale Prepayment Event” shall mean any Asset Sale, subject to the Reinvestment Period allowed in Section 10.4; provided, further, that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $25,000,000 in any fiscal year of the Borrower, but then from all such Net Cash Proceeds.
“Assignment and Acceptance” shall mean (i) an assignment and acceptance substantially in the form of Exhibit F, or such other form as may be approved by the Administrative Agent and the Borrower, and (ii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent and the Borrower in accordance with Section 2.15(a).
“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by the Borrower, or any Subsidiary (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 13.6(h); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Subsidiaries may act as the Auction Agent.
“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller, the Vice President-Finance, General Counsel, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person, and shall also include, solely for purposes of notices given pursuant to ýSection 2, any other authorized officer of the applicable Credit Party so designated by any of the foregoing authorized officers in a written notice to the Administrative Agent.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).
“Available Amount” shall have the meaning provided in Section 10.5(a)(4)(iii).
“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment less (ii) the sum of the aggregate principal amount of, without duplication, (a) all Revolving Credit Loans then outstanding at such time, (b) the aggregate Letters of Credit Outstanding at such time and (c) the aggregate Swingline Exposure at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“Barclays” shall mean Barclays Bank PLC.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and in any event substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in, and subject to, Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” shall have the meaning set forth in the preamble to this Agreement.
“Borrower Materials” shall have the meaning provided in Section 13.17(b).
“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements, and payments in respect of any such LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including Capitalized Software Expenditures, website development costs, website content development costs, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, subject to Section 1.12.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (as in effect as of December 31, 2018, notwithstanding any modification or interpretive change thereto after the Closing Date, and without giving effect to any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect)), subject to Section ý1.12.
“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.
“Cash Collateral” shall have a meaning correlative to the immediately succeeding paragraph and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of the Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree in their sole discretion, other credit support.
“Cash Equivalents” shall mean:
(i)Dollars,
(ii)(a) Euros, Pounds Sterling, Yen, Swiss Francs, Canadian Dollars, Australian Dollars or (b) local currencies held from time to time in the ordinary course of business,
(iii)securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any Participating Member State or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such entity, in each case with average maturities of 12 months or less from the date of acquisition,
(iv)certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances, in each case with average maturities of 12 months or less from the date of acquisition, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000,
(v)repurchase obligations for U.S, Treasury securities entered into with any commercial bank or primary dealer in U.S, Treasury securities, meeting the qualifications specified in clause (iv) above,
(vi)commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, respectively, from the date of creation thereof and (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another comparable nationally recognized rating agency), respectively, issued by any industrial or financial issuer, in each case with average maturities of 90 days or less from the date of creation thereof,

(vii)marketable short‑term money market and similar securities having a rating of at least “P‑2” or “A‑2” from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another comparable nationally recognized rating agency), respectively, in each case with average maturities of 24 months or less from the date of acquisition,
(viii)readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another comparable nationally recognized rating agency), in each case with average maturities of 270 days or less from the date of acquisition,
(ix)[reserved],
(x)solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case with average maturities of 90 days or less from the date of acquisition, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short‑term commercial paper rating from S&P is at least “A‑1” or the equivalent thereof or from Moody’s is at least “P‑1” or the equivalent thereof (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another comparable nationally recognized rating agency) (any such bank being an “Approved Foreign Bank”), in each case with average maturities of 90 days or less from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,
(xi)in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, in each case with the ratings described in such clauses, and
(xii)    investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (i) through (xi) of this definition.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts unless those currencies are required to fund local expenses denominated in those currencies in the normal course of business, for a period of up to 30 days following receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under GAAP.
“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement with the Borrower or any Restricted Subsidiary, (i) is an Agent or a Lender or an Affiliate of an Agent

or a Lender and (ii) is designated by the Borrower as a “Cash Management Bank” by written notice to the Administrative Agent substantially in the form of Exhibit L-2 or such other form reasonably acceptable to the Administrative Agent.
“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, employee credit card programs, electronic funds transfer services or e-payables, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, lockbox, remote deposit and other collection services, return items, and interstate depository network services), (iii) any other demand deposit, zero balance or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (iv) and other services related, ancillary or complementary to the foregoing.
“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which any Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds $25,000,000 in any fiscal year of the Borrower, but then from all such Net Cash Proceeds.
“CFC” shall mean a direct or indirect Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” shall mean a direct or indirect Domestic Subsidiary of the Borrower substantially all of the assets of which consist (directly or indirectly) of Capital Stock, Stock Equivalents or Capital Stock, Stock Equivalents and Indebtedness of one or more Foreign Subsidiaries that are CFCs.
“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender, Letter of Credit Issuer, L/C Participant or Swingline Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III, in each case regardless of the date enacted, adopted or issued.
“Change of Control” shall mean and be deemed to have occurred if (i) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act), shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 40% thereof or (ii) at any time, a Change of Control (or equivalent term) with respect to Indebtedness in an aggregate principal amount in excess of $30,000,000 has occurred. For purposes of this definition, (a) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act, (b) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (c) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Increased Revolving Credit Loans, Extended Revolving Credit Loans (of the same Extension Series), Initial Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series) or Replacement Term Loans (of the same Series) and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Increased Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), an Initial Term Loan Commitment or a New Term Loan Commitment. For the avoidance of doubt, each Extended Revolving Credit Loan is of a different Class than the Revolving Credit Loan from which it was converted, each Extended Revolving Credit Commitment is of a different Class than the Revolving Credit Commitment from which it was converted, and each Extended Term Loan is of a different Class than the Class or Classes of Term Loan from which it was converted.
“Closing Date” shall mean March 26, 2019.
“Closing Date Refinancing” shall mean the repayment, repurchase, redemption, defeasance or other discharge of Indebtedness Incurred pursuant to the Existing Credit Agreements and the termination and release of any security interests and guarantees in connection therewith.
“Closing Date Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Total Secured Debt to Consolidated EBITDA Ratio shall be less than or equal to 4.00:1.00.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.
“Collateral Agent” shall mean Barclays, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9, and any Affiliate or designee of Barclays, may act as the Collateral Agent under any Credit Document.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean:
(a)until the delivery of the financial statements and the related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 9.1, a rate per annum equal to 0.35%; and
(b)thereafter, the percentages per annum set forth in the table below based upon the Consolidated Total Secured Debt to Consolidated EBITDA Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1:

Pricing Level	Consolidated Total Secured Debt to Consolidated EBITDA Ratio	Commitment Fee Rate
I	> 3.75:1.00	0.40%
II	< 3.75:1.00 and > 3.00	0.35%
III	< 3.00:1.00 and > 2.25	0.30%
IV	< 2.25:1.00	0.25%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated Total Secured Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date the applicable Compliance Certificate is received by the Administrative Agent pursuant to Section 9.1(d).
Notwithstanding the foregoing, (a) the Commitment Fee Rate in respect of any Class of Extended Revolving Credit Commitments or any Extended Revolving Credit Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment and (b) the Commitment Fee Rate in respect of any Class of Refinancing Indebtedness that would constitute Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant agreement.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Total Secured Debt to Consolidated EBITDA Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Commitment Fee Rate that is less than that which would have been applicable had the Consolidated Total Secured Debt to Consolidated EBITDA Ratio been accurately determined, then, for all purposes of this Agreement, the Commitment Fee Rate for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Secured Debt to Consolidated EBITDA Ratio for such period and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Consolidated Total Secured Debt to Consolidated EBITDA Ratio shall be deemed to be (and shall be) due and payable at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 11.5 has not occurred with respect to the Borrower, such shortfall shall be due and payable within five Business Days following the written demand thereof by the Administrative Agent and no Default or Event of Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five Business Day period. In addition, at the option of the Required Revolving Credit Lenders, at any time during which the Borrower shall have failed to deliver any of the Section 9.1 Financials by the applicable date required under Section 9.1, then the Consolidated Total Secured Debt to Consolidated EBITDA Ratio shall be deemed to be in Pricing Level I for the purposes of determining the Commitment Fee Rate (but only for so long as such failure continues, after which such ratio and Pricing Level and shall be determined based on the then existing Consolidated Total Secured Debt to Consolidated EBITDA Ratio).
“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, New Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitment or Increased Revolving Credit Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 13.17.
“Company” shall have the meaning provided in the preamble to this Agreement.
“Company Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement (without giving effect to any modifications, amendments or express waivers or consents thereto without the consent of the Joint Lead Arrangers and Bookrunners).
“Company Representations” shall mean the representations and warranties made by the Company with respect to the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or one of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition without any liability) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Compliance Certificate” shall mean a certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(d) (and substantially in the form of Exhibit M) for the applicable Test Period.
“Compliance Period” shall mean any period during which the sum of the aggregate principal amount of (a) all Revolving Credit Loans (including Swingline Loans) and (b) all Letters of Credit Outstanding (without giving effect to the proviso in the definition of Stated Amount) (excluding (i) Cash Collateralized Letters of Credit and (ii) non-Cash Collateralized Letters of Credit in an aggregate amount not to exceed $5,000,000) at such time exceeds 30.0% of the amount of the Total Revolving Credit Commitment as of such date; provided that, notwithstanding the foregoing, no Compliance Period shall be in effect prior to the period ending June 30, 2019.
“Confidential Information” shall have the meaning provided in Section 13.16.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated as of March 7, 2019.
“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person and such Restricted Subsidiaries for such period:

(i)	increased (without duplication) by:

(a)
provision for taxes based on income, revenue or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, in each case to the extent deducted (and not added back) in computing Consolidated Net Income, plus

(b)
Consolidated Interest Expense of such Person for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (as determined on a mark to market basis and as reported in accordance with accounting guidance provided by ASC 815) and (2) costs of surety bonds in connection with financing activities), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus

(d)
any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, or the Incurrence of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not consummated and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the Incurrence of the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the offering of the Credit Documents and any other credit facilities, or debt issuances, and (3) any amendment or other modification of the Loans hereunder or other

Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e)
any other non-cash charges, including any write offs, write downs, expenses, losses or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) or other items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(f)
the amount of (i) any net income (loss) attributable to non-controlling interests in any Restricted Subsidiary that is not a Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income (which, for the avoidance of doubt, shall be calculated to lower the amount of any add-back under this clause (f) to the extent of any negative Net Income), excluding cash distributions in respect thereof to the extent included in Consolidated Net Income for such period and (ii) any ordinary course dividend, distribution or other similar payment paid in cash and received from any Person in excess of amounts included in clause (v) of the definition of “Consolidated Net Income”, plus

(g)
any extraordinary, unusual or non-recurring losses or expenses (including costs of legal settlements, fines, judgments or orders) and one-time costs incurred in connection with acquisitions and investments (including travel and out-of-pocket costs, professional fees for legal, accounting and other services), human resource costs (including relocation bonuses) and restructuring costs (including recruiting costs and employee severance), in each case reducing Consolidated Net Income, plus

(h)	[reserved], plus

(i)
business optimization expenses and other restructuring charges and non-recurring charges, reserves or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans) start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, the effect of inventory optimization programs, facility openings and closures, facility consolidations, integration costs, retention or completion bonuses, systems establishment costs, contract termination costs, future lease commitments, excess pension charges, signing costs, transition costs, severance, relocation costs, or curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), any employer portion of payroll, social security, unemployment or similar Taxes relating to any of the foregoing; provided that the aggregate amount added back pursuant to this clause (i) and clause (j) shall not cumulatively exceed 25% of Consolidated EBITDA for any Test Period (with such calculation being made after giving effect to any increase pursuant to this clause (i) and clause (j) and, for the avoidance of doubt, after giving Pro Forma Effect to any such action or transaction); plus

(j)
the amount of reasonably identifiable and factually supportable “run-rate” cost savings, operating expense reductions, operating enhancements and other synergies that are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, operating enhancements and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operating enhancements or synergies had been realized on the first day of such period); provided that the aggregate amount added back pursuant to this clause (i) and clause (j) shall not cumulatively exceed 25% of Consolidated EBITDA for any Test Period (with such calculation being made after giving effect to any increase pursuant to this clause (i) and clause (j) and, for the avoidance of doubt, after giving Pro Forma Effect to any such action or transaction), plus

(k)
any costs or expense Incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds do not constitute an Excluded Contribution, are excluded from the calculation set forth in Section 10.5(a)(iii) and have not been relied on for purposes of any Incurrence of Indebtedness pursuant to Section 10.1(l)(i), plus

(l)
the amount of expenses relating to payments made to option, phantom equity or profits interest holders of the Borrower or any of its Restricted Subsidiaries in connection with, or as a result of, any distribution being made to equity holders of such Person, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equity holders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and expenses relating to distributions made to equity holders of such Person resulting from the application of Financial Accounting Standards Codification Topic 718- Compensation - Stock Compensation (formerly Financial Accounting Standards Board Statement No. 123 (Revised 2004)), in each case to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds do not constitute an Excluded Contribution, are excluded from the calculation set forth in Section 10.5(a)(iii) and have not been relied on for purposes of any Incurrence of Indebtedness pursuant to Section 10.1(l)(i), plus

(m)
cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(n)
to the extent not already included in calculating Consolidated Net Income, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption, plus

(o)	net increase in Deferred Revenue, plus

(p)	to the extent not already included in calculating Consolidated Net Income, any losses resulting from the early extinguishment of Indebtedness, any Hedge Agreements or other derivative instruments;

(ii)	decreased by (without duplication):

a)
non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non‑cash gains are deducted pursuant to this clause (ii) for any previous period and not otherwise added back to Consolidated EBITDA,

Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein, plus

b)	any extraordinary, unusual or non-recurring gains, plus

c)	net decrease in Deferred Revenue,

(iii)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and

(b)
any net gain or loss resulting in such period from Hedging Obligations for which an election was made to utilize hedge accounting treatments in the application of Financial Accounting Standards Codification Topic 815-Derivatives and Hedging (ASC 815) (formerly Financial Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.

For the avoidance of doubt:

(i)
to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,

(ii)
to the extent not included in Consolidated Net Income, there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) (in the case of this clause (ii) without duplication of amounts increasing Consolidated Net Income pursuant to clause (iv) of the definition thereof); and

(iii)
to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, to the extent permitted under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.
Notwithstanding anything to the contrary set forth in this Agreement, for purposes of making quarterly calculations for each period set forth in the table below, Consolidated EBITDA shall, in each case, be deemed to be the amount set forth below opposite such period (the “EBITDA Plug Numbers”):

Fiscal Quarter ended March 31, 2018	$29,650,000
Fiscal Quarter ended June 30, 2018	$37,900,000
Fiscal Quarter ended September 30, 2018	$40,890,000
Fiscal Quarter ended December 31, 2018	$39,570,000

“Consolidated Interest Expense” shall mean the sum of cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and the interest component in net costs under hedging agreements, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815-Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d)  any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (e) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (f) penalties and interest relating to taxes, (g) accretion or accrual of discounted liabilities not constituting Indebtedness, (h) [reserved], (i) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (j) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions, any acquisition or Investment permitted hereunder, all as calculated on a consolidated basis.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and on an after-tax basis to the extent appropriate, and otherwise determined in accordance with GAAP; provided that, without duplication,
(i)subject to the provisions set forth in Section 1.3, the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, shall be excluded,
(ii)any gain (loss) or the effect of any gain (loss) (less all fees and expenses relating thereto) on or attributable to (as determined in good faith by the board of directors of the Borrower) asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations shall be excluded,
(iii)[reserved],

(iv)the Net Income for such period of any Person that is not the Borrower or a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period (provided that for purposes of Section 10.5(a)(iii), such amounts shall increase Consolidated Net Income solely to the extent not increasing the Available Amount pursuant to clauses (B) through (F) thereof),
(v)solely for the purpose of determining the amount available for Restricted Payments under clause (4)(iii)(A) of Section 10.5(a) the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equity holders, unless such restriction with respect to the payment of dividends or similar distributions (a) has been legally waived, or otherwise released, (b) is imposed pursuant to this Agreement and other Credit Documents, Permitted Debt Exchange Notes, Incremental Loans, or Permitted Other Indebtedness, or (c) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein, shall be excluded (provided that for purposes of Section 10.5(a)(iii), such amounts shall increase Consolidated Net Income solely to the extent not increasing the Available Amount pursuant to clauses (B) through (F) thereof),
(vi)effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 - Business Combinations and Topic 350 - Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any other acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(vii) (a) any effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to (1) Indebtedness, (2) intercompany balances, (3) other balance sheet items and (4) to Hedging Obligations (as applicable to Hedge Obligations for which hedge accounting treatment has been elected) pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,
(viii)any impairment charge, asset write-off, or write-down pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 - Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement No. 144) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded,
(ix)(a) any non-cash compensation expense recorded from or in connection with any share-based compensation arrangements including stock appreciation or similar rights, phantom equity, stock options, restricted stock, capital or profits interests or other rights to officers, directors, managers, or employees and (b) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(x)any fees and expenses Incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs Incurred during such period as a result of any such transaction shall be excluded,
(xi)the effect of accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP shall be excluded,
(xii)to the extent covered by insurance or indemnification and actually reimbursed, losses and expenses with respect to liability or casualty events or business interruption shall be excluded, and
(xiii)any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.
“Consolidated Total Debt” shall mean, as of any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of third party Indebtedness for borrowed money, Capitalized Lease Obligations, debt obligations evidenced by promissory notes and similar instruments and purchase money obligations (excluding, for the avoidance of doubt, Hedging Obligations); provided that Consolidated Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings hereunder; provided further that the effects of pushdown accounting shall be excluded.
“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries (other than the proceeds of any Consolidated Total Debt being Incurred at such time) to (ii) Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of determination, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Pro Forma Basis.
“Consolidated Total Secured Debt” shall mean Consolidated Total Debt secured by a Lien on the Collateral (but without regard to the control of remedies) securing the Obligations.
“Consolidated Total Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Secured Debt as of such date of determination, minus unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (other than the proceeds of any Consolidated Total Debt being Incurred at such time) to (ii) Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of determination, in each case with such pro forma adjustments to Consolidated Total Secured Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Pro Forma Basis.
“Consolidated Working Capital” shall mean, at any date, the excess of (i) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (ii) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding

(for purposes of both clauses (i) and (ii) above), without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Loans and Letter of Credit Exposure and Capital Leases to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) any liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (f) the effects from applying purchase accounting, (g) any accrued professional liability risks, (h) restricted marketable securities, and (i) deferred revenue reflected within current liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred and (B) shall exclude (I) the impact of non‑cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.
“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contract Consideration” shall have the meaning provided in clause (f) of the definition of “Excess Cash Flow.”
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Extension Amendment, each Permitted Repricing Amendment, the Guarantees, the Security Documents, any documents or certificates executed by the Borrower in favor of the Letter of Credit Issuer relating to any Letter of Credit and any promissory notes issued by the Borrower pursuant hereto.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and/or the issuance of a Letter of Credit (and any amendment that increases the Stated Amount or extends the expiry date thereof).
“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.
“Credit Party” shall mean the Borrower and the Guarantors.
“Cure Amount” shall have the meaning provided in Section 11.14.

“Cure Right” shall have the meaning provided in Section 11.14.
“Debt Incurrence Prepayment Event” shall mean any issuance or Incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or Incurred under Section 10.1 other than Section 10.1(w)(i)).
“Declined Proceeds” shall have the meaning provided in Section 5.2(f).
“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(c).
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.
“Deferred Net Cash Proceeds” shall have the meaning provided in the definition of the term “Net Cash Proceeds.”
“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided in the definition of the term “Net Cash Proceeds.”
“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act; provided that each such Delaware LLC shall constitute a separate Person hereunder.
“Deferred Revenue” shall mean income that constitutes advance payments or unearned revenue and that is recorded on the consolidated balance sheet of the Borrower as a liability until the applicable services are rendered or produced are delivered.
“Derivative Counterparty” shall have the meaning provided in Section 13.16.
“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanctions (as of the date of this agreement, Cuba, Iran, North Korea, the Crimean region, and Syria).
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.
“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or

Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.
“disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.
“Disqualified Lenders” shall mean such Persons (i) that have been specified in writing to the Administrative Agent and the Joint Lead Arrangers and Bookrunners by the Borrower as being Disqualified Lenders prior to March 7, 2019, (ii) who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than any such Affiliate that is a bona fide Fund) that are either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name. Notwithstanding the foregoing, (x) each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender and (y) any such designation of a Disqualified Lender may not apply retroactively to disqualify any Person that has previously acquired an assignment or participation in any Credit Facility.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.
“Distressed Person” shall have the meaning provided in the definition of the term Lender-Related Distress Event.
“Dollars” and “$” shall mean dollars in lawful currency of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of Incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “ABR floor,” (a) to the extent that the Adjusted LIBOR Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Adjusted LIBOR Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, investigation, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (but only to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (but only to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.
“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Borrower (excluding Disqualified Stock), other than: (i) public offerings with respect to the Borrower’s common stock registered on Form S-8, (ii) issuances to any Subsidiary of the Borrower, (iii) any such public or private sale that constitutes an Excluded Contribution and (iv) any Cure Amount.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA (or Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii)  the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any

Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430(i)(4)(A) of the Code or Section 303(i)(4)(A) of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan or the Incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the Incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability on the Credit Party or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:
(i)the sum, without duplication (in each case, for the Borrower and the Restricted Subsidiaries on a consolidated basis), of:
(a)Consolidated Net Income for such period,
(b)an amount equal to the amount of all non-cash charges, including, without limitation, depreciation, amortization and stock based compensation, to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,
(c)decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),
(d)an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,
(e)cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income,
(f)increases in current and non-current deferred revenue to the extent deducted or not included in arriving at such Consolidated Net Income, and

(g)extraordinary gains actually received in cash;
less (ii) the sum, without duplication, of:
(a)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, cash charges to the extent excluded in arriving at such Consolidated Net Income, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,
(b)the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capitalized Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5 and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, except in each case to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or the Restricted Subsidiaries, but excluding (A) all other prepayments of Term Loans (in each case, including purchases of Term Loans by the Borrower and its Subsidiaries at or below par offered on a pro rata basis to all Term Lenders of a Class and Dutch auctions offered on a pro rata basis to all Term Lenders of a Class in which case the amount of voluntary prepayments of Term Loans shall be deemed not to exceed the actual cash purchase price of such Term Loans at or below par) and all voluntary prepayments of Permitted Other Indebtedness (secured by a Lien on the Collateral ranking pari passu with the Liens on the Collateral securing the Obligations) and (B) all prepayments of Revolving Credit Loans and Swingline Loans (and any other revolving loans (unless there is an equivalent permanent reduction in commitments thereunder)) made during such period,
(c)an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(d)increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such increases arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),
(e)the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,
(f)without duplication of the amounts set forth in clause (i) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions, but excluding Permitted Investments of the type described in clauses (i) and (ii) of the definition thereof) made during such period constituting Permitted Investments or made pursuant to Section 10.5 to the extent that such Investments were not financed with the proceeds received from (1) the issuance or incurrence of long-term Indebtedness or (2) issuance of Capital Stock,
(g)the aggregate amount of capital expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,
(h)without duplication of amounts deducted from Excess Cash Flow in other periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash capital expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1), relating to Permitted Acquisitions (or other Investments), Capital Expenditures, or acquisitions of Intellectual Property or other assets and, in the case of clause (2), relating to Capital Expenditures, to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or Incurrence of long-term Indebtedness or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or other Investments), Capital Expenditures, or acquisitions of Intellectual Property or other assets during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, as at the end of such period of four consecutive fiscal quarters,
(i)the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,
(j)cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income,
(k)decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income,
(l)extraordinary losses actually paid in cash, and
(m)the aggregate amount of permitted regularly scheduled dividends actually paid in cash, in each case to the extent that such dividends were not financed with the proceeds received from (1) the issuance or incurrence of long-term Indebtedness or (2) issuance of Capital Stock.
“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to a certificate of a principal financial Authorized Officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 10.5(a)(iii) and Section 10.1(l); provided that (i) any non-cash assets shall qualify only if acquired by a parent of the Borrower in an arm’s-length transaction within the six months prior to such contribution and (ii) no Cure Amount shall constitute an Excluded Contribution.
“Excluded Property” shall have the meaning set forth in the Security Agreement.
“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock and Stock Equivalents of any (a) Foreign Subsidiary or (b) CFC Holding Company, any Voting Stock or Stock Equivalents of any class of such Foreign Subsidiary or such CFC Holding Company in excess of 65% of the outstanding Voting Stock of such class, (iii) any Capital Stock or Stock Equivalents of any direct or indirect Subsidiary of a Foreign Subsidiary or a CFC Holding Company, (iv) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained) after giving effect to the applicable anti assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, (v) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of Permitted Lien or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party (other than any consensus requirement which are ineffective under the Uniform Commercial Code or other applicable law); provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly owned Subsidiary) to any Contractual Requirement governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction); provided that any such Contractual Requirement exists at the time such Person becomes a Subsidiary and was not created in contemplation of excluding the pledge of such Capital Stock or Stock Equivalents under the Credit Documents, (vi) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) any Capital Stock or Stock Equivalents that are margin stock, and (viii) any Capital Stock and Stock Equivalents of any Subsidiary that is an Unrestricted Subsidiary, a captive insurance Subsidiary or any special purpose entity.
“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on (x) a consolidated basis with its Restricted Subsidiaries, if determined on the Closing Date by reference to the Historical Financial Statements or (y) a consolidated basis with its Restricted Subsidiaries, if determined after the Closing Date by reference to the financial statements delivered to the Administrative Agent pursuant to Section 9.1(a) and (b)) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly‑Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non‑Wholly‑Owned Restricted Subsidiary), (iii) any CFC Holding Company, (iv) any direct or indirect Subsidiary of a Foreign Subsidiary or a CFC Holding Company, (v) any Foreign Subsidiary, (vi) each Subsidiary that is prohibited by any applicable Contractual Requirement or Requirements of Law (to the extent existing on the Closing Date or, if later, the date it becomes a Restricted Subsidiary and in each case, not entered into in contemplation hereof) from guaranteeing or granting Liens to secure the Obligations and for so long as such restriction or any replacement or renewal thereof is in effect or would require third-party or governmental (including regulatory) consent, approval, license or authorization to guarantee or grant such Liens to secure the Obligations (unless such consent, approval, license or authorization has been received), (vii) [reserved], (viii) each Subsidiary with respect to which, as reasonably determined by the Borrower in consultation with the Administrative Agent, providing such a Guarantee would result in material adverse tax consequences, (ix) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (x) each Unrestricted Subsidiary, (xi) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (xiii) each captive insurance company or any special purpose entity; provided, however, that notwithstanding the foregoing, any Subsidiary that owns or has an exclusive license from a third party to use any Intellectual Property material to the business of the Credit Parties and the Restricted Subsidiaries taken as a whole shall not be an Excluded Subsidiary.
“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(e) and (d) any withholding Taxes imposed under FATCA .
“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.
“Existing Credit Agreements” shall mean (x) that certain Amended and Restated Credit Agreement, dated as of March 17, 2017 (as amended, amended and restated or otherwise modified prior to the Closing Date), among the Company and Wells Fargo Bank, National Association and (y) that certain Credit Agreement, dated as of March 19, 2018 (as amended, amended and restated or otherwise modified prior to the Closing Date), among the Borrower, the lenders from time to time party thereto, and Silicon Valley Bank, as administrative agent.
“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(h)(ii).
“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Term Loan Class” shall have the meaning provided in Section 2.14(h)(i).
“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).
“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h)(ii).
“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(h)(ii).
“Extended Revolving Credit Loan Maturity Date” shall mean the date on which any tranche of Extended Revolving Credit Loans matures.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).
“Extended Term Loans” shall have the meaning provided in Section 2.14(h)(i).
“Extending Lender” shall have the meaning provided in Section 2.14(h)(iii).
“Extension Amendment” shall have the meaning provided in Section 2.14(h)(iv).
“Extension Date” shall have the meaning provided in Section 2.14(h)(v).
“Extension Election” shall have the meaning provided in Section 2.14(h)(iii).
“Extension Request” shall mean a Term Loan Extension Request.
“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.
“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” shall have the meaning provided in Section 8.10(c).
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; provided, further, that if the Federal Funds Effective Rate would otherwise be negative, it shall be deemed to be 0% per annum.
“Fee Letter” shall mean the Amended and Restated Fee Letter, dated as of February 26, 2019 and delivered in respect of the Credit Facilities.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations that are secured by Liens on the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Obligations.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance

Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) primarily for the benefit of employees outside of the United States and is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer or Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations or Swingline Loans, as applicable, other than L/C Obligations or Swingline Loans, as applicable, as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Fee” shall have the meaning provided in Section 4.1(d).
“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.
“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans.
“GAAP” shall mean, subject to the limitations set forth in Section 1.3, generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Borrower elects to apply IFRS for all purposes of this Agreement and the other Credit Documents, in lieu of GAAP, upon any such election, references herein or in any other Credit Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided, further, that (1) any such election once made shall be irrevocable (and shall be made only once), (2) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give written notice of any such IFRS election to the Administrative Agent concurrently with such election. For the avoidance of doubt, solely making an IFRS election (without any other action) referred to in this definition will not be treated as an Incurrence in Indebtedness. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Guarantee” shall mean (i) the Guarantee made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent.
“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (i) the Borrower (other than in respect of its own Obligation), (ii) each Subsidiary of the Borrower that is party to the Guarantee on the Closing Date and (iii) each Subsidiary of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10 or otherwise; provided that in no event shall any Excluded Subsidiary be required to be a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary).
“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, waste or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics, by any Environmental Law.
“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,

or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Bank” shall mean any Person that, (i) (a)  at the time it enters into a Hedge Agreement with the Borrower or any Restricted Subsidiary, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into on or prior to the Closing Date is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date and (ii) is designated by the Borrower as a “Hedge Bank” by written notice to the Administrative Agent substantially in the form of Exhibit L-1 or such other form reasonably acceptable to the Administrative Agent. For the avoidance of doubt, any Hedge Bank under clause (i)(a) above shall continue to be a Hedge Bank with respect to the applicable Hedge Agreement even if it ceases to be a Lender, an Agent or an Affiliate of a Lender or an Agent after the date on which it entered into such Hedge Agreement.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.
“Historical Financial Statements” shall mean (i) the audited consolidated balance sheets of the Company and the Restricted Subsidiaries as at June 30. 2016, June 30, 2017 and June 30, 2018, and the related audited consolidated statements of operations and comprehensive income and cash flows of the Company and its Subsidiaries for the fiscal years ended June 30. 2016, June 30, 2017 and June 30, 2018 and (ii) the unaudited interim consolidated balance sheets of the Company and its Subsidiaries for the fiscal quarters ending September 30, 2018 and December 31, 2018 and the related unaudited consolidated statements of operations and comprehensive income and cash flows for such quarters.
“HMT” shall have the meaning provided in the definition of the term “Sanctions.”
“Impacted Interest Period” shall have the meaning provided clause (i) of the definition LIBOR Rate.
“Impacted Loans” shall have the meaning provided in Section 2.10(a).
“Increased Amount Date” shall have the meaning provided in Section 2.14(a)
“Increased Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).
“Increased Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).
“Increased Revolving Credit Maturity Date” shall mean the date on which any tranche of Revolving Credit Loans made pursuant to the Lenders’ Increased Revolving Credit Commitments matures.
“Incremental Loans” shall have the meaning provided in Section 2.14(c).
“Incur” and “Incurrence” shall have the meanings provided in Section 10.1.
“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d)  representing the net obligations under any Hedging Obligations, in each case, if and to the extent that any of the foregoing Indebtedness would constitute indebtedness or liability in accordance with GAAP, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such

Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business, (2)  prepaid or deferred revenue arising in the ordinary course of business, (3) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (4) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (5) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (6) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (7) accrued expenses and royalties or (8) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5(a).
“Indemnified Person” shall have the meaning provided in Section 13.5(a).
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.
“Initial Revolving Credit Commitments” shall have the meaning provided in the definition of the term Revolving Credit Commitment.
“Initial Revolving Credit Lenders” shall mean a Lender with an Initial Revolving Credit Commitment or an outstanding Revolving Credit Loan.
“Initial Term Loan” shall mean the Term Loans made pursuant to Section 2.1(a).
“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $550,000,000.
“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.
“Initial Term Loan Maturity Date” shall mean (x) if the Springing Maturity Condition does not apply, March 26, 2026 or and (y) if the Springing Maturity Condition does apply, the Springing Maturity Date (or, in either case, if such date is not a Business Day, the immediately preceding Business Day).
“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).
“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA.
“Intellectual Property” shall have the meaning set forth in the Security Agreement.
“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Interpolated Rate” shall mean, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBOR Rate for the longest period (for which that LIBOR

Rate is available in Dollars) that is shorter than the applicable Impacted Interest Period and (b) the LIBOR Rate for the shortest period (for which that LIBOR Rate is available in Dollars) that exceeds the applicable Impacted Interest Period, in each case, at such time; provided that, if the Interpolated Rate shall be less than zero, such rate shall be deemed to be 0.00% per annum for purposes of this Agreement.
“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) (including any investment to a Delaware Divided LLC pursuant to a Delaware LLC Division) in the form of loans (including     guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, cash management, tax and/or accounting operations Indebtedness (other than indebtedness for borrowed money) made in the ordinary course of business and consistent with past practices.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Credit Party in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).
“IRS” shall mean the United States Internal Revenue Service.
“Investment Grade Rating” shall mean a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized rating agency.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” as published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request and any other document, agreement and instrument entered into by the applicable Letter of Credit Issuer and the Borrower (or any other Restricted Subsidiary) or in favor of the applicable Letter of Credit Issuer and relating to such Letter of Credit.
“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A, which may include additional provisions to ensure fungibility of the Loans and to provide for mechanics for borrowings in currencies other than Dollars.
“Joint Lead Arrangers and Bookrunners” shall mean Barclays, Citizens Bank, N.A., RBC Capital Markets and HSBC Securities (USA) Inc.
“Junior Debt” shall mean any (i) unsecured Indebtedness, (ii) Indebtedness secured by a Lien on the Collateral on a junior basis to the Liens securing the Obligations and (iii) Subordinated Indebtedness.
“Junior Secured Ratio Debt” shall have the meaning provided in Section 10.1.
“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“L/C Facility Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 13.13 or Rule 3.14 of the International Standby Practices (ISP98), Article 29 of the Uniform Customs and Practice for Documentary Credits (UCP600), or similar terms expressed in the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit at such time.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“L/C Sublimit” shall mean $15,000,000.
“LCT Election” shall have the meaning provided in Section 1.12(b).
“LCT Test Date” shall have the meaning provided in Section 1.12(b).
“Lender” or “Lenders” shall have the meanings provided in the preamble to this Agreement.
“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any Incurrence of Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect with respect to its funding obligations under this Agreement or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action; provided that no Lender Default shall occur solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender or parent company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), other than via an Undisclosed Administration, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such

Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1.
“Letter of Credit Commitment” shall mean the amount set forth opposite such Letter of Credit Issuer’s name on Schedule 1.1, as may be reduced from time to time pursuant to Section 3.1.
“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Letter of Credit Issuers pursuant to Section 3.4(a)).
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean (a) the Initial Revolving Credit Lenders listed on Schedule 1.1 hereto as of the Closing Date and any of their Affiliates or branches and any replacement, additional issuer or successor pursuant to Section 3.6; provided that the initial Revolving Credit Lenders shall only be required to issue standby Letters of Credit. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit K or another form which is acceptable to the Letter of Credit Issuer in its reasonable discretion.
“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit to the extent undrawn and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.
“LIBOR” shall have the meaning provided in the definition of the term “LIBOR Rate.”
“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
“LIBOR Rate” shall mean,

(i)
for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the offered rate administered by ICE Benchmark Administration (“LIBOR”) or successor rate, which rate is approved by the Administrative Agent, on the applicable Reuters screen page (or such other commercially available source providing such quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if the LIBOR Rate shall not be available at such time for such

Interest Period (an “Impacted Interest Period”), then the LIBOR Rate shall be the Interpolated Rate; and

(ii)
for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, determined on such date for Dollar deposits with a term of one month commencing that day; provided that if there is an Impacted Interest Period, then the LIBOR Rate shall be the Interpolated Rate; provided, further, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease, or a license, sub-license or cross-license to constitute a Lien.
“Limited Condition Transaction” shall mean any transaction by one or more of the Borrower and its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidity” at any time, shall mean the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries at such time and (b) the Available Commitment at such time.
“Loan” shall mean any Revolving Credit Loan, Term Loan or any other loan made by any Lender pursuant to this Agreement.
“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.
“Master Agreement” shall have the meaning provided in the definition of the term Hedge Agreements.
“Material Adverse Effect” shall mean a circumstance or condition that, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the business, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 2.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xiv) of the definition of “Excluded Subsidiary”) have, in the aggregate, total assets at the last day of such Test Period equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable; provided, however, that notwithstanding the foregoing, any Subsidiary that owns or has an exclusive license from a third party to use any Intellectual Property material to the business of the Credit Parties and the Restricted Subsidiaries, taken as a whole, shall constitute a Material Subsidiary.
“Maturity Carveout Amount” shall mean the greater of $35,000,000 and 2.75% of Consolidated Total Assets for the most recently ended Test Period.
“Maturity Date” shall mean the Initial Term Loan Maturity Date, the New Term Loan Maturity Date, the Revolving Credit Maturity Date, the Increased Revolving Credit Maturity Date, the maturity date of an Extended Term Loan or the Extended Revolving Credit Loan Maturity Date, as applicable.
“Maximum Incremental Facilities Amount” shall mean, at any date of determination, (i) the sum of (a) $150,000,000 and (b) (x) the aggregate amount of voluntary prepayments of any Term Loans secured on a pari passu basis with the Obligations (in each case, including purchases of any such Term Loans by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Term Loans shall be deemed not to exceed the actual cash purchase price of such Term Loans at or below par) and (y) the aggregate amount of voluntary prepayments of any Revolving Credit Loans to the extent accompanied by the corresponding permanent termination or reduction of the Revolving Credit Commitments and Increased Revolving Credit Commitments in each case of the foregoing subclauses (x) and (y) of this clause (b), other than from proceeds of the Incurrence of long‑term Indebtedness, plus (ii) an amount such that, after giving effect to the Incurrence of such amount, the Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition or Permitted Investment, but excluding any concurrent Incurrence of Indebtedness pursuant to clause (i) above) with the Closing Date Secured Leverage Test (including for this purpose the full amount of any Increased Revolving Credit Commitments (assuming such commitments are drawn in full) and not netting the proceeds of the Incurrence of any Indebtedness); provided that, in the case of determining capacity to Incur Permitted Other Indebtedness that is unsecured or secured on a junior basis to the First Lien Obligations, the applicable test under this clause (c) shall instead be the Total Leverage Test, minus (iii) the sum of (a) the aggregate principal amount of New Term Loan Commitments Incurred or Increased Revolving Credit Commitment obtained pursuant to Section 2.14(a) in reliance on clause (i) of this definition prior to such date and (b) the aggregate principal amount of Permitted Other Indebtedness issued or Incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(i) in reliance on clause (i) of this definition prior to such date.
“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.
“MFN Protection” shall have the meaning set forth in the proviso to Section 2.14(d)(iii).
“Minimum Borrowing Amount” shall mean: (a) with respect to a Borrowing of a Revolving Credit Loan, $500,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (b) with respect to a Borrowing of an Initial Term Loan, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the outstanding amount of all L/C Obligations.
“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property for the benefit of the Collateral Agent and the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such terms and provisions as may be required by applicable local laws.
“Mortgaged Property” shall mean, initially, each parcel of fee owned real estate and the improvements thereto owned in fee by a Credit Party and identified on Schedule 8.16, and each other fee owned parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.13.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.
“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any Incurrence of Permitted Other Indebtedness, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received and excluding any interest payments) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such Prepayment Event or Incurrence of Permitted Other Indebtedness, as the case may be, less (ii) the sum of (without duplication):
(a)the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or reasonably estimated to be payable by the Borrower or any of its Restricted Subsidiaries, in connection with such Prepayment Event or Incurrence of Permitted Other Indebtedness;
(b)in the case of any Asset Sale Prepayment Event or Permitted Sale Leaseback, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event and (2) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction;
(c)in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event;
(d)in the case of any Asset Sale Prepayment Event or Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to so reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period and such proceeds are actually so reinvested prior to the end of 180 day period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i);
(e)in the case of any Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to non-controlling interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof;
(f)in the case of any Asset Sale Prepayment Event or Permitted Sale Leaseback, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiary receives cash in an amount equal to the amount of such reduction; and
(g)all fees and out-of-pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of Permitted Other Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses Incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees);
in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.
“New Loan Commitments” shall have the meaning provided in Section 2.14(a).
“New Term Loan” shall have the meaning provided in Section 2.14(c).
“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).
“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).
“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.
“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).
“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).
“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Credit Party Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).
“Non‑U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party (or in the case of any Secured Cash Management Agreement or Secured Hedge Agreement, any Restricted Subsidiary) arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan, Letter of Credit or Swingline Loan or under any Secured Cash Management Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.
“OFAC” shall have the meaning provided in Section 8.10(a).
“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments and Extended Revolving Credit Commitments, other than any Increased Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).
“Other Convertible Notes” shall have the meaning provided in Section 10.1(aa).
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.7).
“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Participating Member State” shall mean any member state of the European Union that adopts or has adopted Euros as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patriot Act” shall have the meaning provided in Section 13.18.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” shall mean any “employee benefit pension plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of Permitted Investment.
“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that (i) any cash or Cash Equivalents received must be applied in accordance with Section 10.4, (ii) no Event of Default shall have occurred and be continuing or would result therefrom after giving thereto and (iii) to the extent Collateral is so disposed of, then within ninety (90) days after any such exchange (or such later date as the Collateral Agent may agree), the Collateral Agent shall have a perfected Lien on the property received having the same priority as any Lien held by the Collateral Agent on the Related Business Assets exchanged.
“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).
“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).
“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).
“Permitted Investments” shall mean:
(i)any Investment in the Borrower or Restricted Subsidiary; provided that any Investments from Credit Parties to Restricted Subsidiaries that are not Credit Parties shall not exceed, together with any dispositions pursuant to the proviso in clause (e) of the “Asset Sale” definition, the greater of $50,000,000 and 4.0% of Consolidated Total Assets;
(ii)any Investment in cash or Cash Equivalents at the time such Investment is made;
(iii)(a) any transactions or Investments otherwise made in connection with the Transactions and in accordance with the Acquisition Agreement (without giving effect to any modifications, amendments or express waivers or consents that are materially adverse to the Lenders in their capacities as such without the consent of the Joint Lead Arrangers and Bookrunners) and (b) any Investment (a “Permitted Acquisition”) by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment, (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or series of transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; provided that (A) in the event a portion of the acquired entities or assets are not related or ancillary to the business of the Borrower or its Restricted Subsidiaries, the portion of consideration attributable to such entities or assets shall not exceed $10,000,000)), (B) if (1) such Investment is made in compliance with Requirements of Law, (2) such Investment is not made on a hostile basis, (3) the liabilities assumed in connection with such Investment do not result in a Material Adverse Effect, (4) the Borrower is in Pro Forma Compliance, calculated as of the last day of the most recently ended Test Period, with (I) during a Compliance Period, a Consolidated Total Secured Debt to Consolidated EBITDA Ratio 0.25:1.00 lower than the ratio required pursuant to Section 10.7 at such time and (II) the Total Leverage Test, (5) no Event of Default has occurred and is continuing or would result as a consequence of such Investment, (6) in the case of any such Investment where the consideration paid by the Borrower or its Restricted Subsidiaries exceeds $50,000,000, the Borrower has delivered to the Administrative Agent (I) an executed copy of the applicable purchase agreement within five Business Days of signing, (II) to the extent available to the Borrower, the most recent quarterly and annual financials of the target and (III) a Compliance Certificate giving Pro Forma Effect to the Investment and (7) the portion of the consideration attributable to entities or assets that do not constitute Guarantors or Collateral, as applicable, shall not exceed the greater of $50,000,000 and 4.0% of Consolidated Total Assets;
(iv)any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;
(v)(a) any Investment existing or committed to on the Closing Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment) as in effect on the Closing Date;
(vi)any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of the Borrower of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(vii)Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services;
(viii)[reserved];
(ix)Investments the payment for which consists of Equity Interests of the Borrower (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 10.5(a)(iii) or constitute an Excluded Contribution;
(x)Guarantee Obligations of Indebtedness permitted to be Incurred under Section 10.1 and Investments to the extent constituting Permitted Liens;
(xi)[reserved];
(xii)Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;
(xiii)additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $125,000,000 and (b) 75.0% of Consolidated

EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(xiv)[Reserved];
(xv)advances to, or guarantees of Indebtedness of, employees not in excess of $5,000,000;
(xvi) (a) loans and advances to officers, directors, managers, and employees for business-related travel expenses, moving expenses, and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower, (b) promissory notes received from equity holders of the Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Borrower and the Subsidiaries and (c) advances of payroll payments to employees in the ordinary course of business;
(xvii)Investments consisting of extensions of trade credit in the ordinary course of business;
(xviii)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(xix)non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired;
(xx)Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or advances made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, licensors and licensees in the ordinary course of business;
(xxi)the licensing and contribution of Intellectual Property pursuant to joint development, joint venture or marketing arrangements with other Persons, in the ordinary course of business;
(xxii)contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;
(xxiii)additional Investments in joint ventures or Restricted Subsidiaries that are not Guarantors having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xxiii) that are at that time outstanding, not to exceed the greater of (a) $50,000,000 and (b) 4.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(xxiv)[reserved];
(xxv)Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Restricted Subsidiary in accordance with this definition of “Permitted Investments”, Section 10.3 and Section 10.5 after the Closing Date and existing on the date of such acquisition, merger, or consolidation to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(xxvi)Investments consisting of the settlement, redemption, repurchase, net share settlement or other acquisition of the 2022 Convertible Senior Notes or the Other Convertible Notes; provided that, (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (ii) if such Investment is consummated during any Compliance Period, the Borrower shall be in Pro Forma Compliance with Section 10.7 calculated as of the last day of the most recently ended Test Period and (iii) determined on a Pro Forma Basis, Liquidity shall be no less than $20,000,000.
Notwithstanding anything to the contrary in the foregoing, in no event shall any Investment consisting of Intellectual Property material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, in any Person that is not a Credit Party or a Restricted Subsidiary be deemed a Permitted Investment or a Restricted Investment permitted by Section 10.5.
“Permitted Liens” shall mean, with respect to any Person:
(i)pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case, Incurred in the ordinary course of business;
(ii)Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, and mechanics’ Liens, in each case, Incurred in the ordinary course of business and for sums not yet overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(iii)Liens for taxes, assessments, or other governmental charges, not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or are not required to be paid pursuant to Section 8.11;
(iv)Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;
(v)minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties in each case which were not Incurred in connection with Indebtedness and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(vi)Liens securing Junior Secured Ratio Debt and Indebtedness permitted to be outstanding pursuant to clause (d), (r), (w), ý(x) or (y) of Section ý10.1; provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than the assets owned by the Restricted Subsidiaries that are not Guarantors Incurring such Indebtedness; (c) in the case of Liens on the Collateral securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations pursuant to this clause (vi), any Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of the first such issuance of Permitted Other Indebtedness constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into a customary "pari passu" intercreditor agreement reasonably satisfactory to the Administrative Agent and (2) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to a customary "pari passu" intercreditor agreement reasonably satisfactory to the Administrative Agent; and (d) in the case of Liens on the Collateral securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations pursuant to this clause (vi), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (x) in the case of first such issuance of Permitted Other Indebtedness that do not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into a customary "junior lien" intercreditor agreement reasonably satisfactory to the Administrative Agent and (y) in the case of subsequent issuances of Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become party to a customary "junior lien" intercreditor agreement reasonably satisfactory to the Administrative Agent; without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the customary intercreditor agreement contemplated by this clause (vi);
(vii)Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (a) $1,000,000 individually or (b) $5,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 10.2) shall only be permitted if set forth on Schedule 10.2, and, in each case, any modifications, replacements, renewals, refinancings or extensions thereof that do not extend to secure additional property;
(viii)Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations Incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);
(ix)Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition, merger, consolidation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations Incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);
(x)Liens on property of any Restricted Subsidiary that is not a Credit Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Credit Party, in each case, to the extent permitted under Section 10.1;
(xi)Liens on cash and Cash Equivalents securing Hedging Obligations and Cash Management Services permitted by Section 10.1(j), so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services (for the avoidance of doubt, as this clause (xi) relates to Hedging Obligations, the aggregate obligations shall be measured on a mark to market basis per the guidance specified in ASC 815); provided that the aggregate obligations secured by Liens pursuant to this clause (xi) shall not exceed $10,000,000;
(xii)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;
(xiii)leases, subleases, licenses, or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(xiv)Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xv)Liens granted by any Restricted Subsidiary that is not a Credit Party in favor of the Borrower or any other Guarantor;
(xvi)Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(xvii)Liens in an amount not to exceed $50,000,000, which may be utilized to secure any Indebtedness incurred pursuant to clause (l)(ii) of Section 10.1 on a junior basis to the Obligations pursuant to a customary "junior lien" intercreditor agreement reasonably satisfactory to the Administrative Agent;
(xviii)Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses  (vi), (vii), (viii), (x) (to the extent any such refinancing, refunding, extension, renewal or replacement Indebtedness is of Restricted Subsidiaries that are not Credit Parties), (ix), of this definition of “Permitted Liens”; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (x) or (ix) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;

(xix)deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;
(xx)[reserved];
(xxi)Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.10;
(xxii)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xxiii)Liens (a) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business and not given in connection with any Indebtedness, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(xxiv)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(xxv)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;
(xxvi)Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance or Incurrence of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(xxvii)Liens (a) solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;
(xxviii)rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(xxix)restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with in all material respects;
(xxx)security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(xxxi)zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii)Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xxxiii)Liens arising under the Security Documents;
(xxxiv)Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries in favor of the provider of such letter of credit;
(xxxv)with respect to any joint venture, customary rights of first refusal and tag, drag and similar rights pursuant to its organizational documents;
(xxxvi)Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;
(xxxvii) with respect to any Foreign Subsidiary, other Liens arising mandatorily by any Requirements of Law applicable thereto;
(xxxviii)[reserved]; and
(xxxix)with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the Title Policy covering such Mortgaged Property and the matters disclosed in any survey delivered to the Collateral Agent with respect to such Mortgaged Property to the extent such matters are reasonably acceptable to the Administrative Agent or are otherwise expressly permitted by Section 10.2 (other than pursuant to this clause (xxxix)).
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.
“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (i) be unsecured, (ii) have the same lien priority as the First Lien Obligations (without regard to control of remedies); provided that if such Permitted Other Indebtedness is in the form of secured first lien term loans, then such Permitted Other Indebtedness shall be subject to any applicable MFN Protection as if such loans were New Term Loans, or (iii) be secured by a Lien ranking junior to the Liens securing the First Lien Obligations), in each case issued or Incurred by the Borrower or a Guarantor, (a)  the terms of which do not provide for any mandatory repayment, or redemption or sinking fund obligations prior to, at the time of Incurrence, the Latest Term Loan Maturity Date (other than, in each case, customary offers or obligations to repurchase or repay upon a change of control, excess cash flow sweep, asset sale, or casualty or condemnation event, AHYDO payments and customary acceleration rights after an event of default), (b) of which no financial maintenance covenant is added for the benefit of any such Indebtedness unless such financial maintenance covenant is added for the benefit of any such Indebtedness unless such financial maintenance covenant is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or Incurrence of such Indebtedness (it being understood that (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of the remaining outstanding Loans or (2) no consent shall be required by the Administrative Agent or any of the Lenders if any covenants are only applicable after the Latest Term Loan Maturity Date), (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor, (d) that, if secured, is not secured by a lien on any assets of the Borrower or its Subsidiaries other than the Collateral and (e) (i) the applicable maturity date of all Permitted Other Indebtedness shall be no earlier than the Initial Term Loan Maturity Date and (ii) the weighted average life to maturity of all Permitted Other Indebtedness shall be no shorter than the weighted average life to maturity of the then existing Initial Term Loans (calculated without giving effect to any prepayments of the Initial Term Loans).
“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement, or mortgage) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.
“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or Incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.
“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).
“Permitted Other Provision” shall have the meaning provided in Section 2.14(h)(i).
“Permitted Repricing Amendment” shall have the meaning provided in Section 13.1.
“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (a) $25,000,000 and (b) 2.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the Incurrence of such Sale Leaseback, the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.
“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate (solely with respect to any Pension Plan) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Planned Expenditures” shall have the meaning provided in the definition of the term Excess Cash Flow.
“Platform” shall have the meaning provided in Section 13.17(a).

“Pledge Agreement” shall mean the Pledge Agreement entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.
“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event, or any Permitted Sale Leaseback.
“primary obligation” shall have the meaning provided such term in the definition of the term “Contingent Obligations”.
“primary obligor” shall have the meaning provided such term in the definition of the term “Contingent Obligations”.
“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Permitted Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) other than as set forth in the definition of Maximum Incremental Facilities Amount, any Incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA (including the caps in clause (i) and (j) thereof) and give effect to operating expense reductions and operating enhancements that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Borrower or any of the Restricted Subsidiaries, (3) factually supportable and (4) projected by Borrower in good faith to result from actions either taken or expected to be taken with 12 months of the date of determination of such action.
“Pro Forma Entity” shall have the meaning provided in the definition of the term Acquired EBITDA.
“Pro Forma Financial Statements” shall have the meaning provided in Section 6.11.
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Projections” shall have the meaning provided in Section 9.1(c).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.
“Real Estate” shall have the meaning provided in Section 9.1(f).
“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document.

“refinance” shall have the meaning provided in Section 10.1(m).
“Refinanced Term Loans” shall have the meaning provided in Section 13.1.
“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).
“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reimbursement Obligations” shall mean the Borrower’s obligation to reimburse Unpaid Drawings pursuant to Section 3.4(a).
“Reinvestment Period” shall mean one year following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback.
“Rejection Notice” shall have the meaning provided in Section 5.2(f).
“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors, partners, equity holders and other representatives of such Person and their respective successors and assigns and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into or migration through the environment.
“Removal Effective Date” shall have the meaning provided in Section 12.9(b).
“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.
“Replacement Term Loans” shall have the meaning provided in Section 13.1.
“Reportable Event” shall mean any “reportable event”, as defined in Section 4043 (c) of ERISA, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to DOL Reg. § 4043.
“Repricing Transaction” shall mean (i) the Incurrence by the Borrower of any Indebtedness in the form of a term B loan that is broadly marketed or syndicated to banks and other institutional investors (a) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type, but excluding Indebtedness Incurred in connection with a Change of Control, Transformative Acquisition or Transformative Disposition and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (ii) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change of Control, Transformative Acquisition or Transformative Disposition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.
“Required Lenders” shall mean, at any date, (i) two or more unaffiliated Non-Defaulting Lenders (or if there are no two unaffiliated Non-Defaulting Lenders at such time, the Lenders) having or holding a majority of the sum of (a) the Adjusted Total Revolving Credit Commitment (exclusive of Swingline Commitments) at such date (or Revolving Credit Loans if Total Revolving Credit Commitments are terminated), (b) the Adjusted Total Term Loan Commitment at such date and (c) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (ii) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, two or more unaffiliated Non-Defaulting Lenders (or if there are no two unaffiliated Non-Defaulting Lenders at such time, the Lenders) having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment (exclusive of Swingline Commitments) at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).
“Required Term Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Term Loan Commitment at such date and (ii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.
“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payments” shall have the meaning provided in Section 10.5(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).
“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2).
“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1 under the caption “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $130,000,000 on the Closing Date (the “Initial Revolving Credit Commitments”), as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding and (ii) such Lender’s Letter of Credit Exposure and Swingline Exposure at such time.
“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time and the provisions herein related to the Revolving Credit Loans, Swingline Loans and Letters of Credit.
“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment, Increased Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.
“Revolving Credit Loan” shall mean, collectively or individually as the context may require, (i) any loan made under Section 2.1(b), (ii) any Extended Revolving Credit Loan made pursuant to utilization of Extended Revolving Credit Commitments established under Section 2.14(i) and (iii) any Increased Revolving Credit Loan made pursuant to utilization of Increased Revolving Credit Commitments established under Section 2.14(a).
“Revolving Credit Maturity Date” shall mean (x) if the Springing Maturity Condition does not apply, March 26, 2024 or and (y) if the Springing Maturity Condition does apply, the Springing Maturity Date (or, in either case, if such date is not a Business Day, the immediately preceding Business Day).
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated or no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.
“S&P” shall mean S&P Global Ratings or any successor by merger or consolidation to its business.
“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.
“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered, or enforced by the government of the United States (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union (or its member states), Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(h)(iv).
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”. Notwithstanding anything to the contrary, a Hedge Agreement entered into by a Restricted Subsidiary shall remain a Secured Hedge Agreement notwithstanding that such Restricted Subsidiary is subsequently designated an Unrestricted Subsidiary (but not any Hedge Agreement entered into after the date of such designation), unless otherwise agreed between such Restricted Subsidiary and Hedge Bank.
“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.
“Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Total Secured Debt to Consolidated EBITDA Ratio shall be less than or equal to 5.50:1.00.
“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, the Swingline Lender and each Lender, each Hedge Bank that is party to any Secured Hedge Agreement with the Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Restricted Subsidiary and each sub‑agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.
“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Security Agreement” shall mean the Security Agreement entered into by the Borrower and the Guarantors party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.
“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the Mortgages, if any, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.9, 9.10, or 9.12 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.
“Series” shall have the meaning provided in Section 2.14(a).

“Similar Business” shall mean any business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental, or ancillary thereto.
“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis; (iii) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv)  the Borrower and its Subsidiaries, on a consolidated basis, have not Incurred and do not intend to Incur, or believe that they will Incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(h)(ii).
“Specified Representations” shall mean the representations and warranties with respect to the Borrower and the Guarantors set forth in Sections 8.1(a), 8.2 (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 8.3(c) (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 8.5, 8.7, 8.17, 8.18, and in Section 3.2(a) and (b) of the Security Agreement and Section 4(d) of the Pledge Agreement.
“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), any asset sale, Incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, New Term Loan, Increased Revolving Credit Commitment, or other event or action that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“Springing Maturity Condition” shall mean, with respect to the Term Loan Facility or Revolving Credit Facility, as applicable, (x) the 2022 Convertible Senior Notes and the Other Convertible Notes (if any) have not been repurchased (and cancelled), redeemed, defeased, repaid, satisfied and discharged or refinanced before the Springing Maturity Date with permitted Indebtedness maturing at least 91 days after the Initial Term Loan Maturity Date or Revolving Credit Maturity Date, as applicable, (y) the maturity date applicable to the 2022 Convertible Senior Notes and the Other Convertible Notes (if any), has not been extended beyond the date that is 91 days after the Initial Term Loan Maturity Date or Revolving Credit Maturity Date, as applicable, and (z) Liquidity as of the Springing Maturity Date does not equal or exceed the sum of (A) the aggregate amount required to be paid to redeem the 2022 Convertible Senior Notes and the Other Convertible Notes (if any) at such time plus (B) $20,000,000.

“Springing Maturity Date” shall mean, with respect to the Term Loan Facility or Revolving Credit Facility, as applicable, the date that is 91 days prior to the maturity date with respect to the 2022 Convertible Senior Notes or the Other Convertible Notes (if any).
“SPV” shall have the meaning provided in Section 13.6(g).
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the amount available thereunder, the Stated Amount shall be deemed to be the maximum amount available under such Letter of Credit after giving effect to all such increases, whether or not such maximum amount that may be drawn at such time.
“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject to Eurocurrency Liabilities (as defined in Regulation D of the Board). LIBOR Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.
“Subject Lien” shall have the meaning provided in Section 10.2(a).
“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.
“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of each Swingline Lender to make Swingline Loans.
“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean (a) Barclays, in its capacity as lender of Swingline Loans hereunder and (b) each Revolving Credit Lender that shall have become a Swingline Lender hereunder as provided in Section 2.17(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.17(e)), each in its capacity as a lender of Swingline Loans hereunder.
“Swingline Loan” shall mean a Loan made pursuant to Section 2.17.
“Swingline Sublimit” shall mean $15,000,000.
“Taxes” shall mean any and all present or future direct or indirect taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.
“Term Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.
“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, New Term Loan Commitment with respect to any Series and Replacement Term Loan Commitment with respect to any Series.
“Term Loan Extension Request” shall have the meaning provided in Section 2.14(h)(i).
“Term Loan Facility” shall mean, at any time, the aggregate amount of the Term Lenders’ Term Loan Commitments at such time and the provisions herein related to the Term Loan.
“Term Loans” shall mean the Initial Term Loans, any New Term Loans, any Replacement Term Loans, and any Extended Term Loans, collectively.
“Termination Date” shall mean the date on which the Commitments have terminated and each Letter of Credit has terminated or been Cash Collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than contingent indemnity obligations as to which no valid demand has been made, Secured Hedge Obligations, Secured Cash Management Obligations and Letters of Credit Cash Collateralized in accordance with the terms of this Agreement), are paid in full.
“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination and (other than for purposes of Section 10.7) for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters as at the end of which financial statements are available pursuant to Section 6.11, and in each case, subject to the EBITDA Plug Numbers).
“Title Policy” shall have the meaning provided in Section 9.13(c).
“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date), (ii) the Total Term Loan Commitment at such date and (iii) without duplication of clause (ii), the aggregate outstanding principal amount of all Term Loans at such date.
“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be less than or equal to 6.00:1.00.
“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.
“Total Term Loan Commitment” shall mean the sum of (i) prior to the funding of Initial Term Loans on the Closing Date, the Initial Term Loan Commitments and (ii) the New Term Loan Commitments, if applicable, of all the Lenders.
“Transaction Expenses” shall mean any fees, costs, or expenses Incurred or paid by the Borrower or any of its Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Acquisition, the Closing Date Refinancing and the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Agreement and the payment of the fees and expenses Incurred in connection with any of the foregoing (including the Transaction Expenses)).
“Transferee” shall have the meaning provided in Section 13.6(e).
“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Transformative Disposition” shall mean any disposition by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such disposition or (ii) if permitted by the terms of the Credit Documents immediately prior to the consummation of such disposition, would not provide the Borrower and the Restricted Subsidiaries with a durable capital structure following such consummation, as determined by the Borrower acting in good faith.
“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Undisclosed Administration” shall mean in relation to a Lender or its parent entity the appointment of an administrator, conservator, receiver, receiver manager, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent entity is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.
The board of directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that:

(a)	such designation complies with Section 10.5; and

(b)	immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.
The board of directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such redesignation, (i) no Event of Default shall have occurred and be continuing and (ii) such redesignated Unrestricted Subsidiary shall be in compliance with Section 10.1, 10.2 and 10.5 after giving effect to the incurrence of Indebtedness, Liens and Investments thereof.
Any such designation by the board of directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the board resolution giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.
“U.S.” and “United States” shall mean the United States of America.
“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).
“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person; provided that, any Subsidiary that ceases to be a Wholly-Owned Subsidiary as a result of (x) the disposition or issuance of Equity Interests to a Person that is not an unaffiliated third party of such Subsidiary or (y) any transaction entered into primarily in contemplation of such Subsidiary constituting an Excluded Subsidiary shall be deemed to be a Wholly-Owned Subsidiary, notwithstanding such disposition, issuance or transaction.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” shall mean “to and including”.
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(i)    All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof shall mean the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.
1.3    Accounting Terms.
(a)Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.
(b)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated Total Secured Debt to Consolidated EBITDA Ratio, the Closing Date Secured Leverage Test, the Secured Leverage Test and the Total Leverage Test shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c)Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such combination shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.
1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
1.5    References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.
1.6    Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 2.14, Section 9, Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts Incurred, outstanding, or proposed to be Incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 2.14 or Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Restricted Investment is Incurred or after such Asset Sale or Restricted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be Incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt or Consolidated Total Secured Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.
1.7    Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of LIBOR Rate or with respect to any comparable or successor rate thereto.
1.8    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.9    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10    Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.
1.11    Compliance with Certain Sections. In the event that any Lien, Investment or Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Sections 10.1, 10.2 or 10.5 (with respect to Investments), respectively, or any definition incorporated therein, then, such transaction (or portion thereof) at any time shall be allocated to one or more of such clause, subsection or underlying defined term within the relevant sections as determined by the Borrower in its sole discretion at such time.
1.12    Pro Forma and Other Calculations.
(a)For purposes of calculating the Consolidated Total Secured Debt to Consolidated EBITDA Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this clause (a), then the Consolidated Total Secured Debt to Consolidated EBITDA Ratio, and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period. Notwithstanding anything to the contrary herein, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Consolidated Total Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent Incurrence, except that Incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 10.1 or Section 10.2. In connection with the Incurrence of any Indebtedness pursuant to Section 2.14, the definition of Required Lenders, Required Revolving Credit Lenders and Required Term Lenders shall be calculated on a Pro Forma Basis in accordance with this Section 1.12, Section 2.14 and the definition of Maximum Incremental Facilities Amount (except (i) to the extent the Incurrence of such Indebtedness is not permitted pursuant to Section 2.14 without giving effect to such Pro Forma Basis calculation, (ii) with respect to any amendment to or modification of the MFN Protection and (iii) with respect to any amendment to or modification of Section 5.1(b) or any defined term used therein).
(b)Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense enhancements and operating expense reductions resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings, operating expense enhancements and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a “prime rate” or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(i)determining compliance with any provision of the Credit Documents which requires the calculation of the Consolidated Total Secured Debt to Consolidated EBITDA Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio;
(ii)determining the accuracy of representations and warranties in Section 8 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11; or
(iii)testing availability under baskets set forth in the Credit Documents (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”) (it being understood and agreed that the Borrower may elect to revoke any LCT Election in its sole discretion), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that, for the purpose of determining whether a Default or Event of Default shall have occurred and be continuing under Section 11, such condition shall be deemed to be satisfied only to the extent that on the date of consummation of the relevant transaction or action, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Investments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the Limited Condition Transaction has been consummated or the definitive agreement with respect thereto has been terminated or expires. Notwithstanding the foregoing, for purposes of determining the permissibility of any Restricted Payment (other than a Restricted Investment) in connection with any Limited Condition Transaction, any determination of any basket, threshold or ratio (including compliance with Section 10.7 on a Pro Forma Basis) shall be calculated on both a Pro Forma Basis and without giving effect to such Limited Condition Transaction and the transactions entered into in connection therewith.
(c)Notwithstanding anything to the contrary in this Section 1.12, to the extent permitted under GAAP, no Pro Forma Effect shall be given to any discontinued operations of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.
(d)Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination for which Section 9.1 Financials have been delivered. Notwithstanding anything to the contrary herein, (a) to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 9.1, such calculation shall use the latest financial statements delivered pursuant to Section 6.11.
(e)All leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 31, 2018 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capital Leases.
(f)Except as otherwise specifically provided herein, all computations of Consolidated Total Assets, Available Amount, Consolidated Total Secured Debt to Consolidated EBITDA Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) and all computations and all definitions (including accounting terms) used in determining compliance with Section 10.7 shall be calculated, in each case, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis.
1.13    LIBOR Rate Successor. If the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that (i) adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period, including, without limitation, because the LIBOR Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 13.1, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders so long as the Administrative Agent shall not have received written notice from the Required Lenders stating that such Required Lenders object to such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of LIBOR Rate Loans, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.
Section 2.    Amount and Terms of Credit.
2.1    Commitments.
(a)Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans denominated in Dollars (each, an “Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $550,000,000. Such Term Loans (i) may, at the option of the Borrower, be Incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid (without premium or penalty other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitment. On the Initial Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.
(b)Subject to and upon the terms and conditions set forth herein each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower from its applicable lending office (each, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be Incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and prepaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Credit Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Credit Loans at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Credit Loans at such time exceeding the aggregate Revolving Credit Commitments with respect to such Class; provided that, notwithstanding the foregoing, the aggregate amount of Revolving Credit Loans made on the Closing Date shall not exceed $15,000,000, plus an amount sufficient to fund original issue discount or upfront fees required to be funded on the Closing Date (to the extent provided for in the Fee Letter, other than the “Upfront Fee” under the heading “Bank Facilities Fees”), plus amounts to fund ordinary course working capital and working capital adjustments.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of (i) Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof and (ii) Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof. More than one Borrowing may be Incurred on any date; provided that at no time shall there be outstanding more than ten (10) Borrowings of LIBOR Loans that are Term Loans or more than five (5) Borrowings of LIBOR Loans that are Revolving Credit Loans (at the discretion of the Borrower).
2.3    Notice of Borrowing.
(a)The Borrower shall give the Administrative Agent at the Administrative Agent’s Office prior to 12:00 p.m. (New York City time) at least one Business Day’s prior written notice in the case of a Borrowing of Initial Term Loans to be made on the Closing Date if such Initial Term Loans are to be LIBOR Loans or ABR Loans. Such notice (a “Notice of Borrowing”, each substantially in the form of Exhibit J) shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which shall be the Closing Date) and (C) whether the Term Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. Each Swingline Loan shall be an ABR Borrowing. If no Interest Period with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3(a) (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.
(b)Whenever the Borrower desires to Incur Revolving Credit Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 11:00 a.m. (New York City time) at least three Business Days’ prior written notice of each Borrowing of Revolving Credit Loans that are LIBOR Loans and (ii) prior to 10:00 a.m. (New York City time) on the day of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of such Borrowing (which shall be a Business Day), (C) whether such Borrowing shall consist of ABR Loans or LIBOR Loans that are Revolving Credit Loans and, with respect to Revolving

Credit Loans that are to include LIBOR Loans, the Interest Period to be initially applicable thereto and (D) the Borrower’s name and account number at the depository institution where funds will be distributed. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.
(c)Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
2.4    Disbursement of Funds.
(a)No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the Administrative Agent for the purpose of consummating the Transactions.
(b)Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account of the Borrower designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to 12:00 noon (New York City time) on the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then‑applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5    Repayment of Loans; Evidence of Debt.
(a)The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term Loan Lenders, no later than 12:00 p.m. (New York City time) on the Initial Term Loan Maturity Date, the then outstanding Initial Term Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, no later than 1:00 p.m. (New York City time), on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders with Extended Revolving Credit Loans, on each Extended Revolving Credit Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans.
(b)The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term Loan Lenders, (i) on the last Business Day of each of March, June, September and December, commencing with the fiscal quarter ending on June 30, 2019 (each such date, an “Initial Term Loan Repayment Date”), a principal amount of Term Loans equal to the initial aggregate outstanding principal amount of the Initial Term Loans made on the Closing Date multiplied by 0.25% and (ii) on the Initial Term Loan Maturity Date, any remaining outstanding amount of Initial Term Loans (the repayment amounts in clauses (i) and (ii) above, each, an “Initial Term Loan Repayment Amount”).
(c)In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each, a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement and subject to any upward adjustment of amortization of other Term Loans to ensure fungibility with the other Term Loans. In the event that any Increased Revolving Credit Loans are made, such Increased Revolving Credit Loans shall, subject to Section 2.14(e), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(h), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Extended Revolving Credit Loans are established, such Extended Revolving Credit Loans shall, subject to Section 2.14(h), be repaid by the Borrower in the amounts and on the Extended Repayment Dates set forth in the applicable Extension Amendment.
(d)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(e)The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, New Term Loan, Revolving Credit Loan, Swingline Loan or Increased Revolving Credit Loan, the Type of each Loan made, the names of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(f)The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that, in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any Lender, the Swingline Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(g)The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable, evidencing the Initial Term Loans, New Term Loans and/or Revolving Credit Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
2.6    Conversions and Continuations.
(a)Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount for Term Loans of one Type or at least the Minimum Borrowing Amount for Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent prior written notice at the Administrative Agent’s Office prior to 12:00 noon (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to LIBOR Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) 10:00 a.m. (New York City time) on the proposed day of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit J) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a LIBOR Loan, the Borrower shall be deemed to have continued their Loans as LIBOR Loans for an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans. This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.6(a), the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
2.7    Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then‑applicable Initial Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then‑applicable New Term Loan Commitments or Replacement Term Loan Commitments. It is understood and agreed that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder, and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.
2.8    Interest.
(a)The unpaid principal amount of each ABR Loan (including each Swingline Loan) shall bear interest from the date of the Borrowing thereof until repaid (whether at maturity, by acceleration, by voluntary prepayment or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.
(b)The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until repaid (whether at maturity, by acceleration, by voluntary prepayment or otherwise) at a rate per annum that shall at all times be the Applicable Margin for LIBOR Loans plus the Adjusted LIBOR Rate.
(c)If an Event of Default has occurred and is continuing under Section 11.1 or Section 11.5 hereto, if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% per annum or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% per annum from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(d)Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.
(e)All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six month period (or if approved by all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a longer or shorter period).
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then such Interest Period shall expire on the immediately preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.
2.10    Increased Costs, Illegality, Etc.
(a)In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) through (iv) below, the Required Term Lenders (with respect to Term Loans) or the Required Revolving Credit Lenders (with respect to Revolving Credit Commitments), or, with respect to the Term Loans and Revolving Credit Commitments, the Required Lenders) shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
i.on any date for determining the Adjusted LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate; or

ii.at any time, that such Lenders shall Incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than with respect to Taxes) because of any Change in Law;
iii.that, due to a Change in Law, which shall subject any such Lenders to any Tax (other than (1) Indemnified Taxes, (2) Excluded Taxes or (3) Other Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, or other liabilities or capital attributable thereto; or
iv.at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;
(such Loans, “Impacted Loans”), then, and in any such event, such Required Term Lenders, Required Revolving Credit Lenders or Revolving Lenders, as applicable (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been Incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Term Lenders, Required Revolving Credit Lenders or Revolving Lenders, as applicable, in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs, reductions in amounts receivable hereunder or Taxes (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans (which rate shall not be negative), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under subclause (x) of the first full sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such

Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
(b)At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected LIBOR Loan has been submitted pursuant to Section 2.3 but the affected LIBOR Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent entity with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent entity’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent entity or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent entity for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.
(d)If the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining its affected LIBOR Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail). If such notice is given, (i) any LIBOR Loan requested to be made on the first day of such Interest Period shall be made an ABR Loan, (ii) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as ABR Loans and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to LIBOR Loans.
2.11    Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy the borrowing conditions hereunder, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably Incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually Incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such LIBOR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. The obligations of the Borrower under this Section 2.11 shall survive the payment in full of the Loans and the termination of this Agreement.
2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(a)(iv), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 3.5 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 3.5, as the case may be, for any such amounts Incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.
2.14    Incremental Facilities.
(a)The Borrower may, by written notice to Administrative Agent, elect to request the establishment of one or more (x) additional tranches of Term Loans or increases in Term Loans of any Class (the commitments thereto, the “New Term Loan Commitments”) and/or (y) increases in Revolving Credit Commitments of any Class (the “Increased Revolving Credit Commitments”; together with the New Term Loan Commitments, the “New Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments are established and, subject to reclassification as set forth in Section 10.1, classify such Indebtedness as being Incurred under clause (i)(a), (i)(b) or clause (ii) of the definition of Maximum Incremental Facilities Amount. The Borrower may approach any Lender or any

Person (other than a natural Person) to provide all or a portion of the New Loan Commitments, subject, if applicable, to the proviso to Section 2.14(b); provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default (or, in connection with a Limited Condition Transaction, no Default or Event of Default on the LCT Test Date and no Event of Default under Section 11.1 or Section 11.5 on the Increased Amount Date) shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable and subject to Section 1.12, (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the applicable Increased Amount Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) (provided that any such representation and warranty which is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) (provided that, in the case of the incurrence or provision of any New Term Loan Commitments in connection with a Permitted Acquisition or similar permitted Investment, the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute specified purchase agreement representations (determined with respect to the target in the main transaction agreement governing such Permitted Acquisition or similar permitted Investment) and Specified Representations, and the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in such transaction agreement), (iii) during a Compliance Period, the Borrower is in Pro Forma Compliance with Section 10.7 calculated as of the last day of the most recently ended Test Period, (iv) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (v) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). Any New Term Loans made on an Increased Amount Date shall, at the election of the Borrower and agreed to by Lenders providing such New Term Loans, be designated as (a) a separate series (a “Series”) of New Term Loans for all purposes of this Agreement or (b) to the extent Incurred as an increase to an existing Series of Term Loans on the same terms thereof, as part of a Series of existing Term Loans for all purposes of this Agreement.
(b)On any Increased Amount Date on which Increased Revolving Credit Commitments shall be subject to the satisfaction of the following terms and conditions, each of the Lenders with Revolving Credit Commitments of such Class shall assign to each Lender with an Increased Revolving Credit Commitment (each, an “Increased Revolving Loan Lender”) and each of the Increased Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of such Class, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Loans of such Class will be held by existing Revolving Credit Lenders and Increased Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such Increased Revolving Credit Commitments to the Revolving Credit Commitments of such Class; provided that the Administrative Agent and the Letter of Credit Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Increased Revolving Credit Loan Lender’s providing such Increased Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Revolving Credit Loans or Revolving Credit Commitments, as applicable, to such Lender.

(c)On any Increased Amount Date on which any New Term Loan Commitments of any Series are established, subject to the satisfaction of the foregoing and following terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan” and, together with any Increased Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto; provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such New Term Loan Lenders providing such New Term Loan to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Term Loans, as applicable, to such New Term Loan Lender.
(d)The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be on terms and documentation set forth in the Joinder Agreement as determined by the Borrower and the Lenders providing such financing; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Initial Term Loan Maturity Date; (ii) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the then existing Initial Term Loans (calculated without giving effect to any prepayments of Initial Term Loans); (iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees, and, subject to clauses (i) and (ii) above, amortization schedule applicable to any New Term Loans shall be determined by the Borrower and the Lenders thereunder; provided, further, that, with respect to any New Term Loan Incurred, if the Effective Yield for LIBOR Loans or ABR Loans in respect of such New Term Loans exceeds the Effective Yield for LIBOR Loans or ABR Loans in respect of the then existing Initial Term Loans of the same currency by more than 0.50%, the Applicable Margin for LIBOR Loans or ABR Loans in respect of the then existing Initial Term Loans of the same currency shall be adjusted so that the Effective Yield in respect of the then existing Initial Term Loans of the same currency is equal to the Effective Yield for LIBOR Loans or ABR Loans in respect of such New Term Loans minus 0.50% (the terms of this proviso to this clause (iii), the “MFN Protection”); and (iv) to the extent such terms and documentation are not consistent with the then existing Initial Term Loans (except to the extent permitted by clause (i), (ii) or (iii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of the remaining outstanding Term Loans or (2) no consent shall be required by the Administrative Agent or any of the Lenders if any covenants or other provisions are only applicable after the Latest Term Loan Maturity Date).
(e)Increased Revolving Credit Commitments and Increased Revolving Credit Loans shall be identical to the Initial Revolving Credit Commitments and the related Revolving Credit Loans.
(f)Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.
(g)The New Loan Commitments shall rank pari passu in right of payment with the Obligations, be secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the Obligations and shall have no Person guaranteeing the New Loan Commitments other than the Credit Parties.
(h)(i)    The Borrower may, at any time and from time to time, request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such

Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(h). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Initial Term Loan Maturity Date (a “Permitted Other Provision”); provided, however, that (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(h) below); provided that the weighted average life to maturity of all Extended Term Loans shall be no shorter than the weighted average life to maturity of the Existing Term Loan Class from which such Extended Term Loans were converted, (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or applicable high-yield discount obligation (“AHYDO”) payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of the remaining outstanding Loans or if such Permitted Other Provision applies only after the Initial Term Loan Maturity Date . Notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full, except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.
(ii)    The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any Increased Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(h). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall not be materially more restrictive to the Credit Parties

(as determined in good faith by the Borrower), when taken as a whole, than the terms of the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Loans receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Revolving Credit Termination Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (y) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the Commitment Fee Rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(h) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of Revolving Credit Commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).
(iii)    Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments, Increased Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, Increased Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, Increased Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, Increased Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, Increased Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the L/C Facility Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the Letter of Credit Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(iv)    Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the final sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans Incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans or Increased Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.
(v)    Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of Revolving Credit Commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending

Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.
(vi)    The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.
2.15    Permitted Debt Exchanges.
(a)Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.
(b)With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $20,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.
(c)In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.
(d)The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act.
2.16    Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.
(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer and Swingline Lender hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s or Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower or the Lenders, the Letter of Credit Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, the Letter of Credit Issuer or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, L/C Borrowings or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Swingline Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans or Swingline Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and/or Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.

(A)
No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)
Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C)
With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Revolving Credit Commitment Percentage to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s Fronting Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. Subject to Section 13.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the Fronting Exposure in accordance with the procedures set forth in Section 3.8.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and/or Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.17    Swingline Loans.
(a)Subject to the terms and conditions set forth herein, in reliance upon the agreements of the other Lenders set forth in this Section 2.17, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time until the Revolving Credit Maturity Date denominated in Dollars in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Revolving Credit Exposure exceeding the aggregate Revolving Credit Commitments or (ii) the aggregate amount of Swingline Loans outstanding exceeding the Swingline Sublimit; provided that the Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request (i) by facsimile or electronic communication in the form of Exhibit J, if arrangements for doing so have been approved by the Swingline Lender (confirmed by written notice), not later than 11:00 a.m., New York City time, or, if agreed by the Swingline Lender, 2:00 p.m. New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and in the case of any Swingline Loan requested to finance the reimbursement of an Unpaid Drawing as provided in Section 3.4, the identity of the Letter of Credit Issuer that made the applicable Letter of Credit. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of (x) a credit to any accounts of the Borrower maintained with the Swingline Lender for the Swingline Loan, (y) by wire transfer to an account maintained by the Borrower at a Cash Management Bank or (z) in the case of a Swingline Loan made to finance the reimbursement of an Unpaid Drawing as provided in Section 3.4, by remittance to the applicable Letter of Credit Issuer by 2:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice the Lender’s Revolving Credit Commitment Percentage of such Swingline Loan or Swingline Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Credit Commitment Percentage of such Swingline Loan or Swingline Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 3.3 with respect to Loans made by such Lender (and Section 3.3 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(d)The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Credit Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Credit Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Credit Lender in its capacity as a lender of Swingline Loans hereunder.
(e)The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.
(f)Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.8(a).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(g)Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.17(f) above.
Section 3.    Letters of Credit.
3.1    Letters of Credit.
(a)Subject to and upon the terms and conditions set forth herein, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrower (or, so long as the Borrower is the primary obligor and signatory to the Letter of Credit Request, for the account of any Restricted Subsidiary) standby letters of credit (the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not at any time exceed (i) with respect to any Letter of Credit Issuer, such Letter of Credit Issuer’s Letter of Credit Commitment, (ii) the L/C Sublimit and (iii) 125 individual Letters of Credit, in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.
(b)Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect (or with respect to any letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment the in effect; (iii) subject to Section 3.2(d), each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof , provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the applicable Letter of Credit Issuer and, unless the Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (iv) each Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(c)Upon at least three Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuers (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the L/C Sublimit in whole or in part; provided that the Letter of Credit Commitment for each Letter of Credit Issuer shall be reduced on a pro rata basis, provided further that after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment (or with respect to a Letter of Credit Issuer, the Letters of Credit Outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).
(d)No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;
(ii)the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;
(iii)except as otherwise agreed by the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $50,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit; provided that none of the initial Revolving Credit Lenders or their respective Affiliates shall be obligated or requested to issue commercial Letters of Credit;
(iv)such Letter of Credit is denominated in a currency other than Dollars;
(v)such Letters of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(vi)a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower have entered into arrangements reasonably satisfactory to the Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.

(e)Any Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(f)The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(g)Each Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omission, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.
3.2    Letter of Credit Requests.
(a)Whenever the Borrower desires that a Letter of Credit be issued or amended, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least four Business Days (or such other period as may be agreed upon by the Borrower, the Administrative Agent and the applicable Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.
(b)In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may reasonably require.
(c)Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Section 6 (solely with respect to any Letter of Credit issued on the Closing Date) and Section 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the Letter of Credit

Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower are the primary obligors, for the account of a Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with each such Letter of Credit Issuer’s usual and customary business practices.
(d)If the Borrower so requests in any Letter of Credit Request, the relevant Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer; provided, however, that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.
(e)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, the Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.
(f)The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
3.3    Letter of Credit Participations.
(a)Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.
(c)In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
(d)Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
(e)The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(f)If any payment received by the Administrative Agent for the account of a Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)The Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless such Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing such Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned for cancellation with an undrawn balance while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(b)The obligation of the Borrower to reimburse each Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by any Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of the Borrower (or a Restricted Subsidiary) or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or a Restricted Subsidiary);
(v)any payment made by any Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP or the Letter of Credit itself, as applicable;
(vi)any payment by any Letter of Credit Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;
(vii)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(viii)any adverse change in any relevant exchange rates or in the relevant currency markets generally; or
(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or a Restricted Subsidiary) (other than the defense of payment or performance).
(c)The Borrower shall not be obligated to reimburse each Letter of Credit Issuer for any wrongful payment made by any Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.5    Increased Costs. If, after the Closing Date, any Change in Law shall (x) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein (other than with respect to Taxes) or (z) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein other than (1) Indemnified Taxes, (2) Excluded Taxes or (3) Other Taxes) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or a Restricted Subsidiary))), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. The obligations of the Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of this Agreement.
3.6    New or Successor Letter of Credit Issuer.
(a)Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Revolving Credit Lenders (with the consent of such Revolving Credit Lenders) a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term Letter of Credit Issuer shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of

Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of such Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a statement that there has been a compliant drawing on the corresponding back-stopped Letters of Credit.
(b)After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(c)To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7    Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, each Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, any Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
Any Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
3.8    Cash Collateral.
(a)Certain Credit Support Events. Upon the written request of the Administrative Agent, any Letter of Credit Issuer or Swingline Lender, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.13, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Revolving Credit Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.4(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and each Letter of Credit Issuer that there exists excess Cash Collateral.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, a Letter of Credit Issuer shall not be responsible to the Borrower for, and such Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade -International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.
3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of a Restricted Subsidiary inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Restricted Subsidiaries.
3.12    Provisions Related to Extended Revolving Credit Commitments. If the L/C Facility Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to in writing by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the L/C Facility Maturity Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuer and the Borrower, without the consent of any other Person.

Section 4.    Fees.
4.1    Fees.
(a)Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day. For purposes of computing Commitment Fees, the Available Commitment of each Revolving Credit Lender shall be deemed to be used to the extent of the Revolving Credit Loans and the Letter of Credit Exposure (but the Swingline Exposure of such Lender shall be disregarded for such purpose).
(b)Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any of the other Restricted Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Adjusted LIBOR Rate Revolving Credit Loans less the Fronting Fee set forth in clause (d) below. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(c)Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as set forth in the Fee Letter or as may be agreed in writing from time to time.
(d)Without duplication, the Borrower agrees to pay to the Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by the Letter of Credit Issuer (the “Fronting Fee”) (i) with respect to each commercial Letter of Credit, at the rate of 0.125%, computed on the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(e)Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or extension of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or extension of, drawing under, and/or amendment be the processing charge that the Letter of Credit Issuer is customarily charging for issuances or extension of, drawings under or amendments of, letters of credit issued by it.
(f)Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2    Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g) the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitment of any other Lender, (b) any partial reduction pursuant to this Section 4.2(a) shall be in the amount of at least $5,000,000 (and in incremental of $1,000,000 thereafter), and (c) after giving effect to such termination or reduction of Revolving Credit Commitments and to any prepayments of the Loans and Swingline Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.
4.3    Mandatory Termination of Commitments.
(a)The Initial Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date.
(b)The Revolving Credit Commitments shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.
(c)The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.
Section 5.    Payments.
5.1    Voluntary Prepayments.
(a)The Borrower shall have the right to prepay Loans, including Term Loans and Revolving Credit Loans, as applicable, in each case, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office (and, in the case of a Swingline Loan, the Swingline Lender) written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 Noon (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to, (ii) in the case of ABR Loans, one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof, (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans, and (3) in the case of any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify (and pro rata to the Lenders within each Class) and (b) applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.14(g), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order and to such Classes as the Borrower may specify (and pro rata to the Lenders within each Class); provided that Extended Term Loans may be prepaid on a pro rata basis (but not a greater than pro rata basis) with the Existing Term Loan Class from which they were converted.
(b)In the event that, on or prior to the six-month anniversary of the Closing Date, Borrower (i) makes any prepayment or refinancing of Initial Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Initial Term Loans, (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Initial Term Loans or (iii) a Lender must assign its loans under the Term Loan Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification (other than any such amendment, amendment and restatement or other modification in connection with any transaction that would, if consummated, constitute a Change of Control, Transformative Acquisition or Transformative Disposition), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction, (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction and (z) in the case of clause (iii), an amount equal to 1.00% of the principal amount of the Initial Term Loans being assigned.
5.2    Mandatory Prepayments.
(a)Term Loan Prepayments.
(i)    On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided, that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased

Permitted Other Indebtedness permanently extinguished) secured by a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness secured by a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans; provided that any amount not actually so applied to the prepayment of such Permitted Other Indebtedness shall be applied to prepay the Term Loans.
(ii)    Not later than ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for any fiscal year (commencing with and including the fiscal year ending December 31, 2020), if, and solely to the extent, Excess Cash Flow for such fiscal year exceeds $10,000,000, the Borrower shall prepay (or cause to be prepaid), in accordance with clause (c) below (with the entire amount of such Excess Cash Flow subject to prepayment), Term Loans with a principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Consolidated Total Secured Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 2.50:1.00 but greater than 2.00:1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated Total Secured Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 2.00:1.00, minus (y)  without duplication, (i) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.6 (in each case, including purchases of the Loans by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual cash purchase price of such Loans at or below par and all voluntary prepayments of Permitted Other Indebtedness (in each case secured with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations) during such fiscal year or after such fiscal year and prior to the date of the required Excess Cash Flow payment (provided that, for the avoidance of doubt, any such voluntary prepayments that have not been applied to reduce the payments which may be due from time to time pursuant to this Section 5.2(a)(ii) shall be carried over to subsequent periods, and may reduce the payments due from time to time pursuant to this Section 5.2(a)(ii) during such subsequent periods, until such time as such voluntary prepayments reduce such payments which may be due from time to time) and (ii) to the extent accompanied by permanent reduction of commitments, optional reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments or Increased Revolving Credit Commitment, Swingline Loans, as applicable, Revolving Credit Loans, Extended Revolving Credit Loans, Increased Revolving Credit Loans (in each case secured on a pari passu basis with the Obligations) in each case of clauses (i) and (ii), other than to the extent any such prepayment is funded with the proceeds of Funded Debt.
(iii)    On each occasion that Permitted Other Indebtedness is issued or Incurred pursuant to Section 10.1(w), the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay, in accordance with clause (c) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such issuance or Incurrence of Permitted Other Indebtedness.

(iv)    Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Subsidiary that is not a Credit Party giving rise to a prepayment pursuant to clause (i) above (a “Non‑Credit Party Prepayment Event”) or Excess Cash Flow with respect to a Subsidiary that is not a Credit Party are prohibited or delayed by any Requirements of Law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long, as the applicable Requirements of Law will not permit repatriation to the Credit Parties (the Credit Parties hereby agree to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable Requirements of Law to permit repatriation), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow to Credit Parties is permitted under the applicable Requirements of Law, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Loans pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that the Borrower has determined in good faith in consultation with the Administrative Agent that repatriation to the Credit Parties of any of or all the Net Cash Proceeds of any Non‑Credit Party Prepayment Event or Excess Cash Flow of Subsidiaries that are not Credit Parties would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary; provided that in the case of this clause (B), on or before the date on which any Net Cash Proceeds from any Non‑Credit Party Prepayment Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to clause (i) above or, in the case of Excess Cash Flow, a date on or before the date that is eighteen months after the date an amount equal to such Excess Cash Flow would have so required to be applied to prepayments pursuant to clause (ii) above unless previously actually repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to clause (ii) above, (x) the Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Credit Parties rather than such Subsidiary, less the amount of any taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Subsidiary that is not a Credit Party. For the avoidance of doubt, nothing in this Agreement, including this Section 5, shall be construed to require any Subsidiary to repatriate cash.
(b)Repayment of Revolving Credit Loans. (i) If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Credit Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letter of Credit Outstanding in relation to such Class to the extent of such excess.
(c)Application to Repayment Amounts. Subject to Section 5.2(f), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans, the New Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct order of maturity thereof or as otherwise directed by the Borrower; provided that the Borrower may allocate a greater proportion of such prepayment in its sole discretion to the Initial Term Loans to the extent agreed to by the Lenders providing any applicable New Term Loans and/or Extended Term Loans outstanding at such time. Subject to Section 5.2(f), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, New Term Loan Lender or Lender of Extended Term Loans, as applicable.
(d)Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(e)Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(f)Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or Permitted Other Indebtedness under Section 5.2(a)(iii) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (New York City time) two Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining after application of such Declined Proceeds to the Lenders in accordance with the terms hereof shall thereafter be retained by the Borrower (“Retained Declined Proceeds”).
5.3    Method and Place of Payment.
(a)Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer entitled thereto or the Swingline Lender entitled thereto, as the case may be; all such payments shall be made, except as otherwise specifically provided herein, not later than 1:00 PM (New York City time), on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower at least two business days prior to the applicable payment date, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)Any payments under this Agreement that are made later than 12:00 noon (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Net Payments.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable laws. If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law (as determined in good faith discretion of an applicable Withholding Agent) to withhold or deduct any Taxes from any payment under any Credit Document, then (A) such Withholding Agent shall withhold or make such deductions, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that such Tax is an Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deductions been made.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)Indemnification by the Borrower. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify each Recipient, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Evidence of Payments. After any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 5.4, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent; it being understood that no Credit Party shall be required to deliver any such receipt in respect of Taxes for which the Administrative Agent is the applicable Withholding Agent.
(e)Status of Lenders and Tax Documentation.
(i)    Each Lender entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under any other Credit Document shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such payments to be made without withholding or at a reduced rate of withholding or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction, or to enable the Borrower or the Administrative Agent to comply with any withholding or information reporting requirements. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) promptly after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(e)(ii)(A), (B)(1), (B)(2), (B)(3), (B)(4) and (C) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed copies of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
(B)    each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:
(1)executed copies of IRS Form W-8BEN or Form W-8BEN-E (or any applicable successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)executed copies of IRS Form W-8ECI (or any successor form thereto);
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit I-1, I-2, I-3 or I-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a U.S. trade or business and (y) executed copies of IRS Form W-8BEN or Form W-8BEN-E (or any applicable successor form);
(4)where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or
(5)executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(C)    each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Notwithstanding anything to the contrary in this Section 5.4, none of the Lenders or the Administrative Agent shall be required to deliver any documentation that it is prohibited from delivering by applicable law.

(f)Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) Incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.
(g)For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.
(h)Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.
5.5    Computations of Interest and Fees.
(a)Interest on LIBOR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans, to the extent based on clause (a) or clause (b) in the definition of “ABR” , shall be calculated on the basis of a 365-(or 366-, as the case may be) day year for the actual days elapsed (and otherwise shall be calculated on the basis of a 360-day year for the actual days elapsed).
(b)Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c)Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
Section 6.    Conditions Precedent to Initial Borrowing.
The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent:
6.1    Credit Documents.
The Administrative Agent (or its counsel) shall have received:
(a)    this Agreement, executed and delivered by a duly Authorized Officer of the Borrower, each Letter of Credit Issuer, each Lender party hereto and the Administrative Agent;
(b)    the Guarantee, executed and delivered by a duly Authorized Officer of each Guarantor and the Collateral Agent;
(c)    the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Borrower, each Guarantor and the Collateral Agent; and
(d)    the Security Agreement, executed and delivered by a duly Authorized Officer of the Borrower, each Guarantor and the Collateral Agent.
6.2    Collateral. Except for any items referred to on Schedule 9.14:
(a)    All outstanding Equity Interests in whatever form of the Borrower and each Restricted Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto.
(b)     The Collateral Agent shall have received the certificates representing the Equity Interests in the Borrower and each Credit Party’s Wholly-Owned Restricted Subsidiaries that are Domestic Subsidiaries to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers or allonges endorsed in blank.
(c)    All Uniform Commercial Code financing statements required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording.
(d)    The Guarantee shall be in full force and effect.
6.3    Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed legal opinion, in customary form, of Simpson Thacher & Bartlett LLP, as special New York counsel to the Credit Parties. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinions.
6.4     Closing Certificates. The Administrative Agent (or its counsel) shall have received a certificate of each of (x) the Borrower and the Guarantors, dated as of the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by any Authorized Officer and the Secretary or any Assistant Secretary of the Borrower and the Guarantors, as applicable, and attaching the documents referred to in Section 6.5 and (y) an Authorized Officer of the Borrower certifying compliance with Sections 6.7, 6.8, 6.9 and 6.13.
6.5    Authorization of Proceedings; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other managers of the Borrower and the Guarantors (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable, of the Borrower and each other Guarantor, (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Borrower and each other Guarantor executing the Credit Documents to which it is a party, and (iv) good standing certificates in jurisdictions of incorporation, formation or organization of the Borrower and the Guarantors, dated the Closing Date or a recent date prior thereto.
6.6    Fees. The Agents and Lenders shall have received, substantially simultaneously with the funding of the Initial Term Loans, fees and, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) reasonable out-of-pocket expenses in the amounts previously agreed in writing to be paid on the Closing Date (which amounts may, at the Borrower’s option, be offset against the proceeds of the Initial Term Loans).
6.7    Representations and Warranties. On the Closing Date, the Specified Representations shall be true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and the Company Representations shall be true and correct in all material respects (provided that any such Company Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects).
6.8    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower and the Restricted Subsidiaries on a consolidated basis are Solvent.
6.9    Acquisition. The Acquisition shall have been or, substantially concurrently with the initial Borrowing of the Initial Term Loans shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents (including any consent under the definition of Company Material Adverse Effect) by the Borrower (or one of its Affiliates) thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Joint Lead Arrangers and Bookrunners (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) (i) any change to the definition of Company Material Adverse Effect and (ii) any change to the definition of Outside Termination Date (as defined in the Acquisition Agreement as of February 7, 2019, shall be deemed materially adverse to the Lenders and (b) any modification, amendment or express waiver or consents by the Borrower (or one of its Affiliates) that results in an increase in the purchase price shall be deemed to not be materially adverse to the Lenders so long as any increase in the purchase price shall not be funded with additional indebtedness (excluding the Credit Facilities) (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price).
6.10    Patriot Act. The Agents shall have received at least three Business Days prior to the Closing Date such documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by any Agent at least ten calendar days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act. If the Borrower or any Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, to the Borrower at least ten Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower or any Guarantor as required by the Beneficial Ownership Regulation, shall have received at least three Business Days prior to the Closing Date such certification.
6.11    Pro Forma Balance Sheet. The Joint Lead Arrangers and Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma statement of income (collectively, the “Pro Forma Financial Statements”) of the Borrower as of and for the 12 month period ending on the last day of the most recently completed four‑fiscal quarter period ended December 31, 2018, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by the Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).
6.12    Financial Statements. The Joint Lead Arrangers and Bookrunners shall have received the Historical Financial Statements.
6.13    No Company Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred or be continuing a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on February 7, 2019) with respect to the Company.
6.14    Refinancing. Substantially simultaneously with the initial Borrowing of the Initial Term Loans, the Closing Date Refinancing shall be consummated.

6.15    Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 7.    Conditions Precedent to All Credit Events.
Subject to Section 1.12, the agreement of each Lender to make any Loan requested to be made by it on any date (other than the initial Borrowing of Term Loans on the Closing Date under this Agreement), including any New Term Loans and/or any Replacement Term Loans (excluding Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction (or waiver by such applicable Lender) of the following conditions precedent:
7.1    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date), each subject to limitations set forth under Section 1.12(b) to the extent the proceeds of any extension of credit is being used to finance a Limited Condition Transaction.
7.2    Notice of Borrowing.
(a)    Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(c)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7.1 above have been satisfied as of that time.

Section 8.    Representations and Warranties.
In order to induce the Lenders to enter into this Agreement and to make the Loans and the Swingline Loans and issue or participate in Letters of Credit as provided for herein the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the Swingline Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):
8.1    Corporate Status. Each Credit Party (a) is a duly organized and/or incorporated and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and/or incorporation and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
8.2    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency, liquidation, winding up, dissolution or similar laws affecting creditors’ rights generally and subject to general principles of equity.
8.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, memorandum and articles of association or other organizational documents of such Credit Party or any of the Restricted Subsidiaries (in each case after giving effect to the Acquisition).
8.4    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board. No Credit Party is engaged primarily, or as one of its important activities, in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.
8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
8.7    Investment Company Act. None of the Borrower or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)None of the written information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Restricted Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and Bookrunner and/or any Lender on or before the Closing Date (including all such written information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein was, when furnished, incorrect in any material respect or contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for the purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward-looking information and information of a general economic or general industry nature.
(b)The projections (including financial estimates, forecasts, and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
8.9    Financial Condition; Financial Statements.
(a)(i) The unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (ii) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The Pro Forma Financial Statements, copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Historical Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2018 (as if the Transactions had been consummated on such date) and their estimated results of operations as if the Transactions had been consummated on December 31, 2018. The financial statements referred to in clause (a)(ii) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.
(b)There has been no Material Adverse Effect since the Closing Date.
Subject in all respects to the limitations set forth in Section 1.3 and in the definition of GAAP hereunder, each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not in and of themselves result in a Default or an Event of Default under the Credit Documents.
8.10    Compliance with Laws; No Default; OFAC; FCPA; Anti-Corruption Laws. Each Credit Party and, each of their respective directors, officers, and, to each Credit Party’s knowledge, employees, agents or representatives, (a) is in compliance in all material respects with all Requirements of Law applicable to it or its property, employees, and business activities, including without limitation, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), including the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) and any other enabling legislation or executive order relating thereto and have instituted and maintained policies and procedures designed to promote and achieve compliance with Sanctions, (b) is not (i) currently the subject or target of any Sanctions, (ii) included on any Sanctions-related list of designated Persons maintained by the United States, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), including OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, (iii) located, organized or resident in a Designated Jurisdiction, or (iv) owned, directly or indirectly, or controlled 50% or more by any Person or Persons described in (i), (ii), or (iii) (any Person described in (i), (ii), (iii), or (iv) is a “Sanctioned Person”), c) is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 as amended, and the rules and regulations promulgated thereunder (collectively, the “FCPA”), the UK Bribery Act 2010, and other similar anti-bribery and corruption legislation and anti-money laundering laws in other jurisdictions applicable to a Credit Party (collectively, the “Anti-Corruption Laws”) and have instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with the Anti-Corruption Laws and (d) is in compliance in all material respects with the Anti-Money Laundering Laws. To the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
8.11    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower and the Restricted Subsidiaries) with respect thereto in accordance with GAAP and (b) each of the Borrower and the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Borrower and the Restricted Subsidiaries) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim against the Borrower or the Restricted Subsidiaries that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
8.12    Compliance with ERISA; Foreign Plan Compliance.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.
8.13    Subsidiaries. Schedule 8.13 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date after giving effect to the Transactions.
8.14    Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or is otherwise necessary for the operation of their respective businesses as currently conducted, free and clear of Liens (other than Permitted Liens), except where the freedom from Liens or the failure to own or have a right to use such Intellectual Property would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of their respective businesses by each of the Borrower, and the Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as would not reasonably be expected to have a Material Adverse Effect.
8.15    Environmental Laws.
(a)Except as set forth on Schedule 8.15, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are and have been in compliance with all applicable Environmental Laws. including obtaining, maintaining, and complying with all permits, licenses and authorizations required by any Environmental Law; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; and (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location.
(b)Except as set forth on Schedule 8.15, none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected individually or in the aggregate to have a Material Adverse Effect.
8.16    Properties.
(a)(i) Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than Permitted Liens) and except where the failure to have such good title or interest would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (ii) no Mortgage encumbers improved Real Estate that is located in a Special Flood Hazard Area within the meaning of the Flood Insurance Laws unless flood insurance available under such Flood Insurance Laws that meets the requirements set forth by the Flood Insurance Laws has been obtained in accordance with Section 9.3(a).
(b)Set forth on Schedule 8.16 is a list of each Mortgaged Property owned by any Credit Party as of the Closing Date having a Fair Market Value in excess of $15,000,000.
8.17    Solvency. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Borrower and the Restricted Subsidiaries on a consolidated basis will be Solvent.
8.18    Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing, the Loans, Letters of Credit and/or Swingline Loans (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Designated Jurisdiction, or (b) in any manner that would result in the violation of any Anti-Money Laundering Laws, Sanctions or Anti-Corruption Laws.
Section 9.    Affirmative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Termination Date:
9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (and in any event, on or before the date that is 120 days after the end of each such fiscal year) (150 days for the fiscal year of the Borrower ending December 31, 2018), the consolidated balance sheet of the Borrower and the Subsidiaries as at the end of each fiscal year, and the related consolidated income statement and statement of cash flow for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by an independent certified public accounting firm of recognized national standing whose opinion shall (x) state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) not be qualified as to the scope of audit or any “going concern” qualification or explanatory paragraph as a going concern (other than any qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness, (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).
(b)    Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (and in any event, on or before the date that is 60 days after the end of each such quarterly accounting period (75 days for the fiscal quarters of the Borrower ending March 31, 2019, June 30, 2019 and September 30, 2019)), the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated income statement for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes, and, with respect to reporting periods within one year of the Closing Date, subject to finalization of the purchase price allocation to the fair value of assets acquired and liabilities assumed in the Transactions, as required by GAAP.
(c)    Budgets. Within 90 days after the commencement of each fiscal year of the Borrower (beginning with the fiscal year starting January 1, 2020), a consolidated budget of the Borrower in reasonable detail for such fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections and at the time the Projections are furnished to the Administrative Agent, it being understood and agreed that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.
(d)    Officer’s Certificates. Not later than five days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (ii) the then applicable Consolidated Total Secured Debt to Consolidated EBITDA Ratio and the underlying calculations in connection therewith. Unless otherwise provided pursuant to Section 4.2 of the Security Agreement, at the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) to the Person organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d), or the latest date any information was provided pursuant to Section 4.2 of the Security Agreement, as the case may be.
(e)    Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or any of the Restricted Subsidiaries proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.
(f)    Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:
(i)    any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and
(ii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.
All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.
(g)    Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time (including, for the avoidance of doubt, any certification regarding beneficial ownership information required in relation to the Borrower as required by the Beneficial Ownership Regulation); provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law or any binding agreement, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that is otherwise subject to the limitations set forth in Section 9.2.
(h) KYC Information. At the reasonable request of the Administrative Agent (or any Lender through Administrative Agent), the Borrower shall promptly deliver (i) such documentation and other information (including Beneficial Ownership Certification) about the Borrower and Guarantors as required by U.S. regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and (ii) for the avoidance of doubt, to the extent the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, the Beneficial Ownership Certification.

Documents required to be delivered pursuant to clauses (a), (b), and (g) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
The parties hereto hereby acknowledge and agree that, notwithstanding anything to the contrary in this Section 9.1, if any Unrestricted Subsidiaries exist at the time the financial statements delivered pursuant to clauses (a) and (b) of this Section 9.1, simultaneously with the delivery of such financial statements, the related consolidated financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements shall also be delivered.
Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information.
9.2    Books, Records, and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Administrative Agent’s expense, and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors)

or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
9.3    Maintenance of Insurance.
(a)    (i) The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (ii) with respect to any improved Real Estate encumbered by a Mortgage that is located in a Special Flood Hazard Area, the Borrower will obtain flood insurance from a financially sound and reputable insurer in such total amount as required by the Flood Insurance Laws and that meets the requirements set forth by the Flood Insurance Laws and shall otherwise comply with the Flood Insurance Laws. Each such policy of property or casualty insurance shall (x) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (y) in the case of each property or casualty insurance policy, contain a lender loss payable clause (unless such designation is not permitted by the respective underwriter) or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the lender loss payee thereunder .
(b)    The Borrower will use commercially reasonable efforts to cause each such endorsement, or an independent instrument furnished to the Collateral Agent, to provide that the insurance companies will give the Collateral Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be cancelled (or 10 days’ prior written notice in the case of cancellation for non-payment of any premium) and that no act or default of the Borrower or any other Person shall affect the right of the Agent to recover under such policy or policies of insurance in case of loss or damage.
9.4    Payment of Taxes. The Borrower will pay and discharge or cause to be paid and discharged, and will cause each of the Restricted Subsidiaries to pay and discharge, all material Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon the Borrower properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay would not reasonably be expected to result in a Material Adverse Effect.
9.5    Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Restricted Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except (other than in the case of the organizational existence of the Borrower) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any Permitted Investment and any transaction permitted pursuant to Sections 10.2, 10.3, 10.4, or 10.5.
9.6    Compliance with Statutes, Regulations, Etc.    The Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, the Beneficial Ownership Regulation, Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of clauses (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
9.7    ERISA. When applicable, (a) the Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, applicable Credit Party or Subsidiary shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this Section shall be exercised not more than once during a 12-month period, and (b) the Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that would reasonably be expected to have a Material Adverse Effect.
9.8    Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, and, except with respect to worn out, permanently retired or other assets no longer useful in the business, shall make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
9.9    End of Fiscal Years. The Borrower will, for financial reporting purposes, cause its and each of the Restricted Subsidiaries’ fiscal years to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and for any Restricted Subsidiary whose fiscal years end on dates different from those of the Borrower or (y) any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld, conditioned or delayed) to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.10    Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and the Borrower, may at its option, cause any other Subsidiary (to the extent such Subsidiary is not a Domestic Subsidiary and subject to the reasonable satisfaction of the Administrative Agent), to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date and pursuant to Section 9.14 in the case of such Credit Parties. For the avoidance of doubt, neither the Borrower nor any Restricted Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia).
9.11    Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Secured Parties therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, the Borrower will cause (i) all certificates representing Capital Stock and Stock Equivalents of the Borrower or any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any other Credit Party, (ii) all evidences of Indebtedness in excess of $10,000,000 received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4, and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $10,000,000, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among the Borrower and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than the Borrower or any other Credit Party, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.
9.12    Use of Proceeds.
(a)On the Closing Date, the Borrower will use (a) the proceeds of the Initial Term Loans to effect the Transactions and pay related fees, (b) (i) up to $15,000,000 of the proceeds of the borrowing of the Revolving Credit Facility to fund certain Transaction Expenses and (ii) other proceeds of the borrowing of the Revolving Credit Facility (exclusive of Letter of Credit usage) to fund working capital and (c) cash on hand to effect the Transactions and pay related fees.

(b)After the Closing Date, the Borrower will use Letters of Credit, Swingline Loans and Revolving Credit Loans for working capital and general corporate purposes (including to finance the Transactions (to the extent permitted under the preceding clause (a)) and any other transactions not prohibited by the Credit Documents.
9.13    Further Assurances.
(a)Subject to the terms of Sections 9.10 and 9.11, this Section 9.13 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.
(b)Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Secured Parties therefrom (including, without limitation, the cost of title insurance, surveys or flood insurance) or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, if any assets (other than Excluded Property) (including any real estate or improvements thereto or any interest therein but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Administrative Agent may reasonably agree)) if any assets with a Fair Market Value in excess of $15,000,000 are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in real property in the United States, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations (provided, however, that in the event any Mortgage delivered pursuant to this clause (b) shall incur any mortgage recording tax or similar charges in connection with the recording thereof, such Mortgage shall not secure an amount in excess of the Fair Market Value of the applicable Mortgaged Property) and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless waived or extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.13.
(c)Any Mortgage delivered to the Administrative Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days (except as set forth in the preceding clause (b)), unless waived or extended by the Administrative Agent acting reasonably and accompanied by (w) an ALTA lender’s policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (each such policy, a “Title Policy”), in such amounts as reasonably acceptable to the Administrative Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Administrative Agent and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower, together with such endorsements, co-insurance and reinsurance as the Administrative Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction and (ii) available at commercially reasonable rates, (x) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Administrative Agent which addresses, among other things, the due authorization, execution, delivery, and enforceability of the Mortgage and other matters reasonably required by the Administrative Agent, (y) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination required under the Flood Insurance Laws, and if any improved Real Estate on such Mortgaged Property is located in a Special Flood Hazard Area, (i) a notice about Special Flood Hazard Area and flood disaster assistance as required under the Flood Insurance Laws duly executed by the applicable Credit Parties and (ii) certificates of insurance evidencing the flood insurance required by Section 9.3 in form and substance reasonably satisfactory to the Administrative Agent, (z) an ALTA/NSPS survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove the standard survey exception from the Title Policy related to such Mortgaged Property and issue the endorsements required in clause (w) above and (aa) an updated Schedule 8.16 reflecting such additional Mortgaged Property. Notwithstanding anything herein the contrary no Mortgage will be entered into until each Lender has received the documentation described in this clause (c) above at least twenty Business Days in advance of entering into such Mortgage and has confirmed satisfactory completion of due diligence and compliance relating to flood insurance under the Flood Insurance Laws.
9.14    Post‑Closing Covenant. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14 as soon as commercially reasonable and by no later than the date set forth on Schedule 9.14 with respect to such action or such later date as the Administrative Agent may reasonably agree.
9.15    Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a corporate family and/or corporate credit rating and ratings in respect of the Term Loans provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.
9.16    Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or Permitted Investment).
Section 10.    Negative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date (immediately after the consummation of the Acquisition) and thereafter, until the Termination Date:
10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume, suffer to exist, guarantee or otherwise become liable, contingently or otherwise (collectively, “Incur” and collectively, an “Incurrence”), with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred stock, other than:
(a)Indebtedness arising under the Credit Documents;
(b)the 2022 Convertible Senior Notes;
(c)(i) Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 (other than intercompany Indebtedness owed by a Credit Party to another Credit Party);
(d)Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock Incurred by the Borrower or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, Incurred within 270 days of the purchase, lease, construction, installation, maintenance, replacement or improvement of such property, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness Incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock Incurred pursuant to this clause (d), does not exceed the greater of (x) $25,000,000 and (y) 2.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of Incurrence; provided that Capitalized Lease Obligations Incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback (excluding any Lien ranking junior to the Lien securing the Obligations);
(e)Indebtedness Incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations consistent with past practice constituting Reimbursement Obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(f)Indebtedness that is not yet overdue arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout, deferred compensation or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(g)Unsecured Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations and to each Guarantee in a manner reasonably satisfactory to the Administrative Agent; provided, further, that any subsequent issuance or transfer of any Capital

Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause;
(h)Unsecured Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that (x) if the Borrower or a Guarantor Incurs such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor, such Indebtedness is subordinated in right of payment to the Obligations and to the Guarantee of such Guarantor, as the case may be and (y) any Indebtedness of a Restricted Subsidiary that is not a Credit Party owed to a Credit Party is permitted as an Investment pursuant to Section 10.5; provided, further, that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary (it being understood that any transfer of any such Indebtedness from a Guarantor to a Restricted Subsidiary shall be subject to compliance with the foregoing clause (y))) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause;
(i)shares of preferred stock (other than Disqualified Stock) of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;
(j)Hedging Obligations Incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries (excluding Hedging Obligations entered into for speculative purposes);
(k)(i) obligations in respect of self-insurance, performance, bid appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice in an aggregate amount not to exceed $25,000,000;
(l)(i) Indebtedness, Disqualified Stock and preferred stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference (together with any Refinancing Indebtedness in respect thereof) in an amount not to exceed 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issuance or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions, any Cure Amount or proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(B) and 10.5(a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5 or to make Permitted Investments (other than Permitted Investments specified in clause (i) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and Incurred pursuant to this clause (l)(ii), does not at any one time outstanding exceed the greater of (x) $50,000,000 and (y) 4.0% of

Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of Incurrence (provided that the amount of Indebtedness, Disqualified Stock and preferred stock that may be Incurred pursuant to this clause (l)(ii), together with any amounts Incurred under Section 10.1(n)(x), by Restricted Subsidiaries that are not Guarantors shall not exceed in the aggregate the greater of (x) $50,000,000 and (y) 4.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding) (it being understood that any Indebtedness, Disqualified Stock or preferred stock Incurred pursuant to this clause (l)(ii) shall cease to be deemed Incurred or outstanding for purposes of this clause (l)(ii) but shall be deemed Incurred for the purposes of Section 10.1(n)(x) from and after the first date on which the Borrower or such Restricted Subsidiary could have Incurred such Indebtedness, Disqualified Stock or preferred stock under Section 10.1(n)(x) without reliance on this clause (l)(ii));
(m)the Incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refinance any Indebtedness, Disqualified Stock or preferred stock Incurred as permitted under clauses (b) and (c) above, clause (l)(i) and this clause (m) or clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured, such Refinancing Indebtedness is unsecured, (ii) Indebtedness that is secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is either unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, (iii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (iv) Indebtedness subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms in all material respects no more restrictive to the Administrative Agent and the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Guarantor; (4) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and premiums required to be paid thereon, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder to the extent that the portion of such existing and unutilized commitment being refinanced was permitted to be drawn under Section 10.1 and Section 10.2 immediately prior to such refinancing (other than by reference to Refinancing Indebtedness); (5) the terms and conditions (including, if applicable, as to collateral but excluding as to interest rate, redemption premiums and other components of yield) of any such Refinancing Indebtedness are either (x) terms that would be commonly available in the comparable market for similar Indebtedness as determined in good faith by the Borrower or (y) no more restrictive to the Credit Parties and their Restricted Subsidiaries, taken as a whole, than the terms and conditions of the Indebtedness being Refinanced); (6) such Indebtedness is not secured by a Lien on any assets other than the collateral securing, and with no higher priority than, the Indebtedness being Refinanced (and, if secured by a Lien on any or all of the Collateral, is subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent); and (7) the obligors and guarantors of such Indebtedness are the same as the obligors and guarantors of the Indebtedness being Refinanced, or there are no additional obligors or guarantors in respect of such Refinancing Indebtedness;
(n)Indebtedness, Disqualified Stock and preferred stock (x) of the Borrower or any Restricted Subsidiary that is unsecured and/or subordinated in right of payment to the Credit Facilities pursuant to a customary subordination agreement that is reasonably satisfactory to the Administrative Agent, if, after giving effect thereto, the Total Leverage Test (calculated on a Pro Forma Basis) is satisfied or (y) of the Credit Parties that is secured on a junior basis to the Credit Facilities if, after giving effect thereto, the Secured Leverage Test (calculated on a Pro Forma Basis) is satisfied (Indebtedness Incurred pursuant to (y), “Junior Secured Ratio Debt”); provided that, in each of the foregoing clauses (x) and (y), (A) except with respect to up to the Maturity Carveout Amount, (i) the applicable maturity date with respect to such Indebtedness shall be no earlier than the Latest Term Loan Maturity Date in effect as of the date such Indebtedness is Incurred and (ii) the weighted average life to maturity for such Indebtedness shall be no shorter than the weighted average to maturity of the then existing Initial Term Loans, (B) such Indebtedness (i) shall not be subject to mandatory repayment or redemption terms that are more favorable to the holders thereof than the mandatory repayment and redemption terms applicable to the Term Loans outstanding as of the date such Indebtedness is Incurred and (ii) shall not be prepaid or redeemed other than with amounts not required to be applied to the prepayment of the Term Loans outstanding as of the date such Indebtedness is Incurred and (C) no Event of Default shall have occurred and be continuing or would result from the Incurrence of such Indebtedness; provided, further, that the amount of Indebtedness, Disqualified Stock and preferred stock that may be Incurred pursuant to the foregoing clause (x), together with any amounts Incurred under Section 10.1(l)(ii), by Restricted Subsidiaries that are not Guarantors shall not exceed in the aggregate the greater of (x) $50,000,000 and (y) 4.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding;
(o)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(p)(i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be Incurred pursuant to Section 10.1(k)(ii) or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or Incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(q)[reserved];
(r)Indebtedness of Restricted Subsidiaries that are not Guarantors or joint ventures in an aggregate amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $50,000,000 and (y) 4.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) (it being understood that any Indebtedness Incurred pursuant to this clause (r) shall cease to be deemed Incurred or outstanding for purposes of this clause (r) but shall be deemed Incurred for the purposes of Section 10.1(n)(x) from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under Section 10.1(n)(x) without reliance on this clause (r));

(s)Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, Incurred in the ordinary course of business or consistent with past practice;
(t)(i) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Restricted Subsidiary in the ordinary course of business and consistent with past practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services and (ii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Subsidiaries;
(u)[Reserved];
(v)[Reserved];
(w)Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that all of the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness;
(x)Indebtedness in respect of (i) Permitted Other Indebtedness; provided that (1) the aggregate principal amount of all such Permitted Other Indebtedness issued or Incurred pursuant to this subclause (i) shall not exceed the Maximum Incremental Facilities Amount (provided, in the case of this subclause (i), such Permitted Other Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations) and (2) during any Compliance Period, the Incurrence of such Permitted Other Indebtedness shall be subject to Pro Forma Compliance with Section 10.7 calculated as of the last day of the most recently ended Test Period and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness, and (z) in the case of a refinancing of Permitted Other Indebtedness Incurred pursuant to subclause (i) above with other Permitted Other Indebtedness (“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the Obligations;
(y)(i) Indebtedness in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness;
(z)Acquired Indebtedness assumed in connection with a Permitted Acquisition or Permitted Investment and not incurred in contemplation of the relevant acquisition if, after giving effect thereto, the Total Leverage Test (calculated on a Pro Forma Basis) is satisfied; provided that, during a Compliance Period, the Borrower shall also be in Pro Forma Compliance with Section 10.7 calculated as of the last day of the most recently ended Test Period; and
(aa)Indebtedness consisting of convertible senior unsecured notes (for the avoidance of doubt, in addition to the 2022 Convertible Senior Notes) (“Other Convertible Notes”) in an amount not to exceed $150,000,000, which shall have a stated maturity date no earlier than 91 days after the then-applicable Latest Term Loan Maturity Date and which may provide for net share settlement; provided that, (i) at the time of incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing or result therefrom, (ii) the Borrower shall be in compliance on a Pro Forma Basis with the Total Leverage Test and (iii) during a Compliance Period, the Borrower shall be in Pro Forma Compliance with Section 10.7 calculated as of the last day of the most recently ended Test Period; provided, further that any such Indebtedness shall be on terms that, taken as a whole, are no less favorable to the Borrower than the 2022 Convertible Senior Notes.
For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (c) through (aa) above, the Borrower, in its sole discretion, will classify and may reclassify (including within the definition of Maximum Incremental Facilities Amount) such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; and (ii) at the time of Incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 10.1. Any Refinancing Indebtedness and any Indebtedness Incurred to refinance Indebtedness Incurred pursuant to clauses (a) and (l)(i) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock Incurred to pay reasonable premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.
For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed

(i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest Incurred in connection with such refinancing.
The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Except as otherwise set forth herein, this Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
10.2    Limitation on Liens.
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired except Permitted Liens.
10.3    Limitation on Fundamental Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties (including, in each case, pursuant to a Delaware LLC Division), except that:
(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A)  the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (and shall have delivered to the Administrative Agent “know your customer” information reasonably satisfactory to the Administrative Agent), (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guarantee, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to any applicable Security Document, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the

Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);
(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall be a Wholly-Owned Domestic Restricted Subsidiary and shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents;
(c)    the Transactions may be consummated;
(d)     (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any Restricted Subsidiary or (ii) any Credit Party (other than the Borrower) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;
(e)    any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;
(f)    any Restricted Subsidiary may liquidate or dissolve if the Borrower determined in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the interests of the Lenders; provided that to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and
(g)    the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition (subject in the case of any merger, amalgamation or consolidation involving the Borrower or a Guarantor, to the requirements of Section 10.3(a) or 10.3(b), respectively), the purpose of which is to effect an Asset Sale (which for purposes of this Section 10.3(g), will include any disposition below the dollar threshold set forth in clause (d) of the definition of “Asset Sale”) permitted by Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a Permitted Investment.
10.4    Limitations on Sale of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
(a)the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;
(b)except in the case of a Permitted Asset Swap, the property or assets sold or otherwise disposed of, individually or in a series of related dispositions, have a Fair Market Value in excess of $25,000,000, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
(i)any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto (equal to the greater of the principal amount and the carrying value), or if Incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such Incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;
(ii)any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;
(iii)Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that is of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and
(iv)any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed $35,000,000, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) of this provision and for no other purpose;
(c)no Default or Event of Default shall have occurred and be continuing; and
(d)during a Compliance Period, the Borrower shall be in Pro Forma Compliance with Section 10.7 calculated as of the last day of the most recently ended Test Period.
Within the Reinvestment Period after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:
(x) to prepay Loans or Permitted Other Indebtedness in accordance with Section 5.2(a)(i); and/or
(y) to make investments in the Borrower and its Restricted Subsidiaries; provided that the Borrower and the Restricted Subsidiaries will be deemed to have complied with this clause (y) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (y) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment and, in the event any such commitment is later cancelled or terminated (or such binding agreement is so abandoned or rejected) for any reason before the Net Cash Proceeds are applied in connection therewith (or such investments are not in fact made within such 180 day period), the Borrower or such Restricted Subsidiary prepays the Loans in accordance with Section 5.2(a)(i).
Pending the final application of any Net Cash Proceeds pursuant to this Section 10.4, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Credit Facility or any other revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.
10.5    Limitation on Restricted Payments.
(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (including, in each case, pursuant to a Delaware LLC Division), other than:
(A)    dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or
(B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger or consolidation (including, in each case, pursuant to a Delaware LLC Division);
(3)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Borrower or any Restricted Subsidiary, other than Indebtedness permitted under clauses (g) and (h) of Section 10.1; or
(4)    make any Restricted Investment;
(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(i)no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof); provided that the foregoing condition shall not apply to amounts attributable to subclauses (B), (C), (F) and (G) of clause (iii) below;
(ii)in the case of a Restricted Payment (other than a Restricted Investment), the Borrower shall be in Pro Forma Compliance with a Total Net Leverage to Consolidated EBITDA Ratio of 3.75:1.00; and
(iii)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) and 6(C) of Section 10.5(b) below, but excluding all other Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication) (the sum of the amounts attributable to clauses (A) through (G) below is referred to herein as the “Available Amount”):

(A)
50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended Test Period (or, in the case such Consolidated Net Income is a deficit, 100% of such deficit), plus

(B)
100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds from Cure Amounts, or to the extent such net cash proceeds (i) have been used to Incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions) from the issuance or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of Equity Interests to any employee, director, manager or consultant of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below, and, to the extent such net cash proceeds are actually contributed to the Borrower, or (y) Indebtedness of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus

(C)
100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds (i) have been used to Incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus

(D)
100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received, in each case by the Borrower and its Restricted Subsidiaries, by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or the Restricted Subsidiaries, in each case, after the Closing Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or any joint venture or a distribution from an Unrestricted Subsidiary or any joint venture, in each case, after the Closing Date (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary or joint venture was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below at the time made or to the extent such Investment constituted a Permitted Investment); provided that any increase in the Available Amount pursuant to this clause (D) shall not exceed the amount of the initial amount of the Available Amount utilized to finance (x) any such Restricted Investment (in the case of clause (A)) or (y) any Investment in any such Unrestricted Subsidiary or joint venture (in the case of clause (B)), plus

(E)
in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below at the time made or to the extent such Investment constituted a Permitted Investment; provided that, following such redesignation, such Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary; provided that any increase in the Available Amount pursuant to this clause E) shall not exceed the amount of the initial amount of the Available Amount utilized to finance any such Investment in such Unrestricted Subsidiary, plus

(F)	the aggregate amount of any Retained Declined Proceeds since the Closing Date, plus

(G)	an aggregate amount not to exceed $75,000,000.
(b)The foregoing provisions of Section 10.5(a) will not prohibit:
(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;
(2)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of the Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or management investment vehicle to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount no greater than the aggregate amount of dividends that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(3)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is Incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses Incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) is secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the

Obligations, and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;
(4)    [Reserved];
(5)    [Reserved];
(6)    [Reserved];
(7)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $50,000,000 and (y) 4.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(8)    (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager, or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;
(9)    the declaration and payment of dividends on the Borrower’s common stock and/or the repurchase of shares of the Borrower’s common stock in an aggregate amount per annum not to exceed $30,000,000 plus 25% of available and unused amounts pursuant to this clause (9) carried over from the immediately preceding fiscal year;
(10)    Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;
(11)    so long as no Event of Default shall have occurred and be continuing or would result as a consequence therefrom, Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed the greater of (x) $50,000,000 and (y) 4.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made;
(12)    [Reserved];
(13)    any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates, to the extent permitted by Section 10.8 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under the Acquisition Agreement, any Permitted Acquisitions or other Permitted Investments;

(14)    other Restricted Payments (including Restricted Investments); provided that, after giving Pro Forma Effect to such Restricted Payments, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 3.50:1.00 and no Event of Default (or, in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5) shall have occurred and be continuing or would occur as a consequence thereof;
(15)    [reserved];
(16)    the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;
(17)    [reserved];
(18)    so long as no Event of Default shall have occurred and be continuing or would result as a consequence therefrom, the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt in an aggregate amount pursuant to this clause (18) not to exceed the greater of (x) $25,000,000 and (y) 2.0% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis);
(19)    so long as no Event of Default shall have occurred and be continuing or would result as a consequence therefrom, Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower pursuant to the stock repurchase plan of the Borrower; provided that, the aggregate Restricted Payments made under this clause (19) subsequent to the Closing Date do not exceed in any calendar year $5,000,000 plus any unused amounts from the this clause (19) from the immediately preceding fiscal year plus the amount of cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date; provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Borrower or any Restricted Subsidiary, or their estates, descendants, family, spouse or former spouse in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this agreement;
(20)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Borrower or a Restricted Subsidiary; provided that after giving Pro Forma Effect to such prepayments, redemptions, defeasances, repurchases or other acquisitions or retirements for value, (a) the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 3.50:1.00 and (b) no Event of Default shall have occurred and be continuing; and
(21)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 10.3 (other than Section 10.3(g)).
The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the

Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to Section 10.5(a) or under clause (7), (10), or (11) of this Section 10.5(b), or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.
For purposes of determining compliance with this Section 10.5, solely with respect to Investments (and not with respect to other Restricted Payments), in the event that a proposed Investment (or a portion thereof) meets the criteria of clauses (1) through (18) above or is entitled to be made pursuant to Section 10.5(a)(iii) and/or one or more of the exceptions contained in the definition of Permitted Investments (other than clause (c) thereof) (the “Investment Reclassification Baskets”), the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) among such Investment Reclassification Baskets, in a manner that otherwise complies with this Section 10.5.
(c)Prior to the Initial Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(y) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit its Restricted Subsidiaries to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower or a Restricted Subsidiary shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), Section 10.1(y), or the definition of Permitted Other Indebtedness or that would result in an Event of Default hereunder if such “Permitted Debt Exchange Notes” (as so amended or modified) were then being issued or Incurred.
10.6    Limitation on Subsidiary Distributions. The Borrower will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(a)    (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;
(b)    make loans or advances to the Borrower or any Restricted Subsidiary; or
(c)    sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions existing under or by reason of:
(i)contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;
(ii)[Reserved];
(iii)purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(iv)Requirements of Law or any applicable rule, regulation or order;
(v)any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(vi)contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(vii)secured Indebtedness permitted to be Incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(viii)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(ix)other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;
(x)customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;
(xi)customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business and otherwise permitted by this Agreement;
(xii)[Reserved]; and
(xiii)any encumbrances or restrictions of the type referred to in clauses (a), (b), and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, restatement, supplement, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
10.7    Consolidated Total Secured Debt to Consolidated EBITDA Ratio. Solely with respect to the Revolving Credit Facility, the Borrower will not permit the Consolidated Total Secured Debt to Consolidated EBITDA Ratio as of the last day of any Test Period ending during any Compliance Period to be greater than (x) 4.50:1.00, in the case of any such Test Period ending on or prior to March 26, 2021 or (y) 4.00:1.00 in the case of any Test Period ending after the date that is after March 26, 2021.
10.8    Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) involving aggregate payments or consideration in excess of the greater of (x) $15,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Affiliate transaction; for any individual transaction or series of related transactions on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) consummation of the Transactions and the payment of the Transaction Expenses, (b) the issuance of Capital Stock or Stock Equivalents of the Borrower or any of its Restricted Subsidiaries not otherwise prohibited by the Credit Documents, (c) loans, advances and other transactions between or among the Borrower or any Restricted Subsidiary to the extent permitted under Section 10 (other than Section 10.5(b)(13) and clause (xi) of the definition of “Permitted Investments”), (d) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (e)  payments by the Restricted Subsidiaries to the Borrower or any other Restricted Subsidiaries pursuant to the tax sharing agreements among the Borrower and the Restricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and the Restricted Subsidiaries would have been required to pay in respect of such foreign, U.S. federal, state and/or local taxes for such fiscal year had the Borrower and the Restricted Subsidiaries paid such taxes separately from any such direct or indirect parent of the Borrower, (f) the payment of customary fees and reasonable out -of -pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (g) transactions undertaken pursuant to membership in a purchasing consortium and (h) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date and set forth on Schedule 10.8, or any amendment, restatement, supplement, modification, supplement or replacement thereto (so long as any such amendment, restatement, supplement, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith).
Section 11.    Events of Default.
Each the following specified events shall constitute an “Event of Default”:
11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or
11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (or, with respect to any representation and warranty that is qualified by materiality, Material Adverse Effect or similar language, in all respects) on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 15 days after written notice thereof from the Administrative Agent to the Borrower; or
11.3    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5(a) (solely with respect to the Borrower and without giving effect to the “Material Adverse Effect” qualification therein with respect thereto), Section 9.13 or Section 10; provided that any default under Section 10.7 shall not constitute an Event of Default with respect to the Term Loans and the Term Loans may not be accelerated as a result thereof until the date on which the Revolving Credit Loans (if any) have been accelerated or the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders; provided that, if the Lenders under any Increased Revolving Credit Commitment have agreed not to have the benefit of the covenant set forth in Section 10.7, such Increased Revolving Credit Commitments shall be disregarded for purposes of determining the Required Revolving Credit Lenders and such Increased Revolving Credit Commitments shall be treated in the same manner as the Term Loans are treated pursuant to this proviso (such period commencing with a default under Section 10.7 and ending on the date on which the Required Revolving Credit Lenders with respect to the Revolving Credit Facility terminate and accelerate the Revolving Credit Loans or Revolving Credit Commitments); provided, further, that any Event of Default under Section 10.7 is subject to cure as provided in Section 11.14 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date the relevant financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section ý9.1(a) or ý(b); provided that none of the Lenders, the Letter of Credit Issuers or the Swingline Lender shall be required to make any extensions of credit (including of Revolving Credit Commitments) and no Credit Events shall be required during such period unless and until the Borrower has received the Cure Amount as provided in Section ý11.14 required to cause the Borrower to be in compliance with Section ý10.7; or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or
11.4    Default Under Other Agreements. (a)  The Borrower or any of the Restricted Subsidiaries shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations) in an aggregate principal amount excess of $30,000,000, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of $30,000,000 in the aggregate at the time of determination that is required as a result of any such termination or similar event)) the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of $30,000,000 in the aggregate at the time of determination that is required as a result of any such termination or similar event)) prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder; or
11.5    Bankruptcy, Etc.The Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, liquidation, receivership, reorganization, administration or relief of debtors in effect in its jurisdiction in incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, provisional liquidator, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary; or the Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up (whether voluntarily or by the courts), administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary; or there is commenced against the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Material Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Material Subsidiary suffers any appointment of any custodian, judicial manager, compulsory manager, receiver, receiver manager, trustee, provisional liquidator, liquidator, administrator, administrative receiver or similar Person for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or

11.6    ERISA. An ERISA Event or a Foreign Plan Event shall have occurred, and, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or
11.7    Guarantee. Other than as expressly permitted hereunder, any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or
11.8    Pledge Agreement. Other than as expressly permitted hereunder, the Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent or any Lender or solely as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it) or any material liens (individually or in the aggregate) purported to be granted thereunder fail to be valid perfected Liens (other than pursuant to the terms hereof or thereof, solely as a result of acts of the Collateral Agent or omissions of actions required to be taken by the Collateral Agent or solely as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or
11.9    Security Agreement. Other than as expressly permitted hereunder, the Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement)) or any material liens (individually or in the aggregate) purported to be granted thereunder fail to be valid perfected Liens (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or
11.10    Judgments. One or more final judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability in excess of $30,000,000 in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
11.11    Change of Control. A Change of Control shall have occurred.
11.12    Remedies Upon Event of Default. If an Event of Default occurs and is continuing (other than in the case of an Event of Default under Section 11.3(a) with respect to any default of performance or compliance with the covenant under Section 10.7), the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment, Letter of Credit Commitment and Swingline Commitment terminated, whereupon the Revolving Credit Commitment, Letter of Credit Commitment and Swingline Commitment, if any, of each Lender, Letter of Credit Issuer or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (ii) [reserved], (iii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law, (iv) terminate any Letter of Credit that may be terminated in accordance with its terms, and/or (v) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s Reimbursement Obligations for Unpaid Drawings that may subsequently occur thereunder, equal to 105% of the aggregate Stated Amount of all Letters of Credit issued and then outstanding; provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent shall occur automatically without the giving of any such notice. In the case of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.7, provided that the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised, and at any time thereafter during the continuance of such event, the Administrative Agent shall, upon the written request of the Required Revolving Credit Lenders, by written notice to the Borrower, take either or both of the following actions, at the same or different times (except the following actions may not be taken until the ability to exercise the Cure Right under Section 11.14 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised)): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment of each Lender and Swingline Commitment of each Swingline Lender, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and (ii) declare the Revolving Credit Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Revolving Credit Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law). On or after the date on which the Required Revolving Credit Lenders have, by written request to the Administrative Agent, elected to take the action under clause (ii) above as a result of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.7, the Required Term Lenders may, upon the written request of the Required Term Lenders to the Administrative Agent, elect to declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law).

11.13    Application of Proceeds. Subject to the terms of, in each case if executed, any applicable intercreditor agreement entered into by the Administrative Agent pursuant to the terms of this Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:
(i)first, to the payment of all reasonable and documented costs and expenses Incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses Incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;
(ii)second, to the Secured Parties, (x) an amount equal to all Obligations (other than Obligations with respect to clause (i) above) owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and
(iii)third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the applicable Letter of Credit Issuer for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.
11.14    Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrower fails to comply with the requirement of the financial covenant set forth in Section 10.7, from the beginning of the most recently ended fiscal period until the expiration of the 10th Business Day following the date financial statements referred to in Sections 9.1(a) or (b) are required to be delivered in respect of such fiscal period for which such financial covenant is being measured, the Borrower shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Administrative Agent) by the Borrower (or from a contribution to the common equity capital of the Borrower) to be contributed, directly or indirectly, as cash common equity to the Borrower, and upon receipt by the Borrower of such cash contribution (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:
(a)    Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section

10.7 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement or any other Credit Document, by an amount equal to the Cure Amount;
(b)    [Reserved]; and
(c)    if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 10.7, the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (ii) there shall be a maximum of five Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount expected to be required to cause the Borrower to be in compliance with the financial covenant set forth in Section 10.7 for the relevant fiscal quarter; (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 10.7, and (v) there shall be no pro forma or other reduction of Indebtedness with the proceeds of any Cure Amount for determining compliance with Section 10.7 unless, with respect to fiscal quarters after such Test Period, such proceeds are actually applied to prepay the Loans prior to the end of the applicable fiscal period.
Section 12.    The Agents.
12.1    Appointment.
(a)Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, none of the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.
(b)The Administrative Agent, each Lender, the Letter of Credit Issuer and the Swingline Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Letter of Credit Issuer and the Swingline Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Letter of Credit Issuer or the Swingline Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
(c)Each of the Joint Lead Arrangers and Bookrunners, each in its capacity as such, and each of their respective Affiliates shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.
12.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
12.3    Exculpatory Provisions. No Agent or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Secured Parties or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Person under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any other Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. Without limiting the generality of the foregoing, (a) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law and (b) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.
12.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, teletype message or electronic mail, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be Incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.
12.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
12.6    Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, the Letter of Credit Issuer or the Swingline Lender. Each Lender, Letter of Credit Issuer and Swingline Lender represent to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender, Letter of Credit Issuer and Swingline Lender also represents that it will, independently and without reliance upon the

Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to each Lender, Letter of Credit Issuer and Swingline Lender by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender, Letter of Credit Issuer or Swingline Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the Termination Date, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, Incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Secured Party or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) Incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing Reimbursement Obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such

Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s Affiliates and its and their respective directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.
12.8    Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
12.9    Successor Agents.
(a)Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer, the Swingline Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under Sections 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed)); provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.
(b)If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of “Lender Default,” the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date(as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders, the Letter of Credit Issuer of the Swingline Lender under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender, the Letter of Credit Issuer and the Swingline Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of such Person as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.
Any resignation by Barclays Bank PLC as Administrative Agent pursuant to this Section 12.9 shall also constitute its and its Affiliates’ resignation as Letter of Credit Issuer and as Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender, (b) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder and under the other Credit Documents, (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit and (d) Barclays Bank PLC as the resigning Swingline Lender and Letter of Credit Issuer shall retain all rights under this Agreement under this Agreement with respect to its outstanding Letters of Credit.
12.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), fully for all amounts paid, directly or indirectly, by the Administrative Agent or as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses Incurred, including legal expenses, allocated staff costs and any out -of -pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the

Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term Lender includes the Letter of Credit Issuer and Swingline Lender.
12.11    Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor) from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clause (iv) (solely with respect to Section 10.1(d)) of the definition of Permitted Lien; and (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement.
The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.
Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.
12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
12.13    Intercreditor Agreements Govern. The Administrative Agent, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then-existing intercreditor agreement to provide for, the terms described in the definition of Permitted Other Indebtedness.
Section 13.    Miscellaneous.
13.1    Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, restated, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary in the Credit Documents (including under Section 2.14 or 2.15 or the sixth paragraph hereof in respect of Replacement Term Loans and other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) below), which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, restatements, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, restatement, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment, of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or amend or modify any provisions of Section 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7 of this Agreement, the waiver of any Default, Event of Default (other than pursuant to Section 11.1), default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums (except in each case with respect to any Default or Event of Default pursuant to Section 11.1) or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3(a) or (f)), in each case without the written consent of each Lender, or (iii) amend, modify or waive any provision of Section 12 without the prior written consent of the then-current Administrative Agent and Collateral Agent in a manner that adversely affects such Person, or (iv) amend, modify or waive any provision of Section 2.17 with respect to any Swingline Loan without the written consent of the Swingline Lender, or (v)  amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer, or (vi) release all or substantially all of the value of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (vii) alter the ratable payments required by Section 5.3(a), Section 11.13, Section 13.8(a) or Section 13.20 without the written consent of each Lender or (viii) decrease the Initial Term Loan Repayment Amount applicable to Initial Term Loans or extend any scheduled Initial Term Loan Repayment Date applicable to Initial Term Loans, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (ix) reduce the percentages specified in the definitions of the terms “Required Lenders,” “Required Revolving Credit Lenders” or “Required Term Lenders,” or amend, restate, supplement, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, restatement, supplementation, modification or waiver, without the prior written consent of each Lender directly and adversely affected thereby or (y) notwithstanding anything to the contrary in preceding clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the prior written consent of such Lender, or (z) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower Effective Yield (a “Permitted Repricing Amendment”), only the consent of the Administrative Agent and Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, restatement, waiver or consent that treats such Defaulting Lender disproportionately from the other Lenders of the same Class.

Notwithstanding the foregoing, only the Required Revolving Credit Lenders shall have the ability to waive, amend, supplement or modify the covenant set forth in Section 10.7 (or the defined terms to the extent used therein but not as used in any other Section of this Agreement) or Section 11 (solely as it relates to Section 10.7); provided that if the lenders under any Increased Revolving Credit Commitment have agreed not to have the benefit of the covenant set forth in Section 10.7, such Increased Revolving Credit Commitments shall be disregarded for purposes of determining the Required Revolving Credit Lenders under this paragraph. Additionally, only the Required Revolving Credit Lenders shall have the ability to waive any conditions precedent in Section 7 herein with respect to a Borrowing of Revolving Credit Loans.
Any such waiver and any such amendment, restatement, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, restatements, supplements, modifications, waivers or consents on behalf of such Lender.
Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the prior written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such New Term Loans and the Revolving Credit Loans.
In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated), with the prior written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses Incurred in connection therewith), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) the covenants, events of default and guarantees shall be not materially more restrictive to the Credit Parties (taken as a whole) (as determined in good faith by the Borrower) than the covenants, events of default and guarantees applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants, events of default and guarantees applicable to any period after the maturity date in respect of the Refinanced Term Loans in effect immediately prior to such refinancing.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the Termination Date, (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock or Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise no longer being required to be a Guarantor hereunder. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary, the Credit Documents may be amended (or amended and restated) to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.
Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended (or amended and restated) to effect an incremental facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments (or amendments and restatements) to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of any intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, restate, supplement, modify or otherwise adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended (or amended and restated) by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) or (y) effect administrative changes of a technical or immaterial nature (including, with the consent of the Letter of Credit Issuer or the Swingline Lender, as applicable, to effect changes to the terms and conditions applicable solely to the Swingline Lender or Letter of Credit Issuer in respect of issuances of Swingline Loans or Letters of Credit, respectively) and such amendment (or amendments and restatements) shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents (including the annexes, exhibits and schedules to this Agreement and the other Credit Documents) executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, restated, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.
Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.9, 9.10 and 9.12 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.
13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address as follows:
(a)    if to the Borrower, the Administrative Agent or the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address; and
(b)    if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5    Payment of Expenses; Indemnification.
(a)The Borrower agrees (i) to pay or reimburse each of the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) Incurred in connection with the development, preparation, execution and delivery of, and any amendment, restatement, supplement, modification to, waiver and/or enforcement of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Latham & Watkins LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower), one counsel in each relevant local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Agent for all their reasonable and documented out-of-pocket costs and expenses Incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent and the Collateral Agent, and, to the extent required, one firm or local counsel in each relevant local jurisdiction with the Borrower’s consent (such consent not to be unreasonably withheld or delayed (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, the Letter of Credit Issuer and the Swingline Lender and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever (and the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or with respect to the Transactions or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Credit Documents and any such other document or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, any of its Subsidiaries or any other Person), arising out of the foregoing , including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials relating in any way to Borrower or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by the Borrower or any of its Subsidiaries; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.
(b)No Credit Party or any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages Incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.
13.6    Successors and Assigns; Participations and Assignments.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3(a), the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, the Swingline Lender and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations and/or Swingline Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that the relevant Person shall have the right to withhold their consent to any assignment if, in order for such assignment to comply with applicable law, the relevant Person would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:
(A)    the Borrower (not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower shall be required (1) for an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund, (2) for an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section  (with respect to the Borrower)11.5 has occurred and is continuing or (3) with respect to the Term Loans only, unless the Borrower has already objected thereto by delivering written notice to the Administrative Agent within ten (10) Business Days after the receipt of a written request for consent thereto; and
(B)    the Administrative Agent (not to be unreasonably withheld or delayed) and, with respect to Revolving Credit Commitments and Revolving Credit Loans only, each Swingline Lender (not to be unreasonably withheld or delayed) and each Letter of Credit Issuer (not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of Revolving Credit Commitments and $1,000,000 in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such processing and recordation fee shall not be payable in the case of assignments by any Agent or any of its Affiliates;

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and
(E)    any assignment to the Borrower or any Subsidiary shall also be subject  to the requirements of Section 13.6(h).
Notwithstanding the foregoing, no such assignment shall be made to (i) a natural Person, Disqualified Lender or Defaulting Lender and (ii) with respect to the Revolving Credit Commitments, the Borrower or any of its Subsidiaries or Affiliates; provided that the list of Disqualified Lenders shall be specified on a schedule held by the Administrative Agent and the Administrative Agent may communicate such schedule to a Lender upon request. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Disqualified Lender.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in the case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuer under any Letter of Credit or by the Swingline Lender under any Swingline Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, the Swingline Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuer, the Swingline Lender the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).
(c)(i)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Letter of Credit Issuer, sell participations to one or more banks or other entities (other than (x) a natural person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender; provided, however, that, notwithstanding clause (z) hereof, participations may be sold to Disqualified Lenders if a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, restatement, supplement, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subclauses (i), (v), (vi) or (vii) of clause (x), or clause (y) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest amounts on) each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document)

except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations.
(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the

Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any ratings agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections  and Sections 2.12 and 13.7 as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
(a)Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower, any Subsidiary and (y)  the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Auction Agent or (y) open market purchases; provided that :
(h)any Loans or Commitments acquired by the Borrower or any other Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;
None of the Borrower or any Subsidiary shall be required to make any representation that it is not in possession of information which is not publicly available and/or material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of U.S. federal and state securities laws.
13.7    Replacements of Lenders Under Certain Circumstances.
(a)The Borrower shall be permitted (x) to replace any Lender or (y) to terminate the Commitment of such Lender, Letter of Credit Issuer or Swingline Lender, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer and Swingline Lender), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date, (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit issuer any Letters of Credit issued by it, and (3) in the case of a Swingline Lender, repay all Obligations of the Borrower owing to such Swingline Lender relating to the Loans and participations held by the Swingline Lender as of such termination date and cancel or backstop on terms satisfactory to such Swingline Lender any Swingline Loans issued by it, in each case, that (a) requests reimbursement for amounts owing pursuant to Sections 2.10 or 5.4 or (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Sections 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of a Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender (other than Swingline Lender), as the case may be, and in the case of a Lender, repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6; provided that any Non-Consenting Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations if it does not execute and deliver an Assignment and Acceptance to the Administrative Agent within one Business Day after having received a request therefor.
13.8    Adjustments; Set-off.
(a)Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;
(b)consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 or such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)agrees that nothing herein shall affect the right of the Administrative Agent, the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section ý13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause ý(e) shall limit the Credit Parties’ indemnification obligations set forth in Section ý13.5.
13.14    Acknowledgments. The Borrower hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;
(b)(i)    the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);
(ii)    in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees, or any other Person;
(iii)    neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;
(iv)    the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and
(v)    neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
(d)(1)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.
(2)    In addition, unless sub-clause (i) in the immediately preceding clause (d)(1) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
13.15    WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16    Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this Section), (g) to potential or prospective Lenders, hedge providers (or other derivative transaction counterparties) (any such person, a “Derivative Counterparty”) participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by any Restricted Person to whom a list of Disqualified Lenders has been made available to any Person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) or (j) as reasonably necessary in connection with the exercise of remedies hereunder; provided that unless specifically prohibited by applicable law or court order, in connection with any disclosure pursuant to clause (a) or (b) above, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent or such other Agent by any governmental, regulatory or self regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such agency or other regulatory inquiry) for disclosure of any such non-public information prior to disclosure of such information; provided, further, that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non‑confidential basis from a source other than the Borrower, its Subsidiaries or its Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.
13.17    Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto, (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non‑excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii)  the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e‑mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e‑mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e‑mail address.
(a)The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.
(b)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.
(c)The Borrower and each Lender acknowledge that certain of the Lenders may be “public‑side” Lenders (Lenders that do not wish to receive material non‑public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public‑side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however, that the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (b) and (d).
13.18    USA PATRIOT Act. Each Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19    [Reserved].
13.20    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
13.21    No Fiduciary Duty. Each Agent, each Lender, each Letter of Credit Issuer, each Swingline Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their equity holders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equity holders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equity holders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
13.22    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
13.23    Acknowledgment and Consent to Bail-In of EEA Financial Institution. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any of the parties to any Credit Document, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of any EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority

to any such liabilities arising hereunder which may be payable to it by any Lender hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CARBONITE, INC.,
as the Borrower

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Treasurer

BARCLAYS BANK PLC,
As the Administrative Agent, the Collateral Agent,
A Lender and a Letter of Credit Issuer

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

CITIZENS BANK, N.A.,
as a Revolving Credit Lender and a
Letter of Credit Issuer

By:	/s/ John Sidarous
Name:	John Sidarous
Title:	Managing Director

ROYAL BANK OF CANADA
as a Revolving Credit Lender and a
Letter of Credit Issuer

By:	/s/ Kamran Khan
Name:	Kamran Khan
Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Revolving Credit Lender and a
Letter of Credit Issuer

By:	/s/ Joanna London
Name:	Joanna London
Title:	Vice President

Schedule 1.1

Commitments of Lenders

Lenders	Initial Term Loan Commitment	Revolving Credit Commitment	Letter of Credit Commitment
Barclays Bank PLC	$550,000,000	$40,000,000	$4,515,000
Citizens Bank, N.A.	—	$30,000,000	$3,465,000
Royal Bank of Canada	—	$30,000,000	$3,465,000
HSBC Bank USA, National Association	—	$30,000,000	$3,465,000
Total	$550,000,000	$130,000,000	$15,000,000

Schedule 8.13

Subsidiaries

Subsidiaries of Carbonite, Inc.

Subsidiary	Jurisdiction
Carbonite Securities Corporation	United States (Massachusetts)
Carbonite China Holdings, LLC	United States (Delaware)
Carbonite India Holdings, LLC	United States (Delaware)
Carbonite (China) Co., Ltd.	China
Zmanda Technologies India Pvt. Ltd	India
Carbonite Cloud Backup (Canada) Inc.	Canada
Carbonite GmbH	Switzerland
MailStore Software GmbH	Germany
Carbonite Holdings B.V.	Netherlands
Carbonite International Holdings, B.V.	Netherlands
Carbonite Operations B.V.	Netherlands
Carbonite (France) S.A.S.	France
Carbonite (UK) Limited	United Kingdom
Mozy, Inc.	United States(Delaware)
Mozy Holding Ltd.	Bermuda
Mozy International Ltd.	Ireland
Webroot Inc.	United States (Delaware)
Webroot Global Holdings Limited	Ireland
Webroot International Limited	Ireland
Webroot Services Limited	United Kingdom
Webroot Pty Ltd.	Australia
Webroot Austria GmbH	Austria
Webroot Kabushiki Kaisha	Japan

Carbonite Securities Corporation, Carbonite International Holding B.V., Carbonite India Holdings LLC, Carbonite Holdings B.V., Carbonite (France) S.A.S. and Mozy, Inc. are wholly owned subsidiaries of Carbonite, Inc.

Zmanda Technologies India Pvt Ltd. is a wholly owned subsidiary of Carbonite India Holdings LLC.

Carbonite China Holdings LLC and Carbonite Operations B.V. are wholly owned subsidiaries of Carbonite International Holdings B.V.

Carbonite (China) Co. Ltd. is a wholly owned subsidiary of Carbonite China Holdings LLC.

Carbonite Cloud Backup (Canada) Inc., Carbonite GmbH and MailStore Software GmbH are wholly owned subsidiaries of Carbonite Operations B.V.

Carbonite (UK) Limited is a wholly owned subsidiary of Carbonite (France) S.A.S.

Mozy Holding Ltd. is a wholly owned subsidiary of Mozy, Inc.

Mozy International Ltd. is a wholly owned subsidiary of Mozy Holding Ltd.

Webroot Inc. is a wholly owned subsidiary of Carbonite Inc.

Webroot Global Holdings Limited and Webroot Kabushiki Kaisha are wholly owned subsidiaries of Webroot Inc.

Webroot International Limited is a wholly owned subsidiary of Webroot Global Holdings Limited

Webroot Services Limited and Webroot Austria GmbH are wholly owned subsidiaries of Webroot International Limited

Webroot Pty Ltd. is a wholly owned subsidiary of Webroot Services Limited

Schedule 8.15

Environmental

None.

Schedule 8.16

Mortgaged Properties

None.

Schedule 9.13
Post-Closing Actions

Within the time periods set forth below, the Borrower shall, unless the Administrative Agent shall waive such requirements in its sole discretion:

1.
The Borrower shall deliver to the Collateral Agent within 60 days after the Closing Date (or such later date reasonably agreed to by the Collateral Agent in its sole discretion), all the relevant insurance endorsements as required under Section 9.3 of the Credit Agreement;

2.
The Borrower shall deliver to the Collateral Agent (x) within 30 days after the Closing Date (or such later date reasonably agreed to by the Collateral Agent in its sole discretion), the stock certificates and stock powers representing the following equity interests:

Debtor/ Grantor	Issuer	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
Carbonite, Inc.	Carbonite Securities Corporation	1,000	1,000	100%	1	$0.01
Carbonite, Inc.	Mozy, Inc.	100	100	100%	1	$0.01

and (y) within 90 days after the Closing Date (or such later date reasonably agreed to by the Collateral Agent in its sole discretion), the stock certificates and stock powers representing the following equity interests:

Debtor/ Grantor	Issuer	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
Carbonite, Inc.	Webroot Inc.	1	1	100%	Details to be confirmed
Mozy, Inc.	Mozy International Limited	1,000,000	1,000,000	65%	Details to be confirmed	$1
Mozy, Inc.	Mozy Holdings Limited	1,000,000	1,000,000	65%	Details to be confirmed	$1
Webroot Inc.	Webroot Global Holdings Limited	1,000	1,000	65%	Details to be confirmed	1 EUR

3.
The Borrower shall deliver to the Collateral Agent within 5 Business Days after the Closing Date (or such later date reasonably agreed to by the Administrative Agent in its sole discretion), revised certificates of insurance naming Carbonite, Inc. and its Subsidiaries as named insureds.

Schedule 10.1

Closing Date Indebtedness

Guarantee by Webroot, Inc. in favor of Pioneer Investment Management Limited for the benefit of Webroot International Limited relating to a Lease dated November 25, 2013 Amount: $1,285,043.00

Guarantee by Webroot, Inc. in favor of Melbourne Developments Limited for the benefit of Webroot Services Limited relating to a Lease dated February 28, 2018. Amount: $1,734,895.00

Bank Guarantee in favor of Perpetual Trustee Company Limited, GPT Funds Management Limited and C/-Dexus Property Group, dated as of November 21, 2014 and issued by JPMorgan Chase Bank, N.A. Amount: Australian Dollars 201,703.64

Schedule 10.2

Closing Date Liens

None.

Schedule 10.5

Closing Date Investments

None.

Schedule 10.8

Transactions with Affiliates

The Intangible Property License Agreement, dated July 1, 2014, by and between Carbonite, Inc., a Delaware corporation, and Carbonite GmbH, a Switzerland limited liability company, pursuant to which Carbonite, Inc., exclusively licenses certain product technologies and intangible property rights to Carbonite GmbH.

Schedule 13.2

Notice Addresses

To the Borrower:

Carbonite, Inc.
2 Avenue de Lafayette
Boston, Massachusetts 02111
Attention: Ms. Cassandra Hudson
Tel: (617) 587-1144
FAX: (617) 426-1708
E-Mail: chudson@carbonite.com

with a copy to:

Carbonite, Inc.
2 Avenue de Lafayette
Boston, Massachusetts 02111
Attention: General Counsel
E-Mail: legal@carbonite.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention: James Cross
Facsimile No.: (212) 455-2500
Email:    JCross@stblaw.com

To the Administrative Agent:

Barclays Bank PLC
400 Jefferson Park
Whippany, NJ 07981
Attention:         Moustapha Kebe
Phone:             201-499-2399
E-Mail:             moustapha.kebe@barclays.com with copy to: 12145455230@tls.ldsprod.com

To the Collateral Agent:

Barclays Bank PLC
400 Jefferson Park
Whippany, NJ 07981
Attention:         Moustapha Kebe
Phone:             201-499-2399
E-Mail:             moustapha.kebe@barclays.com with copy to: 12145455230@tls.ldsprod.com

EXHIBIT A
TO THE CREDIT AGREEMENT

FORM OF JOINDER AGREEMENT
JOINDER AGREEMENT, dated as of [], 20[] (this “Agreement”), by and among [NEW TERM LOAN LENDERS] [INCREASED REVOLVING CREDIT LOAN LENDERS] (each, [a][an] “[New Term Loan Lender / Increased Revolving Credit Loan Lender]”), CARBONITE, INC., as the Borrower and BARCLAYS BANK PLC, as the Administrative Agent.
RECITALS:
WHEREAS, reference is hereby made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”) (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and
WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish [New Term Loan Commitments / Increased Revolving Credit Commitments] by, among other things, entering into one or more Joinder Agreements with [New Term Loan Lenders / Increased Revolving Credit Loan Lenders].
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Each [New Term Loan Lender / Increased Revolving Credit Loan Lender] party hereto hereby agrees to commit to provide its respective [New Term Loan Commitment / Increased Revolving Credit Commitment] as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.
Each [New Term Loan Lender / Increased Revolving Credit Loan Lender] (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the schedules and exhibits attached thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other [New Term Loan Lender / Increased Revolving Credit Loan Lender] or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a [New Term Loan Lender / Increased Revolving Credit Loan Lender].

Each [New Term Loan Lender / Increased Revolving Credit Loan Lender] hereby agrees to make its respective Commitment [on the following terms and conditions:] 1[on the terms set forth in the Credit Agreement as of the date hereof applicable to the Initial Revolving Credit Commitments]2

1.
Applicable Margin. The Applicable Margin for ABR Loans or for LIBOR Loans, as applicable, for each Series [•] [New Term Loan / Increased Revolving Credit Loan] shall mean, as of any date of determination, the applicable percentage per annum as set forth below.

Series [•] [New Term Loans]
LIBOR Loans	[ABR Loans]
[•]%	[•]%

2.	Principal Payments. The Borrower of the Series [•] [New Term Loans] shall make principal payments on the Series [•] [New Term Loans] in installments on the dates and in the amounts set forth below:

(A) [New Term Loan Repayment Date]
[•]	$[•]
[•]	$[•]
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________

[1]	In the case of New Term Loans, insert completed items 1-7 as applicable, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.
[2]
In the case of Increased Revolving Credit Commitments, insert completed items 6 and 7 as applicable, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement; items 1-5 to be removed.

3.
Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [•][New Term Loans] set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [•] [New Term Loans] in accordance with Sections 5.1 and 5.2 of the Credit Agreement, respectively.

4.	Prepayment Fees. The Borrower of the Series [•] [New Term Loans] agrees to pay to each [New Term Loan Lender] the following prepayment fees, if any: [•].
[Insert other additional provisions and conditions with respect to Series [•] [New Term Loans]]

5.
Other Fees. The Borrower agrees to pay each [New Term Loan Lender] its pro rata share (determined based upon each [New Term Loan Lender’s] share of the [New Term Loan Commitments]) an aggregate fee equal to [•] on [•], [•].

6.
Proposed Borrowing. This Agreement represents a request by the Borrower to borrow [or establish commitments with respect to] [Series [•]] [New Term Loans / Increased Revolving Credit Loans] from the [New Term Loan Lenders / Increased Revolving Credit Loan Lenders] as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing: [•], [•]

(b)	Amount of Proposed Borrowing: $[•]

(c)	Interest rate option:

(i)	ABR Loans

(ii)	LIBOR Loans

(iii)	with an initial Interest

(iv)	Period of [•] month(s)

7.
[[New Term Loan Lenders / Increased Revolving Credit Loan Lenders]. Each [New Term Loan Lender / Increased Revolving Credit Loan Lender] acknowledges and agrees that upon its execution of this Agreement and the making of [Series [•]] [New Term Loans / Increased Revolving Credit Loans], that such [New Term Loan Lender / Increased Revolving Credit Loan Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][3]

8.
Credit Agreement Governs. Except as set forth in this Agreement, the [Series [•]] [New Term Loans / Increased Revolving Credit Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

[3]	Insert bracketed language if the lending institution is not already a Lender.

9.
Borrower Certifications. By its execution of this Agreement, the undersigned officer of the Borrower, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity, that (i) no Default or Event of Default (or, in connection with a Limited Condition Transaction, no Default or Event of Default on the LCT Test Date and no Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement, respectively on the date of the Proposed Borrowing) exists on the date hereof before or after giving effect to the [New Term Loan Commitments / Increased Revolving Credit Commitments] contemplated hereby and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Proposed Borrowing (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, (provided that any such representation and warranty which is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) (provided that, in the case of the incurrence or provision of any New Term Loan Commitments in connection with a Permitted Acquisition or similar permitted Investment, the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute specified purchase agreement representations (determined with respect to the target in the main transaction agreement governing such Permitted Acquisition or similar permitted Investment) and Specified Representations, and the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in such transaction agreement).

10.	Notice. For purposes of the Credit Agreement, the initial notice address of each [New Term Loan Lender / Increased Revolving Credit Loan Lender] shall be as set forth below its signature below.

11.
Tax Forms. For each relevant [New Term Loan Lender / Increased Revolving Credit Loan Lender], delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [New Term Loan Lender / Increased Revolving Credit Loan Lender] may be required to deliver to the Administrative Agent pursuant to Section 5.4(e) of the Credit Agreement.

12.
Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the [Series [•]] [New Term Loans / Increased Revolving Credit Loans] made by each [New Term Loan Lender / Increased Revolving Credit Loan Lender] in the Register.

13.
Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

14.
Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

15.
GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.
Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

17.
Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

18.	Credit Document. This Agreement is a Credit Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first set forth above.
[NAME OF NEW TERM LOAN LENDER / NAME OF INCREASED REVOLVING CREDIT LOAN LENDER]

By:    ______________________________________
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

Carbonite, Inc.,
as the Borrower
By:    ______________________________________
Name:
Title:

Consented to by:

BARCLAYS BANK PLC,
as the Administrative Agent
By:    ______________________________________
Name:
Title:

By:    ______________________________________
Name:
Title:

SCHEDULE A
TO JOINDER AGREEMENT

[Name of New Term Loan Lender / Name of Increased Revolving Credit Loan Lender]	Type of Commitment	Commitment Amount
[•]	[New Term Loan Commitment] [Increased Revolving Credit Commitment]	$[•]
[•]	[•]	$[•]
[•]	[•]	Total:$[•]

EXHIBIT B
TO THE CREDIT AGREEMENT

FORM OF GUARANTEE
[Please see attached.]

GUARANTEE
This GUARANTEE, dated as of March 26, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guarantee”), by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 20, in favor of the Collateral Agent for the benefit of the Secured Parties.
W I T N E S S E T H:
WHEREAS, reference is made to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, Carbonite, Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent, pursuant to which, among other things, (i) the Lenders have severally agreed to make their respective extensions of credit upon the terms and subject to the conditions set forth therein and (ii) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries;
WHEREAS, the extensions of credit and the provision of Secured Cash Management Agreements and Secured Hedge Agreements will be used in part to enable valuable transfers to the Guarantors in connection with the operation of their respective businesses;
WHEREAS, each Guarantor acknowledges and agrees that it will derive substantial direct and indirect benefit from the extensions of credit and the provision of Secured Cash Management Agreements and Secured Hedge Agreements; and
WHEREAS, it is a condition precedent to the several obligations of the Lenders to make their respective extensions of credit under the Credit Agreement on the Closing Date that each Guarantor shall have executed and delivered this Guarantee to the Collateral Agent for the benefit of the Secured Parties.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective extensions of credit under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries, the Guarantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:
1.Defined Terms.
(a)Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)Section 1 of the Credit Agreement is incorporated herein by reference, mutatis mutandis.
2.Guarantee.
(a)Subject to the provisions of Section 3, each of the Guarantors hereby, jointly and severally, continually, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Collateral Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance, and not merely collection, when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone (other than those of such Guarantor) (including amounts that would become due but for operation of the automatic stay under 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).
(b)Each Guarantor further agrees to pay any and all reasonable and documented outof pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent, the Collateral Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantors under this Guarantee, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement.
(c)Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.
(d)No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date (subject to the reinstatement provision pursuant to Section 9 hereof).
(e)Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose, but the failure to notify the Collateral Agent of any such payment will not create a breach or default hereunder or result in any liability to such Guarantor.
(f)Each Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Secured Hedge Agreements (provided, however, that each Guarantor shall only be liable under this Section 2(f) for the maximum amount of such liability that can hereby incurred without rendering its obligations under this Section 2(f), or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Guarantor intends that its obligations under this Section 2 constitute, and this Section 2 shall be deemed to constitute, a guarantee or other arrangement for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each applicable Guarantor under this Section 2, irrespective of any discharge of such Guarantor’s obligations to pay those amounts to the other Secured Parties resulting from failure by any of them to take appropriate steps in insolvency proceedings affecting such Guarantor to preserve their entitlement to be paid those amounts.
Any amount due and payable by a Guarantor to the Collateral Agent under this Section 2 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by a Guarantor to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 2.
3.Limitation of Guarantee. Anything herein or in any other Credit Document to the contrary notwithstanding, the liability of each Guarantor hereunder and under the other Credit Documents shall be limited to the maximum amount that would not render such Guarantor’s obligations subject to avoidance under any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors, including under the Bankruptcy Code.
4.Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payments made hereunder and under the Credit Agreement (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder and the Borrower under the Credit Agreement who has not paid its proportionate share of such payments. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 6. The provisions of this Section 4 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties up to the maximum liability of such Guarantor hereunder.
5.Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and application.
6.Postponement of Subrogation and Contribution. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law) of the Collateral Agent or any other Secured Party against the Borrower or any Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any Guarantor or other guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Termination Date (subject to the reinstatement provision pursuant to Section 9 hereof). If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date (subject to the reinstatement provision pursuant to Section 9 hereof), such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations whether matured or unmatured, in accordance with Section 5.4 of the Security Agreement.
7.Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements and Secured Hedge Agreements and any other documents executed and delivered in connection therewith may, in accordance with Section 13.1 of the Credit Agreement or any applicable Secured Cash Management Agreement or Secured Hedge Agreement, be amended, restated, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement or Secured Hedge Agreement, the Cash Management Bank or Hedge Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations may be sold, impaired, modified, non-perfected (as to any collateral security), exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. Each Guarantor agrees that the Obligations of each Guarantor hereunder are independent of the Obligations of each other Guarantor, and when making any demand hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Guarantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Guarantor or any other Person or any release of any Guarantor or any other Person shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
8.Guarantee Absolute and Unconditional.
(a)Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee. All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, any requirement that the Collateral Agent or any other Secured Party exhaust any right or remedy or proceed against the Borrower or other Guarantor under the Credit Documents, and any defense arising by reason of any disability or other defense of the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor further waives, to the fullest extent permitted by law, the following rights: (i) that the assets of the Borrower or other Guarantors first be used, depleted and/or applied in satisfaction of their obligations under the Credit Documents prior to any amounts being claimed from or paid by any Guarantor, (ii) to require that the Borrower or other Guarantors be sued and all claims against the Borrower or other Guarantors be completed prior to an action or proceeding being initiated against such Guarantor, and (iii) to have its obligations hereunder be divided among the Guarantors, such that each Guarantor’s obligation would be less than the full amount claimed. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Secured Cash Management Agreement, any Secured Hedge Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) the absence of any attempt to collect on any obligations or any part there from either Borrower or any other Guarantor or other action to enforce the same or any action to enforce any Credit Document or any Lien thereunder, (c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral or other security for any Obligations, (d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against a Borrower, any other Guarantor or any of the Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Obligation (or any interest thereon) in or as a result of any such proceeding, (e) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement or any other Credit Document or any other agreement or instrument relating thereto, (f) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or other security for any Obligations or any election following the occurrence of an Event of Default by any Secured Party to proceed separately against any Collateral or other security for any Obligations in accordance with such Secured Party’s rights under any applicable law, (g) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent or any other Secured Party or (h) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release, or any reduction in the liability, of the Borrower or any Guarantor or any such other Person or any release of any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor.

(b)This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns permitted under the Credit Agreement until the Termination Date (subject to the reinstatement provision pursuant to Section 9 hereof).
(c)A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released under the circumstances described in Section 13.1 of the Credit Agreement.
(d)The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the Obligations under the Credit Documents may be declared to be forthwith due and payable as provided in Section 11 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in such Section) for purposes of Section 2, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 2.
9.Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
10.Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars (based on the amount, denominated in Dollars of such Obligations on the date of payment) at the Collateral Agent’s office. Each Guarantor agrees that the provisions of Section 5.4 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.
11.Representations and Warranties; Covenants.
(a)Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor and in the other Credit Documents to which such Guarantor is a party, each of which hereby incorporated herein by reference, are true and correct in all material respects as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and if any such representation and warranties are qualified by materiality, material adverse effect or similar language, such representations and warranties are true and correct in all respects), and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.
(b)Each Guarantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that, from and after the date of this Guarantee until the Termination Date (subject to the reinstatement provision pursuant to Section 9 hereof), such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or Section 10 of the Credit Agreement and so that no Default or Event of Default is caused by any act or failure to act of such Guarantor.
(c)Each Guarantor represents that it is in its best commercial interest to provide the guarantee set forth herein in favor of the Collateral Agent, for the benefit of the Secured Parties.
(d)Each Guarantor acknowledges and agrees that the Collateral Agent has sufficient authority to execute this Guarantee and enforce its rights and remedies hereunder on behalf of the Secured Parties.
12.Authority of the Collateral Agent.
(a)The Collateral Agent enters into this Guarantee in its capacity as agent for the Secured Parties from time to time. The rights and obligations of the Collateral Agent under this Guarantee at any time are the rights and obligations of the Secured Parties at that time. Each of the Secured Parties has (subject to the terms of the Credit Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Credit Documents. The rights, remedies and discretions of the Secured Parties, or any of them, under this Guarantee may be exercised by the Collateral Agent. No party to this Guarantee is obliged to inquire whether an exercise by the Collateral Agent of any such right, remedy or discretion is within the Collateral Agent’s authority as agent for the Secured Parties.
(b)Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit Documents) in the identity of the Persons from time to time comprising the Secured Parties gives rise to an equivalent change in the Secured Parties, without any further act. Upon such an occurrence, the Persons then comprising the Secured Parties are vested with the rights, remedies and discretions and assume the obligations of the Secured Parties under this Guarantee. Each party to this Guarantee irrevocably authorizes the Administrative Agent and/or the Collateral Agent to give effect to the change in the Secured Parties contemplated in this Section 12(b) by countersigning an Assignment and Acceptance.
(c)Neither the Collateral Agent nor its Affiliates nor any of their respective officers, directors, employees, agents or attorneys-in-fact shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Guarantee or any other Credit Document (except for such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction).
13.Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 of the Credit Agreement.
14.Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
15.Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
16.Integration. This Guarantee, together with the other Credit Documents, represents the agreement of each Guarantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Guarantors or the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
17.Amendments in Writing; No Waiver; Cumulative Remedies.
(a)None of the terms or provisions of this Guarantee may be waived, amended, restated, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.
(b)Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 17(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any other Secured Party would otherwise have on any future occasion.
(c)The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
18.Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
19.Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Collateral Agent or as otherwise permitted by Section 10.3 of the Credit Agreement.
20.Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto (each such written supplement, a “Guarantor Supplement”). The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.
21.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION

OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
22.Submission to Jurisdiction; Waivers; Service of Process. Each party hereto hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;
(b)consents that any such action or proceeding shall be brought in such courts and waives any right to any other jurisdiction to which it may be entitled on account of its present or future place of residence or domicile or any other reason, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 13 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)agrees that nothing herein shall affect the right of the Administrative Agent, Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Guarantor in any other jurisdiction; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 22 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Borrower's’ indemnification obligations set forth in Section 13.5 of the Credit Agreement.
In addition to the foregoing, each Guarantor hereby irrevocably and unconditionally appoints the Borrower as its agent for service of process in any suit, action or proceeding with respect to this Guarantee and each other Credit Document and agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 of the Credit Agreement or such other address of the Borrower of which the Administrative Agent shall have been notified pursuant to Section 13.2 of the Credit Agreement and each Guarantor hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf.
23.GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[SIGNATURE PAGES FOLLOW]

EXHIBIT C
TO THE CREDIT AGREEMENT

FORM OF PLEDGE AGREEMENT
[Please see attached.]

PLEDGE AGREEMENT
THIS PLEDGE AGREEMENT, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), among, Carbonite, Inc., a corporation organized under the laws of Delaware (the “Borrower”), each of the Subsidiaries listed on the signature pages hereto or that becomes a party hereto pursuant to Section 22 (each, a “Pledgor” and collectively with the Borrower, the “Pledgors”) and Barclays Bank PLC, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.
W I T N E S S E T H:
WHEREAS, reference is made to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, Carbonite, Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent, pursuant to which, among other things, (i) the Lenders have severally agreed to make their respective extensions of credit upon the terms and subject to the conditions set forth therein and (ii) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries;
WHEREAS, pursuant to the Guarantee, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Pledgor has jointly and severally agreed to continually, absolutely, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance, and not merely collection, when due (whether at the stated maturity, by acceleration or otherwise), in each case, in full of the Obligations;
WHEREAS, each Pledgor is either the Borrower or an indirect Wholly-Owned Subsidiary of the Borrower;
WHEREAS, the proceeds of the extensions of credit and the provision of Secured Cash Management Agreements and Secured Hedge Agreements will be used in part to make valuable transfers to the Pledgors in connection with the operation of their respective businesses;
WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the extensions of credit and the provision of Secured Cash Management Agreements and Secured Hedge Agreements; and
WHEREAS, as of the date hereof, (a) the Pledgors (including the Borrower) are the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the issuers named therein (such Equity Interests, together with any other Equity Interests of the issuers of such Equity Interests or any other issuers directly held by any Pledgor hereafter (or in which such Pledgor has rights), in each case, except to the extent excluded from the Collateral pursuant to the last paragraph in Section 2, referred to collectively herein as the “Pledged Shares”) and (b) each of the Pledgors is the legal and beneficial owner of the promissory notes and any instruments and any debt securities evidencing Indebtedness described in Schedule 1 hereto (together with any such other Indebtedness owed to any Pledgor as of the date hereof and any time hereafter, including the promissory notes required to be pledged pursuant to Section 9.10 of the Credit Agreement, referred to collectively herein as the “Pledged Debt”).

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries, the Pledgors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:
1.Defined Terms.
(a)Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)Terms used herein or in the Credit Agreement without definition that are defined in the UCC have the meanings given to them in the UCC.
(c)“Collateral” shall have the meaning provided in Section 2.
(d)“Equity Interests” shall mean, collectively, Capital Stock and Stock Equivalents.
(e)“Security Interest” shall have the meaning provided in Section 2.
(f)“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
(g)Section 1 of the Credit Agreement is incorporated herein by reference, mutatis mutandis.
2.Grant of Security. As collateral security for the payment and performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Pledgor hereby collaterally assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and a security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following assets and properties, wherever located or deemed located, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Collateral”):
(a)the Pledged Shares held by such Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;
(b)the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and

(c)to the extent not covered by clauses (a) and (b) above, all voting, management and economic rights associated with any of the foregoing and relating to any issuer of Equity Interests, respectively, all Proceeds of any or all of the foregoing Collateral.
Notwithstanding the foregoing, the Collateral shall exclude Excluded Stock and Stock Equivalents and Excluded Property.
3.Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be (a) in the case of such Collateral existing as of the date hereof, delivered pursuant to Section 6.2 or Section 9.10 of the Credit Agreement, as the case may be, and (b) in the case of such Collateral acquired after the date hereof, promptly (and in any event within 60 days of the acquisition thereof (or such longer period as the Collateral Agent may reasonably agree)), delivered by the applicable Pledgor to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares.
4.Representations and Warranties. Each Pledgor represents and warrants, after giving effect to the Transactions, as follows:
(a)Schedule 1 hereto (i) correctly represents as of the Closing Date (A) the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of issuance and maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 1 hereto, and except for Excluded Stock and Stock Equivalents, the Pledged Shares represent all (or 66% in the case of pledges of the Voting Stock of Foreign Subsidiaries or any CFC Holding Company and, in each case, 100% of the non-Voting Stock of such entities) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuers of such Pledged Shares held by the Pledgors as of the Closing Date.
(b)Such Pledgor is the legal and beneficial owner of the Collateral pledged or collaterally assigned by such Pledgor hereunder free and clear of any Lien, except for Permitted Liens and the Lien created by this Pledge Agreement.
(c)As of the Closing Date, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable, in each case, to the extent such concepts are applicable in the jurisdiction of organization of the respective issuer.
(d)The execution and delivery by such Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable Security Interest in such Collateral (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the creation of such Security Interest is governed by the UCC of any applicable jurisdiction) and, upon delivery of such Collateral to the Collateral Agent, shall constitute a fully perfected Lien on and Security Interest in the Collateral, securing the payment and performance in full of the Obligations, in favor of the Collateral Agent for the benefit of the Secured Parties (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the creation and perfection of such Security Interest is governed by the UCC of any applicable jurisdiction), except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.
(e)Such Pledgor has full organizational power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Pledge Agreement, and this Pledge Agreement constitutes a legal, valid and binding obligation of each Pledgor (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the enforceability of such Security Interest is governed by the UCC of any applicable jurisdiction), enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.
5.Certification of Limited Liability Company, Limited Partnership Interests, Equity Interests in Foreign Subsidiaries and Pledged Debt.
(a)With respect to any Equity Interests in any Subsidiary constituting Collateral that are not a security as defined in Section 8-102(a)(15) of the UCC of any applicable jurisdiction or pursuant to Section 8-103 of the UCC of any applicable jurisdiction, if any Pledgor shall take any action that, under such sections, converts such Equity Interests into a security, or such Equity Interests otherwise become a security, such Pledgor shall give prompt written notice thereof to the Collateral Agent and cause the issuer thereof to issue to it certificates or instruments evidencing such Equity Interests, which it shall promptly deliver to the Collateral Agent as provided in Section 3.
(b)Each Pledgor will comply with Sections 9.9, 9.10 and 9.12 of the Credit Agreement.
(c)In the event that any Equity Interests in any Foreign Subsidiary constituting Collateral are not represented by a certificate, the Pledgors agree not to permit such Foreign Subsidiary to issue Equity Interests represented by a certificate to any other Person.
6.Further Assurances. Subject to the terms and limitations of Sections 9.9, 9.10 and 9.12 of the Credit Agreement and Section 3.2(c) of the Security Agreement, each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment or Security Interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Each Pledgor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the applicable Pledgors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interest of the Collateral Agent under this Pledge Agreement. Each Pledgor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.
7.Voting Rights; Dividends and Distributions; Etc.
(a)So long as no Event of Default shall have occurred and be continuing:

(i)Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the other Credit Documents.
(ii)The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.
(b)Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by this Pledge Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Agreement, as applicable; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).
(c)Upon at least one Business Days’ prior written notice to a Pledgor by the Collateral Agent that the Collateral Agent is exercising its rights under this Section 7(c), following the occurrence and during the continuance of an Event of Default,
(i)all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 7(a)(i) (and the obligations of the Collateral Agent under Section 7(a)(ii) shall be reinstated);
(ii)all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Collateral Agent shall repay to each Pledgor (without interest) all dividends, distributions and principal and interest payments not otherwise applied in accordance with Section 11(b) that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7(b);
(iii)all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 7(b) shall be received in trust for the benefit of the Collateral Agent and segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsements); and
(iv)in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 7(b), to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(c)(i), and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 7(c)(ii) and (c)(iii), such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request in writing.
8.Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:
(a)not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for Permitted Liens and the Lien created by this Pledge Agreement; provided that in the event such Pledgor sells or otherwise disposes of assets as permitted by the Credit Agreement to a Person that is not a Credit Party, and such assets are or include any of the Collateral, the Lien created by this Pledge Agreement shall be automatically released concurrently with the consummation of such sale, and upon the request of the applicable Pledgor the Collateral Agent shall evidence such release of such Collateral to such Pledgor; and
(b)use commercially reasonable efforts to defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than Permitted Liens and the Lien created by this Pledge Agreement), however arising, and any and all Persons whomsoever (except to the extent that the Collateral Agent and the Borrower agree that the cost of such defense is excessive in relation to the benefits to be obtained by the Secured Parties therefrom).
9.Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate with respect to such Pledgor on the Termination Date (subject to the reinstatement provision of Section 14 hereof) or, if sooner, upon the release of such Pledgor hereunder pursuant to Section 13, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise to take any action and to execute any instrument, in each case solely after the occurrence and during the continuance of an Event of Default that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.
10.The Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.
11.Remedies. If any Event of Default shall have occurred and be continuing:
(a)The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law (whether or not the UCC applies to the affected Collateral) and also may, upon at least one Business Day’s prior written notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale of Pledged Shares or Pledged Debt (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Shares or Pledged Debt so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.
(b)Each Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(c)The Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral, as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 11.13 of the Credit Agreement.
Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
(d)All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default, shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).
12.Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements, Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement or Secured Cash Management Agreement, the Hedge Bank or Cash Management Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Pledgor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Pledgor or any other Person or any release of the Borrower or any Pledgor or any other Person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
13.Continuing Security Interest; Assignments Under the Credit Agreement; Release.
(a)This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns permitted under the Credit Agreement until the Termination Date (subject to the reinstatement provision of Section 14 hereof), notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreement or Secured Hedge Agreement the Credit Parties may be free from any Obligations.
(b)A Pledgor shall automatically be released from its obligations hereunder and the Collateral of such Pledgor shall be automatically released under the circumstances described in Section 13.1 of the Credit Agreement.
(c)The Collateral shall be automatically released from the Lien of this Pledge Agreement as it relates to the Obligations (i) to the extent provided for in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the Security Interest granted in such Collateral pursuant to Section 13.1 of the Credit Agreement.
(d)In connection with any termination or release pursuant to the foregoing paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release subject to, if reasonably requested by the Collateral Agent, the Collateral Agent’s receipt of a certification by the Borrower and the applicable Pledgor stating that such transaction is in compliance with the Credit Agreement and the other Credit Documents. Any execution and delivery of documents pursuant to this Section 13 shall be without recourse to or warranty by the Collateral Agent.
14.Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other Person, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.
15.Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 13.2 of the Credit Agreement.
16.Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
17.Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

18.Integration. This Pledge Agreement, together with the other Credit Documents and each other document in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement, represents the agreement of each Pledgor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Pledgors or the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents or each other document in respect of any Secured Hedge Agreement or any Secured Cash Management Agreement.
19.Amendments in Writing; No Waiver; Cumulative Remedies.
(a)None of the terms or provisions of this Pledge Agreement may be waived, amended, restated, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.
(b)Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 19(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any other Secured Party would otherwise have on any future occasion.
(c)The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
20.Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
21.Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreement.
22.Additional Pledgors. Each Subsidiary of the Borrower that is required to become a party to this Pledge Agreement pursuant to Section 9.10 of the Credit Agreement shall become a Pledgor, with the same force and effect as if originally named as a Pledgor herein, for all purposes of this Pledge Agreement, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto (each such written supplement, a “Pledge Agreement Supplement”). The execution and delivery of any instrument adding an additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.
23.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION

OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
24.Submission to Jurisdiction; Waivers; Service of Process. Each party hereto irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;
(b)consents that any such action or proceeding shall be brought in such courts and waives any right to any other jurisdiction to which it may be entitled on account of its present or future place of residence or domicile or any other reason, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 15 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)agrees that nothing herein shall affect the right of the Administrative Agent, Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Pledgor in any other jurisdiction; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 24 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Pledgors’ indemnification obligations set forth in Section 13.5 of the Credit Agreement.
25.GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
26.Enforcement Expenses; Indemnification.
(a)Each Pledgor agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Pledgor under this Pledge Agreement, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement.
(b)Each Pledgor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Pledge Agreement to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement.
(c)The agreements in this Section 27 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.
27.Acknowledgments. Each party hereto hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Pledge Agreement and the other Credit Documents to which it is a party;
(b)neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Pledge Agreement or any of the other Credit Documents, and the relationship between the Pledgors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Pledgors and the Lenders and any other Secured Party.
[SIGNATURE PAGES FOLLOW]

EXHIBIT D
TO THE CREDIT AGREEMENT

FORM OF SECURITY AGREEMENT
[Please see attached.]

SECURITY AGREEMENT
THIS SECURITY AGREEMENT, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”), among Carbonite, Inc., a corporation organized under the laws of Delaware (the “Borrower”), each of the Subsidiaries listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.14 (each, a “Subsidiary Grantor” and collectively, the “Subsidiary Grantors”), and Barclays Bank PLC, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.
W I T N E S S E T H:
WHEREAS, reference is made to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent, pursuant to which, among other things, (i) the Lenders have severally agreed to make their respective extensions of credit upon the terms and subject to the conditions set forth therein and (ii) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries;
WHEREAS, pursuant to the Guarantee, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Grantor party thereto has jointly and severally agreed to continually, absolutely, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance, and not merely collection, when due (whether at the stated maturity, by acceleration or otherwise), in each case, in full of the Obligations;
WHEREAS, each other Grantor is a direct or indirect Wholly-Owned Subsidiary of Borrower;
WHEREAS, each Grantor is the Borrower or a Guarantor;
WHEREAS, the proceeds of the Loans and the provisions of Secured Cash Management Agreements and Secured Hedge Agreements will be used in part to make valuable transfers to the Grantors in connection with the operation of their respective businesses; and
WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans and the provision of Secured Cash Management Agreements and Secured Hedge Agreements.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.Defined Terms.
(a)Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The words “include” and “including” shall be deemed to be followed by, “without limitation.”
(b)Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein): Account, Chattel Paper, Commercial Tort Claims, Commodity Contract, Deposit Accounts, Documents, Fixtures, Goods, Instruments, Inventory, Letter-of-Credit Right, Securities, Securities Accounts, Security Entitlement, software, Supporting Obligation and Tangible Chattel Paper.
(c)The following terms shall have the following meanings:
“Collateral” shall have the meaning provided in Section 2.
“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.
“Control” shall mean “control,” as such term is defined in Section 9-104 or 9-106, as applicable, of the UCC.
“Copyright License” shall mean any written agreement, now or hereafter in effect, granting to any Person any exclusive right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all such rights of any such Person under any such agreement.
“Copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyrights arising under the laws of the United States, whether as author, assignee, transferee, licensee or otherwise, including copyrights in software, and (ii) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those Copyrights owned by any Grantor and listed on Schedule 1.
“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“Excluded Property” shall mean (i) any Vehicles and other assets subject to certificates of title, (ii) Letter of Credit Rights except to the extent perfection of a Security Interest therein may be accomplished by solely filing financing statements in appropriate form in the applicable jurisdiction under the UCC, (iii) [reserved], (iv) (x) all leasehold interests in real property and (y) any parcel of real estate and the improvements thereto owned in fee by a Credit Party not constituting Mortgaged Property (but not any Collateral located thereon), (v) any “intent to use” Trademark application filed in the United States Patent and Trademark Office (A) unless and until an amendment to allege use or a statement of use has been filed with by the United States Patent and Trademark Office with respect thereto and (B) to the extent, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such “intent-to-use” Trademark application under applicable federal law, (vi) except to the extent a Security Interest therein can be perfected by filing a financing statement under the UCC of any relevant jurisdiction, securities accounts, commodities accounts, any other assets requiring perfection through control agreements or perfection by “control” (other than any Pledged Shares (as defined in the Pledge Agreement) or Pledged Debt (as defined in the Pledge Agreement) or any Instruments or Chattel Paper required to be delivered pursuant to this Security Agreement), (vii) any lease, license or other agreement or any property owned by a Grantor that is subject to a purchase money Lien or Capitalized Lease Obligation or similar arrangement, in each case, only to the extent permitted under the Loan Documents and for so long as the grant of a Security Interest therein by the applicable Grantor (x) is prohibited by such lease, license, agreement, purchase money Lien, Capitalized Lease Obligation or similar arrangement without the consent of any other party thereto (other than a Credit Party), (y) would give any other party (other than a Credit Party) to any such lease, license, agreement, purchase money Lien, Capitalized Lease Obligation or similar arrangement the right to terminate its obligations thereunder or (z) is permitted only with consent and all necessary consents (other than those of a Credit Party) to such grant of a Security Interest have not been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (x), (y) and (z) would be rendered ineffective pursuant to Sections 9-406, 9‑407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law and other than any proceeds and receivables of such lease, license, agreement, purchase money Lien, Capitalized Lease Obligation or similar arrangement, the assignment of which is expressly deemed effective under the UCC of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Account or any money or other amounts due or to become due under any such lease, license, agreement, purchase money Lien, Capitalized Lease Obligation or similar arrangement, (viii) any Commercial Tort Claim with a claim value of less than $15,000,000, (ix) any asset or property to the extent and for so long as the grant of a Security Interest in such asset or property in favor of the Collateral Agent would be prohibited by any Contractual Requirement permitted under the Credit Documents binding on such assets prior to the Closing Date or, if acquired after the Closing Date, at the time of acquisition and not incurred in contemplation of such acquisition, applicable Requirement of Law or regulation (in each case, except to the extent such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9‑408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law and other than any proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction) or to the extent and for so long as the grant of such Security Interest in such asset or property would require the consent of any Governmental Authority as reasonably determined by the Borrower in consultation with the Administrative Agent, and (x) those assets as to which the Administrative Agent and the Borrower reasonably determine in writing that (x) the cost or other consequences of obtaining such Security Interest or perfection thereof are excessive in relation to the benefits to be obtained by the Secured Parties therefrom or (y) would result in materially adverse tax consequences to the Borrower or its Subsidiaries; provided that with respect to clauses (vii) and (ix), such property shall be Excluded Property only to the extent and for so long as such prohibition is in effect; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any assets referred to in the foregoing clauses (unless such Proceeds, substitutions or replacements would constitute assets referred to in the foregoing clauses).
“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, restated, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder.
“Grantors” shall mean the Subsidiary Grantors, Holdings and the Borrower, and “Grantor” shall mean each of them.
“Intellectual Property” shall mean all intellectual property, including, but not limited to, all (i) (a) Patents, inventions, processes, developments, technology and know-how; (b) Copyrights and Copyright Licenses; (c) Trademarks; (d) trade secrets, designs, data, databases and confidential, proprietary or non-public information; and (e) all other intellectual property rights, and (ii) all rights, priorities and privileges related thereto and all rights to sue or otherwise recover at law or in equity for any infringement, misappropriation, dilution or other violation or impairment thereof, including the right to receive all Proceeds therefrom.
“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements and Commodity Contracts of any Grantor (in each case, other than Excluded Stock and Stock Equivalents).
“Patents” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person and arising under the laws of the United States: (a) all issued patents and pending patent applications, and (b) all reissues, reexaminations, continuations, divisionals, continuations-in-part, or extensions thereof, and the inventions, discoveries or designs disclosed or claimed therein, including those patents and applications therefor owned by any Grantor and listed on Schedule 2.
“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement or other violation of any Patent now or hereafter owned by any Grantor, (ii) past, present or future infringement or dilution or other violation of any Trademark now or hereafter owned by any Grantor or injury to the goodwill of the business connected with the use thereof or symbolized thereby, (iii) past, present or future infringement or other violation of any Copyright now or hereafter owned by any Grantor, (iv) past, present or future infringement, misappropriation or misuse or other violation or impairment of any other Intellectual Property now or hereafter owned by any Grantor, and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Registered Intellectual Property” shall mean all Copyrights, Patents and Trademarks issued by, registered with, renewed by or the subject of a pending application before the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

“Security Agreement” shall mean this Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Security Interest” shall have the meaning provided in Section 2.
“Short-form Intellectual Property Security Agreement” shall have the meaning provided in Section 3.2(b).
“Termination Date” shall have the meaning provided in Section 6.5(a).
“Trademarks” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person and arising under the laws of the United States: (i) all trademarks, service marks, trade names, brand names, domain names, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers and designs, all registrations and recordings thereof (if any), and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, including those Trademarks and applications therefor owned by any Grantor and listed on Schedule 3 hereto, and (ii) all goodwill of the business connected with the use thereof or symbolized thereby.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
“Vehicles” shall mean all cars, trucks, trailers, and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
Section 1 of the Credit Agreement is incorporated herein by reference, mutatis mutandis.
2.Grant of Security Interest.
(a)Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following assets and property, wherever located or deemed located, now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations:
(i)all Accounts;
(ii)all Chattel Paper;
(iii)all Commercial Tort Claims described on Schedule 4 (as such Schedule may be amended, restated, supplemented or otherwise modified from time to time);

(iv)all Documents;
(v)all Equipment, Fixtures and Goods;
(vi)all General Intangibles;
(vii)all Instruments;
(viii)all Intellectual Property;
(ix)all Inventory;
(x)all Investment Property;
(xi)all Deposit Accounts and all Money;
(xii)all Supporting Obligations;
(xiii)all books and records pertaining to the Collateral; and
(xiv)the extent not otherwise included, all Proceeds and products of any and all of the foregoing;
provided that the Collateral (or any defined term used in the definition thereof) for any Obligations shall not include any (x) Excluded Stock and Stock Equivalents or (y) Excluded Property; provided, however, that Collateral shall include any Proceeds, substitutions or replacements of any assets referred to in the foregoing clauses (x) and (y) (unless such Proceeds, substitutions or replacements would constitute assets referred to in clause (x) or (y)).
(b)Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the applicable Grantors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interest of the Collateral Agent under this Security Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets”, “all assets now owned or hereafter acquired” or words of similar effect. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.
Subject to the limitations contained herein and in the Credit Agreement, each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b).
The Collateral Agent is further authorized to file with the United States Patent and Trademark Office, the United States Copyright Office or any similar office in any state of the United States (or any successor office), with the signature of each applicable Grantor, such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted hereunder by each Grantor and naming any Grantor or the Grantors as debtors and the Collateral Agent, as the case may be, as secured party.

The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral, unless the Collateral Agent has expressly assumed such obligations or liabilities and released the Grantors from such obligations and liabilities.
3.Representations and Warranties.
Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party on and as of the date hereof (and on and as of the date of each Credit Event) that:
3.1    Title: No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, the Pledge Agreement and the other Security Documents and (b) the Liens permitted by the Credit Agreement, such Grantor owns, or has valid leaseholds in or the right to use, each item of the Collateral free and clear of any and all Liens. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, (ii) are permitted by the Credit Agreement or (iii) relate to obligations no longer outstanding or are in respect of commitments to lend which have been terminated.
3.2    Perfected Liens.
(a)This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a legal, valid and enforceable Security Interest in the Collateral (with respect to Collateral consisting of Capital Stock of Foreign Subsidiaries, Stock Equivalents issued by Foreign Subsidiaries and Indebtedness of Foreign Subsidiaries, to the extent the enforceability of such Security Interest is governed by the UCC), subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally, general equitable principles, and principles of good faith and fair dealing.
(b)Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute a valid and perfected Security Interest in the Collateral (to the extent perfection may be obtained by the filings or other actions described in clause (A), (B) or (C) of this paragraph) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) with respect to Collateral in which perfection can be obtained by filing a financing statement, the filing in the applicable filing offices of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, (B) with respect to Instruments, Chattel Paper, Certificated Securities and negotiable Documents, delivery to the Collateral Agent (or its bailee) of all Instruments, Chattel Paper, Certificated Securities and negotiable Documents in each case, properly endorsed for transfer in blank and (C) with respect to Registered Intellectual Property that is not Excluded Property, in addition to filings pursuant to the UCC of the relevant state(s), completion and recordation of the filing of a fully executed agreement substantially in the form of Annex B hereof (the “Short-form Intellectual Property Security Agreement”) and (ii) are prior to all other Liens on the Collateral other than Permitted Liens.
(c)Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement or the Pledge Agreement by control, control Agreements or other control arrangements or other delivery to the Collateral Agent (or its bailee) to be held in its possession of all Collateral consisting of Pledged Shares and Pledged Debt (each as defined in the Pledge Agreement and only with respect to Tangible Chattel Paper, Instruments or Certificated Securities

required as Collateral under the terms of the Credit Agreement). Except as otherwise expressly set forth in the other Credit Documents, no additional actions (other than execution and delivery of this Agreement and the Pledge Agreement and the filing of UCC Financing Statements) shall be required hereunder with respect to any assets that are located outside of the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets; it being understood, for the avoidance of doubt, that there shall be no requirement to execute any security agreement or pledge agreement governed by the laws of any non-U.S. jurisdiction.
(d)It is understood and agreed that the Security Interest in cash and Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses prior to the occurrence of an Event of Default.
3.3    Schedules
(a)As of the Closing Date, Schedule 1 sets forth a true and complete list of all of each Grantor’s registered Copyrights and applied for Copyrights and Copyright Licenses in the United States (other than Excluded Property), including the name of the registered owner or applicant, as applicable, and the registration number, if any.
(b)As of the Closing Date, Schedule 2 and Schedule 3 set forth a true and complete list of all of each Grantor’s Patents and Trademarks, respectively, applied for, issued by or registered with the United States Patent and Trademark Office, including the name of the record owner or applicant and the patent or registration, application, or publication number, as applicable.
(c)As of the Closing Date, Schedule 5(a) sets forth, with respect to each Grantor,
(i)its exact legal name, as such name appears in its respective certificate of incorporation or formation or any other organizational document filed in its jurisdiction of incorporation, formation or organization,
(ii)its type of organization, (iii) its organizational identification number, if any, (iv) its jurisdiction of formation and (v) the address of its chief executive office. As of the Closing Date, set forth on Schedule 5(b) hereto is a list of (w) any other corporate or organizational legal names each Grantor has had, together with the date of the relevant change, (x) all other names used by each Grantor, (y) any other business or organization to which each Grantor became the successor by merger, consolidation or acquisition, (other than any merger or consolidation with, or acquisition from, any other Grantor), and in each case to the extent such merger, consolidation or acquisition exceeded $25,000,000, and any changes in the form, nature or jurisdiction of organization or otherwise, and (z) all other names used by each Grantor on any filings with the Internal Revenue Service, in the case of each of clauses (w) through (z), at any time in the past five years. As of the Closing Date, except as set forth on Schedule 5(c). no Grantor has changed is jurisdiction of organization at any time during the past four months.
4.Covenants.
Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Termination Date (subject reinstatement provision of Section 6.6 hereof):
4.1    Maintenance of Perfected Security Interest: Further Documentation.

(a)Except as otherwise permitted in the Credit Documents, such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.2(b) and shall use commercially reasonable efforts to defend such Security Interest against the claims and demands of all Persons (except to the extent that such claim constitutes a Permitted Lien).
(b)Such Grantor will furnish to the Collateral Agent and the Secured Parties from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.
(c)Such Grantor will (A) furnish to the Collateral Agent at the time of the delivery of the financial statements provided for in Section 9.1(a) and (b) of the Credit Agreement: a schedule setting forth any new or additional Registered Intellectual Property owned by any Grantor, which has not been previously disclosed to the Collateral Agent, following the Closing Date (or following the date of the last supplement provided to the Collateral Agent pursuant to this Section 4.1(c)), including any “intent to use” Trademark application with respect to which an amendment to allege use or a statement of use has been filed in the United States Patent and Trademark Office, whether or not previously disclosed, all in reasonable detail, and (B) promptly following the delivery of such financial statements, execute and file appropriate supplement agreements in substantially the same form as the Short-form Intellectual Property Security Agreement with the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, evidencing the Collateral Agent’s Security Interest in such new or additional Registered Intellectual Property (including any such “intent to use” Trademark application).
(d)Subject to clause (e) below, Section 3.2(c) and Section 4.1(a), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents required under Section 3.2(b)(C)), which may be required under any applicable law, or which the Collateral Agent may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interest created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Security Interest created hereby and all applicable documents required under Section 3.2(b)(C), all at the expense of such Grantor.
(e)Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement and this Section 4.1.
(f)As of the Closing Date, each Grantor hereby represents and warrants that it holds no Commercial Tort Claims with a claim value of $15,000,000 or more other than those listed on Schedule 4. If any Grantor shall at any time hold or acquire a Commercial Tort Claim with a claim value of $15,000,000 or more, such Grantor shall promptly (and in any event within 60 days upon obtaining knowledge thereof, or such longer period as the Collateral Agent may reasonably agree) notify the Collateral Agent in a writing signed by such Grantor of the brief details thereof which writing shall serve to supplement Schedule 4.

(g)With respect to each item of its Intellectual Property included in the Collateral that is material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole (the “Material Intellectual Property”), each Grantor agrees to take, at its expense, all commercially reasonable steps in its reasonable business judgment, including, as applicable, in the United States Patent and Trademark Office and the United States Copyright Office, to (i) maintain the validity and enforceability of the Material Intellectual Property and maintain the Material Intellectual Property in full force and effect, and (ii) pursue the registration and maintenance of the Registered Intellectual Property now or hereafter included in the Material Intellectual Property. Each Grantor shall take all commercially reasonable steps which it, or the Collateral Agent (solely during the continuation of an Event of Default), deems reasonable and appropriate under the circumstances in its reasonable business judgment to preserve and protect each item of its Material Intellectual Property(or on the case of the Collateral Agent, solely during the continuation of an Event of Default, any Intellectual Property included in the Collateral), including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, at least consistent with the quality of the products and services as of the date hereof, and taking all commercially reasonable steps to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.
4.2    Changes in Locations. Name, etc. Each Grantor will furnish to the Collateral Agent promptly (and in any event within forty-five (45) days (or such longer period as the Collateral Agent may reasonably agree) of such change) a written notice of any change (i) in its legal name, (ii) in its jurisdiction of organization or, if not a registered organization, location for purposes of the UCC or (iii) in its type of organization or corporate structure which would impair the perfection and priority of the Security Interest granted hereby. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph and, subject to Section 3.2(c), take all other action reasonably necessary to maintain the perfection and priority of the Security Interest of the Collateral Agent for the benefit of the Secured Parties, in the Collateral and, subject to Section 3.2(c). take all other action reasonably necessary to maintain the perfection and priority of the Security Interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral.
4.3    Selected Pledge Agreement Provisions. With respect to any Collateral that constitutes Pledged Shares and Pledged Debt (each as defined in the Pledge Agreement), it is understood and agreed that Section 7 and 8 of the Pledge Agreement are incorporated herein by reference, mutatis mutandis.
5.Remedial Provisions.
5.1    Certain Matters Relating to Accounts.
(a)At any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that the Collateral Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
(b)The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within five Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.4 and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c)At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original (if available) and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original (if available) orders, invoices and shipping receipts.
(d)Each Grantor hereby grants to the Collateral Agent, to be exercised solely upon the occurrence and during the continuance of an Event of Default, solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article 5, and solely to the extent such grant reasonably would not be expected to constitute or result in the abandonment, termination, acceleration, invalidation of or rendering unenforceable any right, title or interest therein or result in a breach of the terms of, or constitute a breach or default under such Intellectual Property, a non-exclusive, fully paid-up, royalty-free, license (exercisable without payment of royalty or other compensation to such Grantor), to use, license or sublicense (on a non-exclusive basis) any of the Intellectual Property now owned or hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (subject to the rights of any person or entity under any pre-existing license or other agreement); provided, however, that nothing in this Section 5.1 shall require any Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or violates the express terms of or constitutes a breach of default under or results in the termination of, or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document between Grantor and a third party, provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the quality control standards applicable to each such Trademark as in effect as of the date such licenses hereunder are granted, and provided further that such license shall include reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. Any license granted pursuant to this Section 5.1(d) shall be exercisable solely during the continuance of an Event of Default.
5.2    Communications with Credit Parties; Grantors Remain Liable.
(a)The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
(b)Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.
(c)Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Unless the Collateral Agent has expressly in writing assumed the obligations and liabilities with respect thereto, and released the Grantors therefrom, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
5.3    Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent, so requires by notice in writing to the relevant Grantor, all Proceeds received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.
5.4    Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 11.13 of the Credit Agreement.
If, despite the provisions of this Security Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 5.4.
5.5    Code and Other Remedies. If an Event of Default shall occur and be continuing the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may, after giving one Business Day prior written notice to the Borrower and any applicable Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of the Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each

Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any other Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such other Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.
5.6    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable and documented fees and disbursements of any attorneys or other representatives employed by the Collateral Agent or any other Secured Party to collect such deficiency (in each case subject to the limitations set forth in Section 13.5 of the Credit Agreement).
5.7    Amendments, etc., with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, restated, supplemented, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements, Secured Hedge Agreements and any other documents executed and delivered in connection therewith may, in accordance with Section 13.1 of the Credit Agreement or any applicable Secured Cash Management Agreement or Secured Hedge Agreement, be amended, restated, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement or Secured Cash Management Agreement, the Hedge Bank or Cash Management Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Grantor or any other Person or any release of any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
6.The Collateral Agent.
6.1    Collateral Agent’s Appointment as Attorney-in-Fact. etc.
(a)Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate with respect to such Grantor on the Termination Date (subject to the reinstatement provision of Section 6.6 hereof) or, if sooner, upon the termination or release of such Grantor hereunder pursuant to Section 6.5, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or advisable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default all without prior notice to the Grantors (provided that the Collateral Agent shall provide prompt notice to the Grantors thereafter of the initial exercise of any such rights):
(i)take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account constituting Collateral or with respect to any other Collateral whenever payable;
(ii)in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
(iii)pay or discharge taxes and Liens levied or placed on or threatened against any of the Collateral (other than taxes not required to be discharged under the Credit Agreement and other than Permitted Liens);
(iv)execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to any of the Collateral;
(v)obtain and adjust insurance required to be maintained by such Grantor pursuant to Section 9.3 of the Credit Agreement;
(vi)direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii)ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any of the Collateral;
(viii)sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;
(ix)commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any of the Collateral;
(x)defend any suit, action or proceeding brought against such Grantor with respect to any of the Collateral;
(xi)settle, compromise or adjust any such suit, action or proceeding with respect to any of the Collateral and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; and
(xii)generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Security Interest therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.
(b)Subject to any limitations of the Collateral Agent to take actions as set forth in clause (a) above, if any Grantor fails to perform or comply with any of its agreements contained herein within a reasonable period of time after the Collateral Agent has requested it to do so, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interest created hereby is released.
6.2    Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees, attorneys in fact or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral

Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own respective gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.
6.3    Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
6.4    Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional.
6.5    Continuing Security Interest; Assignments Under the Credit Agreement;Release.
(a)This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns permitted under the Credit Agreement until the Termination Date (subject to the reinstatement provision of Section 6.6 hereof), notwithstanding that from time to time during the term of the Credit Agreement, the Credit Parties may be free from any Obligations.
(b)A Grantor shall automatically be released from its obligations hereunder as it relates to the Obligations (as defined in the Credit Agreement) if it ceases to be a Credit Party in accordance with Section 13.1 of the Credit Agreement.
(c)The Security Interest granted hereby in any Collateral shall automatically be released as it relates to the Obligations (i) to the extent provided in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the Security Interest granted hereby in such Collateral pursuant to Section 13.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral permitted under the Credit Agreement to a Person that is not a Credit Party shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.
(d)In connection with any termination or release pursuant to clause (a), (b) or (c) above, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release subject to, if reasonably requested by the Collateral Agent, the Collateral Agent’s receipt of a certification by the Borrower and the applicable Grantor stating that such transaction is in compliance with the Credit Agreement and the other

Credit Documents. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.
6.6    Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other Person, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.
7.Collateral Agent As Agent.
(a)Barclays Bank PLC has been appointed to act as the Collateral Agent under the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement; provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of the Required Lenders. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, except to the extent specifically set forth in Section 5 of the Guarantee (it being understood and agreed by each Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the ratable benefit of the Secured Parties in accordance with the terms of this Section 7(a)).
(b)The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 12.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interest created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this

Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.
(c)Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Security Agreement or any other Security Document (except for its or such other Person’s own gross negligence or willful misconduct, as determined in a final non- appealable judgment of a court of competent jurisdiction).
8.Miscellaneous.
8.1    Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, restated, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.
8.2    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.
8.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.2). delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4    Enforcement Expenses; Indemnification.
(a)Each Grantor agrees to pay any and all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement.
(b)Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent the Credit Parties would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(c)The agreements in this Section 8.5 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents and the occurrence of the Termination Date (subject to the reinstatement provision of Section 6.6 hereof).
8.5    Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent except pursuant to a transaction permitted by the Credit Agreement.
8.6    Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
8.7    Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
8.8    Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.9    Integration. This Security Agreement together with the other Credit Documents represents the agreement of each of the Grantors with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth herein or in the other Credit Documents.
8.10    GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
8.11    Submission To Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;
(b)consents that any such action or proceeding shall be brought in such courts and waives any right to any other jurisdiction to which it may be entitled on account of its present or future place of residence or domicile or any other reason, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.3 or such other address of which the Collateral Agent shall have been notified pursuant to Section 13.2 of the Credit Agreement;
(d)agrees that nothing herein shall affect the right the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Grantors’ indemnification obligations set forth in Section 13.5 of the Credit Agreement.
8.12    Acknowledgments. Each party hereto hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;
(b)neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.
8.13    Additional Grantors. Each Subsidiary that is required to become a party to this Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Subsidiary Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
8.14    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[SIGNATURE PAGES FOLLOW]

EXHIBIT E
TO THE CREDIT AGREEMENT

FORM OF CREDIT PARTY CLOSING CERTIFICATE
CLOSING CERTIFICATE
OF [•]
March [•], 2019
Reference is made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein have the meaning provided in the Credit Agreement).
1.The undersigned [•], [Authorized Officer] of [•], a [jurisdiction of organization] [corporation][limited liability company] (the “Certifying Party”), hereby certifies 1 that [•] is the duly elected and qualified [Secretary/Assistant Secretary] of the Certifying Party, and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver on behalf of the Certifying Party each Credit Document (as defined in the Credit Agreement) to which it is a party and any certificate or other document to be delivered by the Certifying Party pursuant to each Credit Document.
2.The undersigned [•], [Secretary/Assistant Secretary] of the Certifying Party, hereby certifies as follows:
(a)attached hereto as Exhibit A is a true, complete and correct copy of the resolutions duly adopted by the [board of directors][manager][managing member] (or a duly authorized committee thereof) of the Certifying Party on the date set forth therein authorizing (i) the execution, delivery and performance of each of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated by the Credit Agreement; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only [corporate][limited liability company] proceedings of the Certifying Party now in force relating to or affecting the matters referred to therein;

[1]	Cross certification shall not be required for any Certifying Party that has only one officer.

(b)attached hereto as Exhibit B is a true, correct and complete copy of the certificate of [incorporation][formation] of the Certifying Party certified by the Secretary of State of [jurisdiction of organization] as of a recent date, as in effect at all times from the date shown on the attached certificate. Since the date of such certification, no amendment to such organizational document has been approved by the board of directors, manager or managing member or general partner of the Certifying Party or has been filed with the Secretary of State or its jurisdiction of organization. In addition, each Certifying Party has duly and timely paid all franchise taxes and other fees required to be paid to, and has duly and timely filed all annual franchise tax reports required to be filed with, the appropriate state agencies pursuant to the applicable state laws of its jurisdiction of organization;
(c)attached hereto as Exhibit C is a true, correct and complete copy of the [By-laws][Operating Agreement][other comparable organizational document, as applicable]2 of the Certifying Party as in effect at all times since the adoption thereof to and including the date hereof and the date of the resolutions referred to in paragraph 2(a) above. No action has been taken by such Certifying Party or its [board of directors][manager][member] or officers to effect or authorize any amendment or other modification to such [By-laws][Operating Agreement][other comparable organizational document, as applicable];
(d)set forth on Exhibit D hereto is a list of now duly appointed or elected, as the case may be, and qualified officers of the Certifying Party holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Party each Credit Document to which it is a party and any certificate or other document to be delivered by the Certifying Party pursuant to each Credit Document; and
(e)attached hereto as Exhibit E is a true and correct copy of a certificate of good standing of the Certifying Party, issued on a recent date by the Secretary of State (or equivalent governmental authority) of the applicable state.
[Signature Pages Follow]

[2]	To insert name of other comparable organization document.

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date set forth above.

_________________________________ Name: Title: [Authorized Officer]	_________________________________ Name: Title: [Secretary/Assistant Secretary]

EXHIBIT A
Resolutions/Unanimous Written Consent
[see attached]

EXHIBIT B
Certificate of Formation/Organization
[see attached]

EXHIBIT C

By-laws/Operating Agreement

[see attached]

EXHIBIT D
Specimen Signatures

Name	Office	Signature

EXHIBIT E
Good Standing Certificates

EXHIBIT F
TO THE CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3. hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Commitments and Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor. The benefit of each Security Document shall be maintained in favor of each Assignee.

1.	Assignor[s]: ______________________________
______________________________

1
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language

3	Select as appropriate.
4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignor[s] is not a Defaulting Lender.

2.	Assignee[s]: ______________________________
______________________________
[for each Assignee, indicate [Lender][[Affiliate] of [identify Lender][Approved Fund]]

3.	Assignee Status:
The Assignee[s] is not a natural Person or Defaulting Lender      Yes  ☐  No  ☐

4.	Borrower: Carbonite, Inc.

5.	Administrative Agent: Barclays Bank PLC, as the Administrative Agent under the Credit Agreement

6.
Credit Agreement: Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”).

7.	Assigned Interest:

Commitment/Loans [5]	Aggregate Amount of Commitment/ Loans for all Lenders [6]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans [7]	CUSIP Number
	$[•]	$[•]	[•]%
	$[•]	$[•]	[•]%
	$[•]	$[•]	[•]%

[8.	Trade Date: [•]][8]

5	Fill in Class (and Series or Extension Series, as applicable) of Commitment/Loans being assigned.
6
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class (and Series or Extension Series, as applicable).

7	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Class (and Series or Extension Series, as applicable).
8	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: [•], 20[•] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:
BARCLAYS BANK PLC,
as the Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Consented to:
CARBONITE, INC.,
as the Borrower
By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(i) [and][,] (b)(ii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement) and it is not a Disqualified Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has (x) received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (y) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee and (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.
3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G-1
TO THE CREDIT AGREEMENT
FORM OF PROMISSORY NOTE
(INITIAL TERM LOANS AND NEW TERM LOANS)
[•], [•]
FOR VALUE RECEIVED, the undersigned Borrower (as defined below) hereby promises to pay to [•] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) $[•], or, if less, (b) the aggregate unpaid principal amount, if any, of the [Initial Term Loan / New Term Loan] made by the Lender to the Borrower under that certain Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”) (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).
The Borrower promises to pay interest on the unpaid principal amount of the [Initial Term Loan / New Term Loan] made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The [Initial Term Loan / New Term Loan] evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The [Initial Term Loan / New Term Loan] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.
[Signature Pages Follow]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Carbonite, Inc.,
as the Borrower
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT G-2
TO THE CREDIT AGREEMENT
FORM OF PROMISSORY NOTE
(REVOLVING CREDIT LOANS)
[•], [•]
FOR VALUE RECEIVED, the undersigned Borrower (as defined below) hereby promises to pay to [•] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) $[•], or, if less, (b) the aggregate unpaid principal amount, if any, of the Revolving Credit Loans made by the Lender to the Borrower under that certain Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”) (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).
The Borrower promises to pay interest on the unpaid principal amount of the Revolving Credit Loans made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Revolving Credit Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.
[Signature Page Follows]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CARBONITE, INC.,
as the Borrower
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT H
TO THE CREDIT AGREEMENT

[Reserved]

EXHIBIT I-1
TO THE CREDIT AGREEMENT

FORM OF
Non-Bank Tax CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Lender]

By:____________________________________________
Name:
Title:
[Address]
Dated:    ______________________

EXHIBIT I-2
TO THE CREDIT AGREEMENT

FORM OF
NON-BANK TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8-BEN-E from each of such partners/members beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Participant]

By:___________________________________________
Name:
Title:

[Address]
Dated:    ______________________

EXHIBIT I-3
TO THE CREDIT AGREEMENT

FORM OF
NON-BANK TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Participant]
By:__________________________________________
Name:
Title:
[Address]
Dated:    ______________________

EXHIBIT I-4
TO THE CREDIT AGREEMENT

FORM OF
NON-BANK TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partners/members beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Lender]

By:________________________________________
Name:
Title:

[Address]

Dated:    ______________________

EXHIBIT J
TO THE CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING OR CONTINUATION OR CONVERSION

Date: [•], 20[•]

To:	Barclays Bank PLC, as the Administrative Agent
400 Jefferson Park
Whippany, NJ 07981
Attention: Moustapha Kebe
Phone: 201-499-2399
E-Mail: moustapha.kebe@barclays.com
with copy to: 12145455230@tls.ldsprod.com

Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Notice of [[Borrowing] or [Conversion or Continuation]] shall have the meanings given to them in the Credit Agreement.
[Pursuant to Section 2.3 of the Credit Agreement, the Borrower desires that the Lenders make the following Loans to the Borrower, in accordance with the applicable terms and conditions of the Credit Agreement on [•]:]
[Pursuant to Section 2.6 of the Credit Agreement, the Borrower hereby requests the following conversion or continuation of certain Loans, in accordance with the applicable terms and conditions of the Credit Agreement on [•]:]
Class of Loans to be borrowed or converted or continued:
[Initial Term Loans]
[Revolving Credit Loans] [Series [•] of Extended Term Loans]
[Series [•] of Replacement Term Loans]
[Series [•] of New Term Loans]
[Series [•] of Extended Revolving Credit Loans]

(1)Loans:
(a)Amount of Loan to be $[•].1
(b)Amount of Loan to be borrowed by the Borrower is $[•].

1
Shall be in a minimum amount of at least (i) with respect to a Borrowing of Term Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and in a multiple of $100,000 in excess thereof and (ii) with respect to a Borrowing of Revolving Credit Loans, $500,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and in a multiple of $100,000 in excess thereof.

(c)Requested funding date is [•], 201[•].2
(d)[•] of such borrowing is to be a LIBOR Loan; [•] of such borrowing is to be an ABR Loan.
(e)[Length of Interest Period for LIBOR Loans is: [•] month(s).]3
(2)convert $[•] of ABR Loans in the name of the Borrower into LIBOR Loans with an Interest Period duration of [•] 4 month(s) on [•]. 5
(3)convert $[•] of LIBOR Loans in the name of the Borrower into ABR Loans on [•].6
(4)continue $[•] of LIBOR Loans in the name of the Borrower with an Interest Period duration of [•] 7 month(s) on [•].8
[Signature Page Follows]

2
Date of Borrowing (must be a Business Day). This Notice shall be delivered (a) in the case of a Borrowing of Initial Term Loans, prior to 12:00 noon (New York City time) at least one Business Day prior to the date of the proposed Borrowing and (b) in the case of a Borrowing of a Revolving Credit Loan, (i) for Revolving Credit Loans that are LIBOR Loans, prior to 11:00 a.m. (New York City time) at least three Business Days prior to the date of the proposed Borrowing and (ii) for Revolving Credit Loans that are ABR Loans, prior to 10:00 a.m. (New York City time) on the date of the proposed Borrowing.

3	One, two, three or six (or if approved by all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a longer or shorter period).
4	One, two, three or six (or if approved by to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a longer or shorter period).
5
Date of conversion (must be a Business Day). This Notice shall be delivered prior to 12:00 noon (New York City time) at least three Business Days prior to the date of the proposed conversion into LIBOR Loans.

6	Date of conversion (must be a Business Day). This Notice shall be delivered prior to 10:00 a.m. (New York City time) on the date of the proposed conversion into ABR Loans.
7	One, two, three or six (or if approved by all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a longer or shorter period).
8
Date of continuation (must be a Business Day). This Notice shall be delivered prior to 12:00 noon (New York City time) at least three Business Days prior to the date of the proposed continuation of LIBOR Loans.

CARBONITE, INC.,
as the Borrower

By:
Name:
Title:

EXHIBIT K
TO THE CREDIT AGREEMENT

Form of Letter of Credit Request
[Please see attached.]

[FORM OF]

LETTER OF CREDIT REQUEST

[Applicable Letter of Credit Issuer], Insert name and address of the applicable Letter of Credit Issuer.
as Letter of Credit Issuer

Attention:         [Name]
[Address]
Fax: []

with a copy to:     BARCLAYS BANK PLC,
as Administrative Agent for the Lenders referred to below

[•]
Attention: [•]
Fax: [•]

[Date]

Ladies and Gentlemen:

We hereby request that [] Insert name of the applicable Letter of Credit Issuer., as a Letter of Credit Issuer, in its individual capacity, [issue, amend, renew, extend] a [existing] Letter of Credit on [] Insert date of issuance, which must be a Business Day at least four Business Days following delivery of this request., which Letter of Credit shall be denominated in Dollars, shall be in the aggregate amount of [] Insert aggregate initial amount of the Letter of Credit. and shall be for the account of [] Insert name of account party, which must be the Borrower, or, so long as the Borrower is the primary obligor and signatory to this Letter of Credit Request, for the account of any Restricted Subsidiary.. The beneficiary of the requested Letter of Credit is [] Insert name and address of beneficiary., and such Letter of Credit will be in support of [] Insert brief description of obligations(s) to be supported by the Letter of Credit. and will have a stated expiration date of [] Date may not be later than the date referred to in Section 3.1 of the Credit Agreement.. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement, dated as of March 26, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CARBONITE, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and BARCLAYS BANK PLC, as administrative agent and collateral agent for the Lenders (in its capacity as administrative and collateral agent, the “Administrative Agent”) shall have the respective meaning assigned to such terms in the Credit Agreement.

[Signature Page Follows]

CARBONITE, INC., as Borrower
By:
Name:
Title:

EXHIBIT L-1
TO THE CREDIT AGREEMENT

FORM OF HEDGE BANK DESIGNATION

To:	Barclays Bank PLC, as the Administrative Agent
400 Jefferson Park
Whippany, NJ 07981
Attention: Moustapha Kebe
Phone: 201-499-2399
E-Mail: moustapha.kebe@barclays.com
with copy to: 12145455230@tls.ldsprod.com

Designation of Secured Hedge Agreement (“Designation”)
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Designation shall have the respective meanings given to them in the Credit Agreement.
Notice is hereby given to the Administrative Agent that the Borrower designates [•] (the “Hedge Bank”) as a “Hedge Bank” pursuant to and in accordance with the terms of the Credit Agreement. The Hedge Bank hereby (i) appoints the Administrative Agent and Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of the Security Documents, in each case, as if it were a Lender.
[The Borrower and the undersigned Hedge Bank hereby designates each Hedge Agreement entered into pursuant to the [Master Agreement], dated as of [•], 201[•], between [the Borrower] and [such Hedge Bank] (as amended, restated, supplemented or otherwise modified from time to time, together with each confirmation effected pursuant thereto) as a “Secured Hedge Agreement” pursuant to, and in accordance with, the terms of the Credit Agreement.]
[Signature Page Follows]

Very truly yours,

CARBONITE, INC.,
as the Borrower

By:
Name:
Title:

[HEDGE BANK]

By:
Name:
Title:

EXHIBIT L-2
TO THE CREDIT AGREEMENT

FORM OF CASH MANAGEMENT BANK DESIGNATION

To:	Barclays Bank PLC, as the Administrative Agent
400 Jefferson Park
Whippany, NJ 07981
Attention: Moustapha Kebe
Phone: 201-499-2399
E-Mail: moustapha.kebe@barclays.com
with copy to: 12145455230@tls.ldsprod.com

Designation of Cash Management Agreement (“Designation”)
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of March 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carbonite, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Barclays Bank PLC, as the Administrative Agent and the Collateral Agent (in such capacities, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Designation shall have the respective meanings given to them in the Credit Agreement.
Notice is hereby given to the Administrative Agent that the Borrower designates [•] (the “Cash Management Bank”) as a “Cash Management Bank” pursuant to and in accordance with the terms of the Credit Agreement. The Cash Management Bank hereby (i) appoints the Administrative Agent and Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of the Security Documents, in each case, as if it were a Lender.
[The Borrower and the undersigned Cash Management Bank hereby designates each Cash Management Agreement entered into pursuant to the [Master Agreement], dated as of [•], 201[•], between [the Borrower] and [such Cash Management Bank] (as amended, restated, supplemented or otherwise modified from time to time, together with each confirmation effected pursuant thereto) as a “Cash Management Agreement” pursuant to, and in accordance with, the terms of the Credit Agreement.]
[Signature Page Follows]

Very truly yours,

CARBONITE, INC.,
as the Borrower

By:
Name:
Title:

[CASH MANAGEMENT BANK]

By:
Name:
Title:

EXHIBIT M
TO THE CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[Please see attached]

COMPLIANCE CERTIFICATE
CARBONITE, INC.

Date:  [ ], 20[ ]

This Compliance Certificate is delivered pursuant to Section 9.1(d) of that certain Credit Agreement, dated as of March 26, 2019, by and among CARBONITE, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and Collateral Agent and the other financial institutions party thereto (in such capacity, the “Administrative Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The undersigned, a duly authorized and acting Authorized Officer of the Borrower, hereby certifies, in his/her capacity as an officer of the Borrower, and not in any personal capacity, as follows:

A.	I have reviewed and am familiar with the contents of this Compliance Certificate.

B.I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Except as set forth on Attachment 2, such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.

C.[Attached as Attachment 3 hereto is a consolidated budget of the Borrower in reasonable detail for such fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided in Attachment 1, setting forth the principal assumptions upon which such budget is based (the “Projections”).]

D.[Attached as Attachment 4 hereto is a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the consolidated statement of income and the consolidated balance sheet provided in Attachment 1.]1

E.[Except as set forth in Attachment 5, there has been no change in the list of Subsidiaries or Unrestricted Subsidiaries since [the Closing Date] [the date of the last Compliance Certificate]].

1	Only required if a subsidiary of the Borrower is designated as an Unrestricted Subsidiary at the time of delivery of the applicable Compliance Certificate.

F.Attached as Attachment 6 hereto are the reasonably detailed calculations of the Consolidated Total Secured Debt to Consolidated EBITDA Ratio.
G.    Attached as Attachment 7 hereto is a schedule setting forth any new or additional Registered Intellectual Property owned by any Credit Party, which has not been previously disclosed to in a prior Compliance Certificate following the Closing Date (or following the date of the last supplement provided to the Collateral Agent pursuant to Section 4.1(c) of the Security Agreement), including any “intent to use” Trademark application with respect to which an amendment to allege use or a statement of use has been filed in the United States Patent and Trademark Office, whether or not previously disclosed, all in reasonable detail.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

CARBONITE, INC.,
as the Borrower

By:
Name:
Title:

Attachment 1

FINANCIAL STATEMENTS

Attachment 2
DEFAULTS/EVENTS OF DEFAULT

Attachment 3
BUDGET

Attachment 4
UNRESTRICTED SUBSIDIARY RECONCILIATION

Attachment 5
LIST OF UNRESTRICTED/RESTRICTED SUBSIDIARIES

Attachment 6
CONSOLIDATED TOTAL SECURED DEBT TO CONSOLIDATED EBITDA RATIO CALCULATIONS

Attachment 7
NEW INTELLECTUAL PROPERTY